Exhibit 2.1

EXECUTION VERSION

MASTER ACQUISITION AGREEMENT

DATED AS OF

JULY 16, 2010

BY AND BETWEEN

MOTOROLA, INC.

AND

NOKIA SIEMENS NETWORKS B.V.

4.3	No Conflict	29
4.4	Legal Proceedings	29
4.5	Brokers’ Fees	30
4.6	Adequacy of Funds	30
4.7	Compliance	30
4.8	No Other Representations or Warranties	30

ARTICLE 5	PRE-CLOSING COVENANTS	30

5.1	Conduct of the Business	30
5.2	Access to Information	32
5.3	Intercompany Arrangements	33
5.4	Resignations	33
5.5	Confidentiality	33
5.6	Regulatory Filings; Consents	34
5.7	Satisfaction of Conditions Precedent	36
5.8	Bulk Transfer Laws	36
5.9	Replacement of Seller Guarantees and Bonds	36
5.10	Seller Disclosure Schedule; Notification	38
5.11	No Negotiation	38
5.12	Commercial Contracts	38
5.13	Purchaser Credit Agreement	39

ARTICLE 6	CONDITIONS PRECEDENT TO THE CLOSING	39

6.1	Conditions to the Obligations of the Seller	39
6.2	Conditions to the Obligations of the Purchaser	41

ARTICLE 7	TERMINATION OF AGREEMENT	43

7.1	Termination	43
7.2	Effect of Termination	44
7.3	Nonexclusivity of Termination Rights	44

ARTICLE 8	INDEMNIFICATION	44

8.1	Indemnification by the Seller	44
8.2	Indemnification by the Purchaser	45
8.3	Claim Procedure	45
8.4	Survival of Representations, Warranties and Covenants; Indemnification Period	47
8.5	Limitations	48
8.6	Exclusive Remedy	50
8.7	Exercise of Remedies by Persons Other than the Parties	51

ARTICLE 9	TAX MATTERS	51

9.1	Liability and Indemnification for Taxes	51
9.2	Withholding Taxes	53
9.3	Allocation of Purchase Price	53

ii

9.4	Tax Refunds and Tax Benefits	54
9.5	Cooperation	54
9.6	Tax Returns of the Acquired Companies	55
9.7	Activities on the Closing Date; No Section 338 Election	56
9.8	Tax Sharing Agreements	56

ARTICLE 10	OTHER AGREEMENTS	57

10.1	Further Assurances	57
10.2	Wrong Pocket	58
10.3	Cooperation; Records and Documents	58
10.4	Indemnification	59
10.5	Confidential Information	60
10.6	Assignment of Contracts and Permits	61
10.7	Shared Contracts	62
10.8	Transfer of Acquired Assets; Risk of Loss	63
10.9	Certain Real Property Matters	65
10.10	Proration	67
10.11	Non-Competition	67
10.12	Closing of Books	69
10.13	Parent Guarantees	69
10.14	Financial Statement Cooperation	69

ARTICLE 11	MISCELLANEOUS	69

11.1	Governing Laws; Forum; Disputes	69
11.2	Binding Effect and Assignment	72
11.3	Severability	72
11.4	Entire Agreement; Conflicting Provisions	72
11.5	Counterparts	73
11.6	Expenses	73
11.7	Amendment	73
11.8	Waiver	73
11.9	Notices	73
11.10	Construction of Agreement	74
11.11	No Joint Venture	75
11.12	Remedies Cumulative; Specific Performance	75

iii

MASTER ACQUISITION AGREEMENT

THIS MASTER ACQUISITION AGREEMENT (this “Agreement”) is entered into as of July 16, 2010, by and between Motorola, Inc., a Delaware corporation (the “Seller”), and Nokia Siemens Networks B.V., a Dutch company (the “Purchaser”).  Certain other capitalized terms used in this Agreement are defined in the appended Exhibit A.

RECITALS

WHEREAS, the Seller, directly and through certain of its Affiliates, is engaged in the Business; and

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, the Business, and in furtherance thereof, at each applicable Closing, the Seller will sell and assign, and will cause the other members of the Seller Group to sell and assign, to the Purchaser, directly and through certain of its Affiliates, and the Purchaser will purchase and assume, and will cause the other members of the Purchaser Group to purchase and assume, from the Seller Group, certain of the assets and liabilities of the Business, including all of the capital stock of the Acquired Companies, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, covenants and agreements set forth in this Agreement and the other Transaction Agreements, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1           Purchase and Sale of Acquired Assets.  Upon the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 1.2, at the applicable Closing, the Seller agrees to (and, where applicable, to cause the other members of the Seller Group to) sell, convey, assign, transfer and deliver to the Purchaser Group, and the Purchaser agrees to (and, where applicable, to cause the other members of the Purchaser Group to) purchase, acquire and accept from the Seller Group, all of the Seller Group’s, right, title and interest in, to and under all of the following assets (but not the Excluded Assets), free and clear of all Encumbrances (other than Permitted Encumbrances on Acquired Assets other than the Acquired Company Shares, it being understood that any such Permitted Encumbrances that do not otherwise constitute Assumed Liabilities shall be Excluded Liabilities), as the same shall exist immediately prior to the Initial Closing (the “Acquired Assets”):

(a)           Real Property.  (i) The Owned Real Property listed on Schedule 1.1(a)(i) of the Seller Disclosure Schedule (the “Acquired Owned Real Property”), (ii) all rights in respect of the real property leases or subleases listed on Schedule 1.1(a)(ii) of the Seller Disclosure Schedule (the “Assumed Real Property Leases”), and (iii) all rights of the Seller Group in and to any fixtures located at each Acquired Owned Real Property and each parcel of real property subject to an Assumed Real Property Lease;

(b)           Tangible Personal Property.  The following tangible personal property and interests therein: (i) all machinery, manufacturing equipment, personal computers, laboratory and test equipment and apparatus, tools, dies, vehicles, and spare and replacement parts that are owned by a member of the Seller Group and used or held for use by the Seller Group primarily in the Business, and (ii) all office equipment, communications equipment, furniture and furnishings that are owned by a member of the Seller Group and used or held for use by the Seller Group exclusively in the Business (in each case, including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) (collectively, the “Tangible Personal Property”);

(c)           Contracts.  Subject to Section 10.6 hereof, all rights under (i) all Contracts (excluding real property leases which are covered under Section 1.1(a) above) exclusively relating to the Business, whether existing as of the date hereof or entered into prior to the Initial Closing Date in accordance with Section 5.1 hereof, (ii) all MCC Financing Contracts or (iii) all Contracts otherwise listed on Schedule 1.1(c) of the Seller Disclosure Schedule (as such schedule may be supplemented prior to the Initial Closing Date by mutual agreement of the parties) (collectively, the “Assumed Contracts”);

(d)           Claims.  To the extent transferable, all of the Seller Group’s rights, claims, credits, causes of action or rights of set-off against third Persons to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;

(e)           Inventory.  All inventory of the Business as of the Initial Closing Date including all raw materials, work-in-process and finished goods (including in transit, on consignment or in the possession of any third Person), to the extent used or held for use primarily in the Business (“Inventory”);

(f)            Intellectual Property.  The Intellectual Property rights of the Seller Group to be transferred to the Purchaser pursuant to the IP Agreement;

(g)           Permits.  Subject to Section 10.6 hereof, all transferable Permits that are (i) exclusively related to the operation of the Business or the operation of the Acquired Owned Real Property or real property subject to an Assumed Real Property Lease, or (ii) otherwise listed on Schedule 1.1(g) of the Seller Disclosure Schedule (collectively, the “Assigned Permits”);

(h)           Business Records.  To the extent transferable under applicable law, all books, records, files and papers, whether in hard copy or computer format, to the extent used in the Business or otherwise relating to the Acquired Assets or Assumed Liabilities, including all manuals, data, sales and advertising materials, customer and supplier lists and reports, sales, distribution and purchase correspondence, personnel and employment records (in accordance with the Employee Matters Agreement), engineering drawings, notebooks and logbooks, and all original and duplicate copies of the foregoing (the “Business Records”);

(i)            Trade Receivables.  Except as set forth in Section 1.2(q), all of the Seller Group’s accounts and notes receivable and unbilled revenues to the extent arising from the sale of goods or materials and the rendering of services in connection with the operation of the Business, including any of the same that are payable by other groups, sectors or Affiliates of the Seller as a result of the sale of goods or materials to such other group, sector or Affiliate (the “Accounts Receivable”), together with all unpaid interest accrued thereon, if any, as the same exist on the Initial Closing Date.  For the avoidance of doubt, “Accounts Receivable” excludes any receivables factored by the Seller Group in the Ordinary Course prior to the Initial Closing Date;

(j)            Prepaid Charges.  All deferred and prepaid charges, recoverable deposits (including utility deposits), advances, expenses, sums and fees of the Seller Group to the extent related to the Business or the Assumed Liabilities arising from payments made prior to the Initial Closing Date for goods or services where such goods or services have not been received as of the Initial Closing Date;

(k)           Employee Benefits.  Those assets under the employee benefit plans of the Seller or its Affiliates (if any) to be transferred to the Purchaser or its Affiliates pursuant to the Employee Matters Agreement;

(l)            Bank Accounts.  Those bank accounts and lockboxes set forth on Schedule 1.1(l) of the Seller Disclosure Schedule (the “Transferred Accounts”) (but excluding any cash held therein);

(m)          Acquired Company Shares.  The Acquired Company Shares;

(n)           Other Equity Interests.  All of (i) the equity interests owned by a member of the Seller Group or the Acquired Companies in each other Business Entity listed on Schedule 1.1(n)(i) of the Seller Disclosure Schedule (such equity interests, the “JV Interests”, and such Business Entities, the “Joint Ventures”), (ii) the equity interests owned by a member of the Seller Group or the Acquired Companies in each other Business Entity listed on Schedule 1.1(n)(ii) of the Seller Disclosure Schedule (the “Venture Investments”), in the case of each of (i) and (ii), subject to the rights of third parties pursuant to the organizational documents of such entities, and (iii) any cash received by the Seller Group or any of its Affiliates in connection with the exercise by a third party of any right of first refusal, preemptive right or similar right prior to the Initial Closing with respect to the purchase of any JV Interest.  For the avoidance of doubt, “Acquired Assets” when used in this Agreement with respect to the Joint Ventures and the Venture Investments shall mean solely the equity interest in, and not the underlying business operations or assets or liabilities of, the applicable Business Entity;

(o)           Final Closing Date Statement of Net Assets.  All other assets reflected on the Final Closing Date Statement of Net Assets; and

(p)           Specified Assets.  All assets, rights and properties listed in Schedule 1.1(p) of the Seller Disclosure Schedule.

1.2           Excluded Assets.  Other than the Acquired Assets, the Purchaser expressly understands and agrees that all other assets and properties of the Seller Group will be excluded from the purchase and sale of assets pursuant to Section 1.1 and shall be retained by the Seller Group, including the following (collectively, the “Excluded Assets”):

(a)           Intellectual Property.  All Intellectual Property rights of the Seller Group other than the rights of the Seller Group to be transferred to the Purchaser pursuant to the IP Agreement;

(b)           Corporate Services.  All rights to receive administrative and corporate (overhead, shared and other) services and benefits of the kind provided to the Business by the Seller Group, either directly or indirectly through third-party service providers, prior to the Initial Closing Date, and all assets of the Seller Group related thereto, including (i) computer and information processing services, (ii) finance, accounting and payroll services, (iii) facilities management services (including environmental, health and safety), (iv) treasury services (including banking, insurance, administration, taxation and internal audit), (v) general and administrative services, (vi) executive and management services, (vii) legal services, (viii) human resources services, (ix) risk management services, (x) group purchasing services, (xi) corporate marketing, strategy and development services, (xii) corporate travel and aircraft services, and (xiii) investor relations services, unless rights to such services are permissible by law and provided pursuant to the terms of the Transition Services Agreement;

(c)           Cash.  All cash and cash equivalents (including certificates of deposit and marketable securities), bank accounts and lockboxes (other than the Transferred Accounts), investment accounts, corporate credit cards and other similar cash items of the Seller Group;

(d)           Tax Refunds.  All claims, rights and interests of the Seller and the Seller’s Affiliates in and to any Tax refunds, credits or similar benefits attributable to any Excluded Taxes;

(e)           Contracts.  All rights under all Contracts of the Seller Group (i) set forth on Schedule 1.2(e) of the Seller Disclosure Schedule or (ii) that are not an Assumed Real Property Lease or an Assumed Contract (including, subject to Section 10.7, all global or corporate-level agreements of the Seller and its Affiliates);

(f)            Insurance.  Any and all insurance policies, binders and claims and rights thereunder and proceeds thereof;

(g)           Corporate Documents.  (i) The corporate charter, seal, minute books, stock record books, and other similar documents relating to the organization, maintenance and existence of the Seller or any other member of the Seller Group and (ii) all records and documents of the Seller Group other than the Business Records;

(h)           Affiliate Transactions.  Except for Accounts Receivable as set forth in Section 1.1(i) and except as set forth on Schedule 1.2(h) of the Seller Disclosure Schedule, any agreements, transactions, accounts, contracts, commitments or arrangements with other groups, sectors or Affiliates of the Seller;

(i)            Employee Benefits.  Except as contemplated by the Employee Matters Agreement, any Employee Benefit Plan of the Seller Group (and any assets of such Employee Benefit Plan);

(j)            Company Name.  Any trade name, trademark, service mark or logo using or incorporating the name “Motorola” or any derivations thereof, and all goodwill associated with the corporate name of the Seller or any other member of the Seller Group;

(k)           Other Rights.  All assets and other rights relating to the Business sold or otherwise transferred or disposed of during the period from the date hereof through and including the Initial Closing Date, in any event in accordance with the provisions hereof, and all rights arising under or relating to any Excluded Liability;

(l)            Claims.  Any rights, claims, credits, causes of action or rights of set-off of the Seller and the Seller’s Affiliates against third Persons to the extent relating to or arising from the Excluded Assets or the Excluded Liabilities;

(m)          Security Deposits.  Subject to Section 10.9(a), all security deposits made by a member of the Seller Group and held by a landlord with respect to an Assumed Real Property Lease and all other security or similar deposits made by any member of the Seller Group with respect to any Acquired Real Property;

(n)           Transaction Agreements and Records.  All rights of the Seller Group under this Agreement and any other Transaction Agreement, and any records prepared in connection with the transfer of the Acquired Assets, including bids received from other Persons and analyses relating to the Business and the Acquired Assets prepared in connection with the transfer of the Acquired Assets;

(o)           Business Entities.  Other than as set forth in Section 1.1(m) or (n) hereof, all of the Seller Group’s ownership interests in any Business Entity;

(p)           Litigation Related Assets.  All of the Seller Group’s (i) Accounts Receivable specified on Schedule 1.2(p) of the Seller Disclosure Schedule as the same exist on the Initial Closing Date, together with all unpaid interest accrued thereon, if any (the “Litigation Related Receivables”), and (ii) other recoveries to the extent resulting from Legal Proceedings, the Liabilities in respect of which constitute Excluded Liabilities;

(q)           Excluded Accounts Receivables.  (i) The first $150,000,000 of Accounts Receivable of the Seller received in the United States in Dollars by either the Purchaser Group or the Seller Group with respect to the Business following the Initial Closing (the “Closing Excluded Accounts Receivable”), subject to Schedule 1.2(q) of the Seller Disclosure Schedule, and (ii) additional Accounts Receivable of the Seller Group in an amount equal to the sum of (A) the Positive Adjustment (if any) and (B) the Positive Malaysia Adjustment (if any) ((ii)(A) and (ii)(B) being collectively referred to herein as the “Additional Excluded Accounts Receivable”);

(r)            MCC Financing Notes.  All of the promissory notes issued to MCC related to financing provided by MCC for the benefit of customers of the Business (the “MCC Notes”); and

(s)           Scheduled Excluded Assets.  Any of the assets listed on Schedule 1.2(s) of the Seller Disclosure Schedule.

1.3           Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 1.4, at the applicable Closing, the Purchaser agrees to assume (or cause another member of the Purchaser Group to assume), and agrees to pay, perform and discharge (or cause another member of the Purchaser Group to pay, perform and discharge) when due, any and all of the following Liabilities of the Seller Group (other than the Excluded Liabilities) (collectively, the “Assumed Liabilities”):

(a)           Accounts Payable.  All accounts payable and accrued payment obligations of the Seller Group to the extent relating to or arising out of the operation of the Business, including any trade payables to other groups, sectors or Affiliates of the Seller, whether arising on, prior to or after the Initial Closing Date (the “Accounts Payable”);

(b)           Contracts.  All Liabilities of the Seller Group arising on, prior to or after the Initial Closing Date under the Assumed Contracts and the Assumed Real Property Leases;

(c)           Warranty Claims.  Any and all claims and Legal Proceedings relating to warranty obligations or services or claims of manufacturing or design defects with respect to any product or service sold or provided by the Business whether on, prior to or after the Initial Closing Date, whether or not such claims or proceedings were accrued, liquidated, contingent, or known or unknown to the Seller at or prior to the Initial Closing Date;

(d)           Taxes.  All Liabilities for Taxes of, or relating to, the Business, the Acquired Assets or the Acquired Companies that are not Excluded Taxes;

(e)           Intellectual Property.  Any Liabilities assumed by the Purchaser to the extent provided in this Agreement or the IP Agreement with respect to Intellectual Property matters;

(f)            Employment.  Any Liabilities assumed by the Purchaser pursuant to the Employee Matters Agreement with respect to the subject matters covered thereby, including the Assumed Employment Liabilities;

(g)           Litigation.  All Liabilities in respect of any Legal Proceeding against any member of the Seller Group to the extent related to or arising out of an Assumed Contract or Assumed Real Property Lease, whether arising on, prior to or after the Initial Closing Date, including in connection with any indemnification, warranty or other obligation thereunder;

(h)           Seller Guarantees and Bonds.  To the extent not replaced pursuant to Section 5.9, all Liabilities of the Seller and its Affiliates under the Seller Guarantees and Bonds (excluding any Seller Guarantee and Bond that relates to a Contract that is not an Acquired Asset);

(i)            Final Closing Date Statement of Net Assets.  All other Liabilities, accruals and reserves included on the Final Closing Date Statement of Net Assets; and

(j)            Scheduled Assumed Liabilities.  Any of the Liabilities listed on Schedule 1.3(j) of the Seller Disclosure Schedule.

1.4           Excluded Liabilities.  The Purchaser Group is assuming only the Assumed Liabilities and is not assuming any other Liability of the Seller or its Affiliates (including any predecessor of the Seller or its Affiliates or any prior owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter, or any or all of the following Liabilities of the Seller Group or its Affiliates (the “Excluded Liabilities”):

(a)           Excluded Taxes.  All Liabilities for Excluded Taxes;

(b)           Indebtedness.  Any Liabilities of the Seller Group in respect of indebtedness for borrowed money or liabilities under factoring arrangements;

(c)           Excluded Assets.  Any Liabilities arising out of or related to any Excluded Asset;

(d)           Employees.  Any Liabilities not expressly assumed by the Purchaser pursuant to the Employee Matters Agreement with respect to the subject matters covered thereby;

(e)           Litigation.  All Liabilities (i) in respect of the pending or threatened Legal Proceedings set forth on Schedule 1.4(e) of the Seller Disclosure Schedule, and (ii) in respect of any Legal Proceeding against any member of the Seller Group not expressly assumed by the Purchaser pursuant to Section 1.3(g);

(f)            Intellectual Property.  Any Liabilities not expressly assumed by the Purchaser pursuant to this Agreement or the IP Agreement with respect to Intellectual Property matters;

(g)           Environmental.  All Liabilities of the Seller Group arising under any Environmental Law resulting from or related to the ownership or operation of the Business, the Acquired Real Property, the Assumed Real Property Leases, any other Real Property or any Tangible Personal Property to the extent related to periods prior to the Initial Closing;

(h)           FCPA.  All Liabilities related to the Business or any of the Acquired Assets arising or related to violations by the Seller Group or an Acquired Company prior to the Initial Closing (or, unless the Purchaser shall have effective control of the relevant employees and agents following the Initial Closing, prior to the applicable Closing with respect to any operations of the Business not transferred to the Purchaser on the Initial Closing) of the US Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery law, anti-corruption law, conflict of interest law, or any other applicable law, rule or regulation of similar purpose and effect, including with respect to the alleged violations set forth in Schedule 3.19 of the Seller Disclosure Schedule; and

(i)            Acquired Company Liabilities.  Any Liabilities of any Acquired Company to the extent not related to or arising out of the conduct of the Business prior to the Initial Closing.

1.5           Certain Transfers of Acquired Assets; Assumption of Liabilities.  The Acquired Company Shares, the JV Interests and the other Acquired Assets will be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities will be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Company Shares, the JV Interests and the other Acquired Assets, and an assumption of the Assumed Liabilities, in the jurisdictions in which such transfers are to be made.  Such transfer and assumption agreements will be prepared by the Seller and will include the following:

(a)           stock powers in substantially the form appended hereto as Exhibit E (collectively, the “Stock Powers”);

(b)           a bill of sale in substantially the form appended hereto as Exhibit F-1 (the “Bill of Sale”);

(c)           a general assignment and assumption of Liabilities in substantially the form appended hereto as Exhibit F-2 (the “Assignment and Assumption Agreement”);

(d)           the Malaysia Asset Transfer Agreement;

(e)           local asset transfer agreements for each jurisdiction other than the United States of America and Malaysia in which Acquired Assets or Assumed Liabilities are located in substantially the form appended hereto as Exhibit G (collectively, the “Local Asset Transfer Agreements”), with only such deviations therefrom as are required by applicable local law; and

(f)            such other instruments and agreements as may be required to effect the purchase and assignment and assumption of the Acquired Company Shares, the JV Interests, the other Acquired Assets and the Assumed Liabilities, including, where necessary, separate agreements to effect the transfer of any Acquired Owned Real Property

(collectively, clauses (a)—(e), the “Transfer Documents”), and will be executed no later than at or as of the Initial Closing or applicable Additional Closing by the Seller and/or another member of the Seller Group, as appropriate, and the Purchaser and/or another member of the Purchaser Group, as appropriate.

ARTICLE 2
PURCHASE PRICE; CLOSING

2.1           Purchase Price.  The Purchaser will pay the Seller an amount in cash equal to $1,200,000,000 (One Billion Two Hundred Million Dollars) (the “Purchase Price”) for the Acquired Assets at the Initial Closing, subject to the provisions of Section 2.5.  The Purchase Price will be allocated among the Acquired Assets as of the Closing in accordance with Section 9.3.  The Purchaser or another member of the Purchaser Group will assume the Assumed Liabilities in accordance with the terms and conditions of this Agreement.

2.2           Closing.

(a)           The parties agree to conduct the Initial Closing of the transactions contemplated by this Agreement (all such transactions, including the transactions contemplated by the Additional Closings, being referred to herein as the “Contemplated Transactions”) at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 AM (local time) on the first day of the fiscal month of the Seller following the month in which the conditions precedent to the Initial Closing listed in Article 6 shall have been satisfied or waived; provided that if such satisfaction or waiver of the conditions precedent to the Initial Closing listed in Article 6 occurs within ten (10) business days of the last business day of the fiscal month of the Seller, then the Initial Closing shall occur on the first day of the second fiscal month of the Seller following such occurrence (such date of the Initial Closing, the “Initial Closing Date”).  The effective time of the Initial Closing for tax, operational and all other matters will be deemed to be 12:01 AM (local time) in each jurisdiction included in the Initial Closing, on the Closing Date.

(b)           It is the intention of the parties that the closing of the sale and purchase of Acquired Assets and the assumption of Assumed Liabilities will occur with respect to all countries and all JV Interests on the Initial Closing Date; provided, however, that with respect to the JV Interests and not more than an aggregate of five (5) countries not included in the Initial Closing Jurisdictions, if the conditions set forth in Article 6 are not satisfied with respect to the Acquired Assets and Assumed Liabilities located in such countries, or such JV Interest, as of the Initial Closing Date, the closing with respect to such Acquired Assets and Assumed Liabilities, or such JV Interest, may be deferred until the date the conditions set forth in Article 6 are satisfied or, if permissible, waived.  The parties shall, as soon as reasonably practicable, hold Additional Closings for the purpose of transferring such Acquired Assets and assuming such Assumed Liabilities in such countries, or transferring such JV Interests, following the satisfaction or waiver of all conditions set forth in Article 6 for such Additional Closing, unless the parties mutually agree on a different date for such Additional Closing.  Each Additional Closing shall occur as of 12:01 AM, local time, on the date of such Additional Closing.  For the purposes of each Additional Closing, references to the “Initial Closing Date” in Section 1.1 through Section 1.4 shall be read as references to the “applicable Closing Date.”

(c)           From and after the Initial Closing, and subject to compliance with applicable law, the Seller shall, or shall cause other members of the Seller Group to, hold and operate the Acquired Assets (including any JV Interest) that are not transferred to the Purchaser at the Initial Closing (the “Remaining Assets”) at the direction of, and for the sole and exclusive benefit of, the Purchaser Group until the applicable Additional Closing with respect to the country where the applicable Remaining Assets are located.  Subject to applicable law, the Seller and the Purchaser shall use their respective Reasonable Efforts to establish arrangements which, from and after the Initial Closing, result in the Purchaser Group receiving all the benefits and bearing all the costs, liabilities and burdens with respect to the Remaining Assets.  The Seller and the Purchaser shall cooperate in good faith prior to the Initial Closing Date to implement such arrangements as either party reasonably may request of the other party to ensure that, to the greatest extent permitted by applicable law, from and after the Initial Closing, the economic benefits and burdens of the Acquired Assets and the entire Business (including the Remaining Assets) are held and borne by the Purchaser Group.  At the reasonable request of the Purchaser, and subject to applicable law and the internal policies of the Seller that have been provided to the Purchaser prior to the date hereof, the Seller shall, and shall cause other members of the Seller Group to, enter into a power of attorney or other similar arrangement with the Purchaser to allow the Purchaser to exercise its rights under this Section 2.2(c).

(d)           Notwithstanding anything set forth in this Section 2.2 to the contrary, the completion of the closing of the purchase and sale of the Malaysia Acquired Assets and the assignment and assumption of the Malaysia Assumed Liabilities (the “Malaysia Closing”) shall occur, at such place as the Parties may agree in writing, on the Termination Date (as defined in the Malaysia Interim Operating Agreement).  The date on which the Malaysia Closing occurs shall be referred to as the “Malaysia Closing Date”, and except as expressly provided herein, the Malaysia Closing shall for all purposes be deemed effective as of 12:01 AM, Malaysia time, on the Malaysia Closing Date.

2.3           Closing Deliveries.  At the Initial Closing and at each Additional Closing (but, in the case of each Additional Closing, only to the extent not delivered at a prior Closing), the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered, unless waived by the relevant party for whose benefit such action should have been completed or such document should have been delivered:

(a)           The Seller will deliver, or will cause to be delivered, to the Purchaser all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the applicable Closing, including:

(i)                                the Stock Powers;

(ii)                             the Bill of Sale;

(iii)                          the Assignment and Assumption Agreement;

(iv)                         the Malaysia Asset Transfer Agreement;

(v)                            the Malaysia Side Letter;

(vi)                         each Local Asset Transfer Agreement (unless otherwise specified therein);

(vii)                      the Transition Services Agreement;

(viii)                   the Lease/Sublease Agreements;

(ix)                           the Joint Use & Occupancy Agreements;

(x)                              the Malaysia Interim Operating Agreement;

(xi)           the various instruments of assignment, reflecting the Purchaser or another member of the Purchaser Group as the assignee, and other documents referred to in the IP Agreement;

(xii)          a certificate signed by an officer of the Seller as required by Section 6.2(a)(vii);

(xiii)         a certificate signed by an officer of the Seller setting forth the amount of the Undrawn MCC Commitment; and

(xiv)        all such other bills of sale, special or limited warranty deeds, assignments and other good and sufficient instruments of assignment, transfer or conveyance as the Purchaser and its counsel shall deem reasonably necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of all of the Seller Group’s right, title and interest in, to and under the Acquired Assets to the Purchaser Group and to put the Purchaser Group in actual possession or control of the Acquired Assets.

(b)           The Seller will deliver, or will cause to be delivered, to the Purchaser at the Initial Closing:

(i)            with respect to each member of the Seller Group that is a “United States person” within the meaning of Section 7701 of the Code and the Treasury Regulations promulgated thereunder, a duly executed certificate of non-foreign status in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(ii)           with respect to each member of the Seller Group that is not a “United States person” within the meaning of Section 7701 of the Code and the Treasury Regulations promulgated thereunder, a duly executed certificate certifying that none of the Acquired Assets transferred or assigned to the Purchaser pursuant to this Agreement by such member of the Seller Group constitutes a “United States real property interest” within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(c)           The Purchaser will deliver, or will cause to be delivered, to the Seller all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the applicable Closing, including:

(i)            an amount equal to the Purchase Price (the “Cash Payment”), by wire transfer of immediately available funds in Dollars, to an account to be designated by the Seller no later than two (2) business days prior to the Initial Closing;

(ii)           the Assignment and Assumption Agreement;

(iii)          the Malaysia Asset Transfer Agreement;

(iv)          the Malaysia Side Letter;

(v)           each Local Asset Transfer Agreement (unless otherwise specified therein);

(vi)          the Transition Services Agreement;

(vii)         the Lease/Sublease Agreements;

(viii)        the Joint Use & Occupancy Agreements;

(ix)           the Malaysia Interim Operating Agreement;

(x)            the various instruments of assignment, reflecting the Purchaser or another member of the Purchaser Group as the assignee, and other documents referred to in the IP Agreement;

(xi)           all such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the Seller and its counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Purchaser (or any member of the Purchaser Group) all of the Seller’s right, title and interest in, to and under the Acquired Assets; and

(xii)          a certificate signed by an officer of the Purchaser as required by Section 6.1(a)(vii).

2.4           Purchaser Group.

(a)           The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.4, one or more wholly-owned subsidiaries or Affiliates to (i) purchase Acquired Assets (including Assumed Contracts), (ii) assume Assumed Liabilities, and/or (iii) employ Transferred Employees on and after the Purchaser Employment Date (any subsidiary of the Purchaser that shall be properly designated by the Purchaser in accordance with this clause, a member of the “Purchaser Group”).  In furtherance of its rights under this Section 2.4, the Purchaser has initially designated the Person(s) listed on Exhibit L as members of the Purchaser Group.

(b)           The Purchaser, by way of a written notice to be delivered to the Seller as soon as reasonably practicable after the date hereof and in no event later than the thirtieth (30th) day prior to the Initial Closing Date, may amend Exhibit L; provided, that any change in the Purchaser Group shall not be permitted if such change is reasonably expected to delay the anticipated Initial Closing Date; and provided further that such amended Exhibit L shall contain appropriate information about the members of the Purchaser Group listed on such amended Exhibit L.

2.5           Post-Closing Adjustment.

(a)           Schedule 2.5(a) of the Seller Disclosure Schedule sets forth the Most Recent Statement of Net Assets, as adjusted (i) to reflect Net Assets as if the Business had not factored any receivables prior to the date shown therein, (ii) to exclude the impact of the Joint

Ventures and the Venture Investments and (iii) to exclude the line items for “Goodwill,” “Intangible Assets,” “Accumulated Amortization — Intangible Assets,” “Property, Plant & Equipment, Net” and “Sold Receivables Liability” (as so adjusted, the “Adjusted Most Recent Statement of Net Assets”).

(b)           As promptly as practicable following the Initial Closing Date but in no event later than ninety (90) days thereafter, the Purchaser will prepare and deliver to the Seller an unaudited statement of Net Assets as of the close of business (Chicago time) on the Initial Closing Date (the “Preliminary Closing Date Statement of Net Assets”), which shall be prepared on a basis consistent with the Adjusted Most Recent Statement of Net Assets, provided that such statement shall not be adjusted as set forth in Section 2.5(a)(i) which shall result, for the avoidance of doubt, in the exclusion of any factored receivables as of the Initial Closing Date (such adjustment, an illustrative example of which is set forth in Schedule 2.5(b) of the Seller Disclosure Schedule, the “Closing Date Factored Receivables Adjustment”), and which statement shall reflect Net Assets as of the Initial Closing Date as so adjusted (the “Preliminary Net Assets”).  Each party agrees to consult in good faith and cooperate with the other party and its employees regarding the preparation of the Preliminary Closing Date Statement of Net Assets, including by making its employees available to the other party as reasonably requested.  The parties agree that the Preliminary Closing Date Statement of Net Assets shall be prepared with respect to the entire Business, including any portion of the Acquired Assets and Assumed Liabilities that transfers or is assumed at an Additional Closing.  In addition, in the preparation of the Preliminary Closing Date Statement of Net Assets, the items that would have constituted Malaysia Acquired Assets or Malaysia Assumed Liabilities if the Malaysia Closing had occurred at the same time as the Initial Closing shall be treated as assets or liabilities, as the case may be, notwithstanding that the transfer, assignment and assumption of such assets and liabilities will not occur until the Malaysia Closing.  Together with the Preliminary Closing Date Statement of Net Assets, the Purchaser shall deliver to the Seller a preliminary reference statement (the “Malaysia Preliminary Reference Statement” and, together with the Preliminary Closing Date Statement of Net Assets, the “Preliminary Statements”) with respect to the items set forth on the Preliminary Closing Date Statement of Net Assets that would have constituted Malaysia Acquired Assets or Malaysia Assumed Liabilities if the Malaysia Closing had occurred at the same time as the Initial Closing and otherwise prepared in accordance with the standards used to prepare the Preliminary Closing Date Statement of Net Assets (the excess of the Malaysia Acquired Assets over the Malaysia Assumed Liabilities being hereinafter referred to as the “Malaysia Transferred Net Assets”).

(c)           The Seller shall have sixty (60) days following delivery to the Seller of the Preliminary Statements during which to review the Preliminary Statements, and to notify the Purchaser if it believes that (i) the Preliminary Statements were not prepared on a basis consistent with the Adjusted Most Recent Statement of Net Assets (as modified by the Closing Date Factored Receivables Adjustment), (ii) the Preliminary Statements contain mathematical errors, or (iii) the calculation of Net Assets was not in accordance with the definition of Net Assets contained herein, and, in any case, the Seller’s notice shall specify the reasons therefor in reasonable detail.  If the Seller fails to properly notify the Purchaser of any such dispute within such sixty (60)-day period, the Preliminary Statements and the Preliminary Net Assets reflected on the Preliminary Closing Date Statement of Net Assets shall be deemed final.  In the event that the Seller shall so notify the Purchaser of any dispute, the Seller and the Purchaser shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to the Preliminary Statements and Preliminary Net Assets shall be made in accordance with the agreement of the Purchaser and the Seller.

(d)           If the Purchaser and the Seller are unable to resolve any such dispute within fifteen (15) days (or such longer period as the Purchaser and the Seller shall mutually agree in writing) of the Seller’s delivery of such notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties; provided, however, that, unless the Independent Accounting Firm determines that, with respect to the disputed items only, the Preliminary Statements (i) were not prepared on a basis consistent with the Adjusted Most Recent Statement of Net Assets (as modified by the Closing Date Factored Receivables Adjustment), (ii) contain mathematical errors, or (iii) the calculation of Net Assets was not in accordance with the definition of Net Assets contained herein, the Preliminary Statements shall be the Final Closing Date Statement of Net Assets and the Malaysia Final Reference Statement, respectively.  The Seller and the Purchaser shall mutually select the Independent Accounting Firm, but if the Seller and the Purchaser cannot mutually agree on the identity of the Independent Accounting Firm, then the Seller and the Purchaser shall each submit to the other party’s independent auditor the name of a national accounting firm other than PricewaterhouseCoopers LLP and KPMG LLP, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties.  If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then a nationally recognized (in the United States) expert in public accounting shall be selected to serve as such, such selection to be according to the above procedures.  Any fees and expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(d) shall be allocated between the Seller and the Purchaser such that the amount paid by the Seller bears the same proportion that the aggregate dollar amount unsuccessfully disputed by the Seller bears to the total dollar amount to the disputed items that were submitted for resolution to the Independent Accounting Firm, and the Purchaser shall pay the balance.  The Independent Accounting Firm shall be instructed to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Preliminary Statements to it and, in any case, as promptly as practicable after such submission.  The Final Closing Date Statement of Net Assets and the Final Net Assets reflected thereon, and the Malaysia Final Reference Statement, shall then be prepared by the Seller based on the determination of the Independent Accounting Firm.

(e)           If the amount of Final Net Assets less the amount of Reference Net Assets is a negative amount (the “Negative Adjustment”), then the Seller shall pay the Purchaser the absolute value of the amount of such difference.  In such event, the Seller shall, within ten (10) business days after the final determination of the Final Closing Date Statement of Net Assets pursuant to Section 2.5(c) or Section 2.5(d), make payment to the Purchaser by wire transfer in immediately available funds of the amount of the Negative Adjustment as determined pursuant to the preceding sentence.  If the amount of Final Net Assets less the amount of Reference Net Assets is a positive amount (the “Positive Adjustment”), then Additional Excluded Accounts Receivable in an amount equal in value to the Positive Adjustment shall be deemed to be Excluded Assets pursuant to Section 1.2(q).  In such event, the parties shall, within ninety (90) days after the final determination of the Final Closing Date Statement of Net Assets, jointly designate an amount, equal to the Positive Adjustment, of Accounts Receivable of the Seller

Group received by either the Purchaser Group or the Seller Group with respect to the Business, subject to Schedule 2.5(e) of the Seller Disclosure Schedule.  All Accounts Receivable so designated shall be for the account of the Seller and, if received by a member of the Purchaser Group, shall have been held in trust by the Purchaser Group for the benefit of the Seller and shall be delivered to the Seller pursuant to the provisions of Section 10.2.

(f)            Within ninety (90) days after the Malaysia Closing Date, the Seller shall deliver to the Purchaser a preliminary closing statement of net assets (the “Malaysia Preliminary Closing Statement”) with respect to the items that constitute Malaysia Acquired Assets or Malaysia Assumed Liabilities.  The Malaysia Preliminary Closing Statement shall be prepared on the same basis as the Malaysia Final Reference Statement, except that (i) the Malaysia Preliminary Closing Statement shall reflect the actual Malaysia Acquired Assets and Malaysia Assumed Liabilities transferred, assigned and assumed at the Malaysia Closing, (ii) the amount of the reserve set for excess and obsolete inventory set forth in the Malaysia Preliminary Closing Statement and the Malaysia Final Closing Statement shall be the same as that set forth in the Malaysia Final Reference Statement (and any adjustments to such reserve during the period between the Initial Closing and the Malaysia Closing will be held on the books and records of the Purchaser), and (iii) any depreciation or amortization account balances related to Property, Plant & Equipment set forth in the Malaysia Preliminary Closing Statement and the Malaysia Final Closing Statement shall be the same as that set forth in the Malaysia Final Reference Statement (and any adjustments to such balances during the period between the Initial Closing and the Malaysia Closing will be held on the books and records of the Purchaser).  Each party agrees to consult in good faith and cooperate with the other party and its employees regarding the preparation of the Malaysia Preliminary Closing Statement, including by making its employees available to the other party as reasonably requested.  The Malaysia Preliminary Closing Statement shall be subject to the review period and dispute resolution provisions set forth in Section 2.5(c) and Section 2.5(d) (in both cases, read as if all references to the “Purchaser” were references to the “Seller” therein, and vice versa) that were applicable to the Preliminary Statements.  The Malaysia Preliminary Closing Statement, once modified and/or agreed to in accordance with such provisions, shall become the “Malaysia Final Closing Statement”.

(i)            If (A)(x) the Malaysia Transferred Net Assets as stated in the Malaysia Final Closing Statement minus (y) the amount obtained by multiplying 1.03 by the aggregate Product Cost (as defined in the Malaysia Interim Operating Agreement) is less than (B) the Adjusted Malaysia Transferred Net Assets, then the Seller shall pay to the Purchaser an amount equal to such deficiency, by wire transfer in immediately available funds to the account designated in writing by the Purchaser, within ten (10) business days after the date on which the Malaysia Preliminary Closing Statement becomes the Malaysia Final Closing Statement.

(ii)           If (A)(x) the Malaysia Transferred Net Assets as stated in the Malaysia Final Closing Statement minus (y) the amount obtained by multiplying 1.03 by the aggregate Product Cost (as defined in the Malaysia Interim Operating Agreement) is greater than (B) the Adjusted Malaysia Transferred Net Assets (such difference, the “Positive Malaysia Adjustment”), then Additional Excluded Accounts Receivable in an amount equal in value to the Positive Malaysia Adjustment shall be deemed to be Excluded Assets pursuant to Section 1.2(q).  In such event, the parties shall, within ninety

(90) days after the final determination of the Malaysia Final Closing Statement, jointly designate an amount, equal to the Positive Malaysia Adjustment, of Accounts Receivable of the Seller Group received by either the Purchaser Group or the Seller Group with respect to the Business, subject to Schedule 2.5(e) of the Seller Disclosure Schedule.  All Accounts Receivable so designated shall be for the account of the Seller and, if received by a member of the Purchaser Group, shall have been held in trust by the Purchaser Group for the benefit of the Seller and shall be delivered to the Seller pursuant to the provisions of Section 10.2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth specifically on the disclosure schedules, dated as of the date of this Agreement and delivered by the Seller to the Purchaser (collectively, the “Seller Disclosure Schedule”) (it being agreed that an item included on a particular schedule referenced in any section or subsection of this Article 3, or on a particular schedule of the Seller EMA Disclosure Schedule, is deemed to relate to each other section or subsection of this Article 3 to the extent that it is reasonably apparent on its face to a reader of such disclosure that it also qualifies or applies to such other sections and subsections), the Seller represents and warrants to the Purchaser that the statements set forth in this Article 3 are true and correct as of the date of this Agreement and as of the Initial Closing Date.

3.1           Corporate Organization.

(a)           Each member of the Seller Group is a Business Entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has full corporate power and authority to carry on its business with respect to the Acquired Assets owned by it as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Acquired Assets owned by it, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Seller or the Business.

(b)           Each Acquired Company and, to the Knowledge of the Seller, each Joint Venture, is a Business Entity that is duly organized, validly existing, and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of its jurisdiction of organization.  Each Acquired Company is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the assets owned by it, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Seller or the Business.  Each Acquired Company and, to the Knowledge of the Seller, each Joint Venture, has all organizational power and authority required to carry on its operations, if any, and own its assets.  The Seller has made available to the Purchaser true and correct copies of the certificate of incorporation and bylaws or equivalent organizational documents of each Acquired Company and, to the Knowledge of the Seller, each Joint Venture as are currently in effect.

3.2           Capitalization; Ownership.

(a)           Schedule 3.2(a) of the Seller Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation or organization of each Acquired Company and each Joint Venture, (ii) the authorized and outstanding capital stock or other ownership interests of each Acquired Company, (iii) the holder of record and beneficial owner of all of the outstanding shares or other ownership interests of each Acquired Company, free and clear of any Encumbrance or any other restriction on the right to vote, sell or otherwise dispose of such shares or other ownership interests, (iv) to the Knowledge of the Seller, the outstanding capital stock or other ownership interests of each Joint Venture, and (v) the amount of capital stock or other ownership interests owned of record by the Seller Group in each Joint Venture.  All of the issued and outstanding shares of capital stock or other ownership interests of each Acquired Company have been duly authorized, and are validly issued and fully paid and nonassessable and are not subject to any preemptive or similar rights.  Except as set forth on Schedule 3.2(a) of the Seller Disclosure Schedule, there are no authorized or outstanding shares of capital stock or other ownership interests of any Acquired Company, or securities convertible into or exchangeable for such shares or ownership interests, and no options, warrants, rights, agreements or commitments to which any Acquired Company is a party or which are binding upon such Acquired Company providing for the issuance or redemption of any shares of such Acquired Company’s capital stock or other ownership interests, or securities convertible into or exchangeable for such shares or ownership interests.  Other than as set forth in Schedule 3.2(a) of the Seller Disclosure Schedule, no Acquired Company and, to the Knowledge of the Seller, no Joint Venture, has any direct or indirect equity ownership interest in any Business Entity, joint venture or other entity.

(b)           Except as set forth on Schedule 3.2(b) of the Seller Disclosure Schedule, upon payment in full of the Purchase Price, good and marketable title to the Acquired Company Shares and, to the Knowledge of the Seller, the JV Interests, will pass to the Purchaser or another member of the Purchaser Group, free and clear of all Encumbrances, and with no other restrictions on the voting rights or other incidents of record and beneficial ownership of such Acquired Company Shares or, to the Knowledge of the Seller, such JV Interests.  Except as set forth on Schedule 3.2(b) of the Seller Disclosure Schedule, there are no agreements to which either the Seller or any other Person is a party or is bound with respect to the voting (including voting trusts or proxies) or transfers of the Acquired Company Shares and, to the Knowledge of the Seller, the JV Interests.

3.3           Authorization.  The Seller has, and each other member of the Seller Group will have at the Closing, all corporate power and authority it requires to execute, consummate the transactions contemplated by, and perform its respective obligations under, the Transaction Agreements to which it is a party.  Each member of the Seller Group has obtained all organizational approvals necessary for the due and valid authorization prior to the Closing Date of its execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation by it of the Contemplated Transactions, as applicable.  The Seller has duly and validly executed and delivered the Principal Agreements and, on or prior to the Closing, each member of the Seller Group will have duly and validly executed and delivered the other Transaction Agreements to which it is a party.  Assuming the due authorization, execution and delivery of the Transaction Agreements by the other parties thereto, the Principal Agreements are, and at the Closing each other Transaction Agreement will be, a valid and binding obligation of each member of the Seller Group that is party hereto or thereto, as applicable, enforceable against such member of the Seller Group in accordance with its terms, subject, as to enforceability, to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4           No Conflict.  Except for the requirements of the HSR Act and any Antitrust Laws of jurisdictions outside the United States of America (if and to the extent any of the foregoing laws may apply), and other than as set forth in Schedule 3.4 of the Seller Disclosure Schedule, the execution, delivery and performance by each member of the Seller Group of the Transaction Agreements to which it is party and/or the consummation by each such member of the Seller Group of the Contemplated Transactions, as applicable, do not and will not, as applicable, (a) conflict with or violate any provision of the Seller’s certificate of incorporation or bylaws (or the equivalent organizational documents of the applicable member of the Seller Group), each as amended to date, (b) require any member of the Seller Group to make any filing with, or obtain any material Permit, consent or approval of, any Governmental Entity (except where the failure to obtain such Permit, consent or approval, or to make such filing, would not prevent or materially delay the consummation by the Seller Group of the Contemplated Transactions, or the performance by the Seller Group of any of its material obligations under the Transaction Agreements, or as may be necessary as a result of any facts or circumstances relating to the Purchaser or its Affiliates), (c) result in a breach or default under, create in any Person the right to accelerate, terminate, modify or cancel, or require any prior notice to, or consent or waiver under, any Material Contract, in any case with or without due notice or lapse of time or both, (d) result in the imposition of any Encumbrance upon the Acquired Company Shares or any other material Acquired Asset, (e) violate any material law, order, writ, injunction or decree applicable to the Seller Group (to the extent it relates exclusively to the Business), the Business, any Acquired Company or any other Acquired Asset, (f) enable any source code for any software or documentation related thereto to be released or removed from escrow pursuant to the terms of any Material Contract, or (g) cause any Intellectual Property owned by the Seller Group members as of the date of this Agreement that is material to the Business to be assigned to a third Person.

3.5           Financial Matters.

(a)           Schedule 3.5(a) of the Seller Disclosure Schedule sets forth (i) an unaudited statement of Net Assets of the Business dated as of December 31, 2008 and the related unaudited statement of operating income for the twelve months then-ended, (ii) an unaudited statement of Net Assets of the Business dated as of December 31, 2009 and the related unaudited statement of operating income for the twelve months then-ended, (iii) an unaudited statement of Net Assets of the Business dated as of March 31, 2010 (such statement of Net Assets, including the applicable notes, principles and other descriptions referenced in clause (iv) of this subsection (a), the “Most Recent Statement of Net Assets”), and (iv) the footnotes, accounting principles and other descriptions appended to the documents referred to in the foregoing clauses (i)-(iii) or otherwise set forth on Schedule 3.5 of the Seller Disclosure Schedule (collectively, the documents referred to in clauses (i)-(iv), the “Business Financial Statements”).  The accounts summarized in the Business Financial Statements (A) have been prepared in accordance with the accounting policies used to prepare the Seller Financial Statements, except as described in the footnotes to the Business Financial Statements and except that the Most Recent Statement of Net Assets are subject to normal year-end adjustments, which are not material either individually or in the aggregate and (B) do not contain all of the footnotes or other presentation items otherwise required by GAAP.

(b)           Schedule 3.5(b) of the Seller Disclosure Schedule sets forth the most recent audited financial statements received by the Seller as of the date of this Agreement from each of the Joint Ventures.

(c)           Since the date of the Most Recent Statement of Net Assets, the Seller and the members of the Seller Group have conducted the Business in the Ordinary Course.  Since the date of the Most Recent Statement of Net Assets, there has not been any event that has had a Material Adverse Effect on the Business, and, to the Knowledge of the Seller, (i) no event or development has occurred which would reasonably likely result in such a Material Adverse Effect on the Business prior to or following the Initial Closing Date, and (ii) no event has occurred that would materially impair or delay the ability of the Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(d)           Except as and to the extent set forth in the Business Financial Statements (including the notes thereto), neither the Seller nor any other member of the Seller Group nor any Acquired Company has any Liabilities related to the Business, except for Liabilities (i) incurred in connection with the Contemplated Transactions, (ii) incurred in the Ordinary Course since the date of the Most Recent Statement of Net Assets, (iii) not required to be accrued on a balance sheet prepared in accordance with GAAP or (iv) that are not, individually or in the aggregate, material to the Business.

3.6           Tax Matters.  Except as set forth on Schedule 3.6 of the Seller Disclosure Schedule:

(a)           All material Tax Returns required to have been filed by or with respect to each Acquired Company and the other Acquired Assets (but excluding each Joint Venture) have been timely filed (taking into account any extension of time to file granted or obtained) in the manner prescribed by law.  All such Tax Returns are true, complete and correct in all material respects.  All material Taxes payable with respect to such Tax Returns (or otherwise payable by any Acquired Company, whether or not shown on any Tax Return) have been paid or will be timely paid.

(b)           To the Knowledge of the Seller, all material Tax Returns required to have been filed by any Joint Venture have been timely filed (taking into account any extension of time to file granted or obtained) in a manner prescribed by law.  To the Knowledge of the Seller, all such Tax Returns are true, complete and correct in all material respects.  To the Knowledge of the Seller, all material Taxes payable with respect to such Tax Returns (or otherwise payable by any Joint Venture) have been paid or will be timely paid.

(c)           No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against any Acquired Company or, to the

Knowledge of the Seller, any Joint Venture, that has not been satisfied by payment, settled or withdrawn.

(d)           There are no Tax liens (other than Permitted Encumbrances) on any Acquired Asset or any material asset of any Acquired Company or, to the Knowledge of the Seller, any Joint Venture.  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Acquired Company or, to the Knowledge of the Seller, any Joint Venture.  No Acquired Company has requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed.

(e)           No written claim has been made in the last three (3) years by any Governmental Entity in a jurisdiction in which any Acquired Company or, to the Knowledge of the Seller, any Joint Venture, does not file Tax Returns that such Acquired Company or, to the Knowledge of the Seller, any Joint Venture, is or may be subject to taxation by that jurisdiction that has not been resolved.  No Acquired Company and, to the Knowledge of the Seller, no Joint Venture, has ever engaged in a trade or business, had a permanent establishment (within the meaning of any applicable Tax treaty or local law) or otherwise become subject to Tax in a jurisdiction other than the country of its formation.

(f)            Each Acquired Company and, to the Knowledge of the Seller, each Joint Venture, has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.

(g)           Each Acquired Company and, to the Knowledge of the Seller, each Joint Venture, that is a partnership or limited liability company under applicable state or local non-Tax laws has been treated as a partnership or disregarded entity for United States federal income tax purposes since its formation.

(h)           No Acquired Company and, to the Knowledge of the Seller, no Joint Venture, is or will be required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method occurring before the Initial Closing Date.  No Acquired Company and, to the Knowledge of the Seller, no Joint Venture, will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, taxable income for any Post-Closing Period as a result of any (i) installment sale or open transaction disposition made on or prior to the Initial Closing Date or (ii) prepaid amount received on or prior to the Initial Closing Date which was included as income for GAAP purposes prior to the Initial Closing Date (and for which an offsetting liability was not created on the books of such Acquired Company or Joint Venture) but will not be included in income for U.S. federal income tax purposes until after the Initial Closing Date.

(i)            No Acquired Company has engaged in any transaction that could affect its Tax liabilities for any Pre-Closing Period not closed by the applicable statute of limitations or any Post-Closing Period which is a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder or any corresponding or similar provision of state, local or foreign law.

3.7           Assets.  Other than with respect to Intellectual Property matters (which are exclusively addressed in the IP Agreement) or real property matters (which are exclusively addressed in Section 3.16 hereof), (a) the Seller Group, as applicable, has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, and (b) each Acquired Company has good and marketable title to, or a valid leasehold interest in, all of its material assets, tangible or intangible, in each case free and clear of any Encumbrance (other than Permitted Encumbrances).  Each such asset is free from defects in all material respects, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

3.8           Sufficiency of Certain Acquired Assets.  Assuming the receipt of all required consents, the employment or replacement by the Purchaser of substantially all of the U.S. Employees, the Non-U.S. Employees and the Contractors (each as defined in the Employee Matters Agreement), and the amendment, replacement or partial assignment of, or, pursuant to Section 10.7, receipt of the benefit with respect to, all Shared Contracts material, individually or in the aggregate, to the Business, and provided the Purchaser replaces the assets specified in the definition of “Excluded Assets,” on the Initial Closing Date, the Tangible Personal Property, the Inventory and the Assumed Contracts, taking into account all provisions of this Agreement and the other Transaction Agreements, will be sufficient to enable the Purchaser Group to conduct the manufacturing, research and development and sales functions of the Business immediately following the Initial Closing in all material respects as conducted by the Seller Group as of the date of this Agreement (taking into account the impact of the disclosure on item 1 of Schedule 5.1 of the Seller Disclosure Schedule).

3.9           Intellectual Property.  Certain representations and warranties relating to Intellectual Property are exclusively set forth in Article III of the IP Agreement.

3.10         Legal Compliance.  Since January 1, 2007, other than with respect to Intellectual Property, employee matters and Environmental Law matters (which, with respect to the subject matter of this Section 3.10, are exclusively addressed in the IP Agreement, the Employee Matters Agreement and Section 3.15 hereof, respectively), the conduct and operation of the Business is and has been in material compliance with each law which (a) affects or relates to this Agreement or the consummation of the Contemplated Transactions, or (b) is applicable to the Business, any Acquired Company or the Acquired Assets.

3.11         Permits.

(a)           The Seller, the other members of the Seller Group and the Acquired Companies hold all material Permits required under applicable law for the operation of the Business, all of which are valid and in effect.

(b)           None of the Seller, any member of the Seller Group or the Acquired Companies is in default or violation of any of the Assigned Permits, except such deviations or violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business, and there are no proceedings pending or, to the Knowledge of the Seller, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any Assigned Permits, except any such Permit the absence of which would not reasonably be expected to have a Material Adverse Effect on the Business.

3.12         Contracts.

(a)           Schedule 3.12(a) of the Seller Disclosure Schedule lists each of the following Contracts of the Seller Group and the Acquired Companies related to the Business (collectively, the “Material Contracts”):

(i)            all material Contracts (other than purchase orders) for the sale of products or the provision of services entered into by a member of the Seller Group or an Acquired Company that, in the aggregate, together with any purchase orders with the relevant customers, made up seventy five percent (75%) of the Seller’s revenues relating to the Business during the twelve-month period ended December 31, 2009.  Such Contracts shall include all material Contracts (other than purchase orders) for the sale of products or the provision of services entered into between a member of the Seller Group or an Acquired Company, on the one hand, and each of the ten (10) largest customers of the Business during the twelve-month period ended December 31, 2009, on the other hand;

(ii)           all material Contracts (other than purchase orders) (A) for the direct purchase of materials, supplies or equipment entered into by a member of the Seller Group or an Acquired Company that, in the aggregate, together with any purchase orders with the relevant suppliers, made up seventy five percent (75%) of the Seller’s purchase volume relating to the Business during the twelve-month period ended December 31, 2009, and (B) with respect to OEM and other reseller arrangements related to the Business.  Such Contracts shall include all material Contracts (other than purchase orders) for the direct purchase of materials, supplies or equipment entered into between a member of the Seller Group or an Acquired Company, on the one hand, and each of the ten (10) largest suppliers of the Business during the twelve-month period ended December 31, 2009, on the other hand;

(iii)          all Contracts relating to indebtedness for borrowed money entered into by an Acquired Company;

(iv)          all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time (excluding (A) any field of use or similar limitations under license agreements, or (B) any covenants relating to the nonsolicitation of employees or service providers);

(v)           all Assumed Real Property Leases;

(vi)          each Contract that provides for an outstanding commitment for capital expenditures in excess of $2,500,000 that would be binding on the Purchaser Group or an Acquired Company after the Initial Closing Date;

(vii)         all material Contracts entered into other than in the Ordinary Course, which relate exclusively to the Business;

(viii)        (A) all Contracts between or among the Seller or any other member of the Seller Group, on the one hand, and any Acquired Company, on the other hand, and (B) all material Contracts between or among the Seller or any other member of the Seller Group or any Acquired Company, on the one hand, and any Joint Venture, on the other hand, in each case other than intercompany accounts reflected on the Business Financial Statements;

(ix)           other than contracts with customers of the Business, all obligations relating to the escrow of source code of software or any documentation related thereto included in the Acquired Assets; and

(x)            all other Contracts, whether or not made in the Ordinary Course, the absence of which would have a Material Adverse Effect on the Business.

(b)           The Seller has, prior to the date hereof, made available to the Purchaser copies of each Material Contract that are correct and complete in all material respects (including all material amendments, modifications, extensions, renewals or guarantees).  Each Material Contract is a legal, valid and binding obligation of the Seller, the member of the Seller Group or the Acquired Company, as the case may be, and, to the Knowledge of the Seller, each other party to such Material Contract.  None of the Seller, any Acquired Company, other member of the Seller Group or, to the Knowledge of the Seller, any Joint Venture or any other party to a Material Contract is alleged to be in default in any material respect of any Material Contract, and there exists no default or event of default or event, occurrence, condition or act with respect to the Acquired Companies or the Seller (including, for such purpose, any other member of the Seller Group that is party thereto) or, to the Knowledge of the Seller, with respect to the Joint Ventures or other contracting party which, with the giving of notice or the lapse of time or both, would become a default or event of default under any Material Contract.  To the Knowledge of the Seller, each Material Contract is enforceable, as to the applicable Acquired Company, Joint Venture or member of the Seller Group, in accordance with its terms subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.13         Legal Proceedings.  Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, and other than with respect to Intellectual Property, employee matters and Environmental Law matters (which, with respect to the subject matter of this Section 3.13, are exclusively addressed in the IP Agreement, the Employee Matters Agreement and Section 3.15 hereof, respectively), there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened by or against any member of the Seller Group or any Acquired Company (a) which questions or challenges the validity of any Transaction Agreement or the ability of the Seller Group to consummate any of the Contemplated Transactions, or (b) in respect of the Business, the Acquired Assets or the Assumed Liabilities, in or before any court, arbitrator, mediator or other Governmental Entity, other than any such Legal Proceeding that has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Business.  No Acquired Company or member of the Seller Group is subject to any outstanding judgment, injunction or other order or ruling of, or settlement issued or approved by, any court or other Governmental Entity relating to the Business.  Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, neither the Seller, any other member of the Seller Group nor any Acquired Company has entered into any Contract since June 30, 2008 settling any material Legal Proceeding by or against, or any material Legal Proceeding threatened by or against, any member of the Seller Group or any Acquired Company in respect of the Business, the Acquired Assets or the Assumed Liabilities.

3.14         Employees.  Certain representations and warranties relating to employees of the Business are exclusively set forth in Article 5 of the Employee Matters Agreement.

3.15         Environmental Matters.  Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, with respect to the Business, the Real Property and the Tangible Personal Property:

(a)           the Business and each of the Acquired Assets, the Acquired Companies and the Seller Group is in compliance in all material respects with all applicable Environmental Laws;

(b)           no material Environmental Claim is pending or, to the Knowledge of the Seller, threatened that relates to or is reasonably likely to materially affect the Acquired Assets, the Business or the Acquired Companies;

(c)           each of the Acquired Companies or the members of the Seller Group (with respect to the Business) holds all material Permits required under Environmental Laws to operate the Business as conducted by the members of the Seller Group or any Acquired Company, as applicable, immediately prior to the Initial Closing (the “Environmental Permits”) and is in material compliance with the Environmental Permits; and

(d)           to the Knowledge of the Seller, there are no past or present actions, activities, events or incidents, in each case, caused by the Seller Group including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of a material Environmental Claim against any member of the Seller Group or any Acquired Company, or to the Knowledge of the Seller, against any Person whose liability for any Environmental Claim any member of the Seller Group or any Acquired Company has assumed or retained contractually or by operation of law.

3.16         Real Property.

(a)           Schedule 3.16(a) of the Seller Disclosure Schedule lists the street address and current owner as of the date hereof of each parcel of real property used in connection with the Business in which a member of the Seller Group or any Acquired Company has fee title (or the jurisdictional equivalent) interest (such parcel, together with all of the buildings, structures and other improvements located thereon, the “Owned Real Property”).  With respect to each Acquired Owned Real Property (other than with respect to the Acquired Owned Real Property located in Tianjin, China), the member of the Seller Group identified in Schedule 3.16(a) of the Seller Disclosure Schedule as the owner has good and marketable title in fee simple (or the jurisdictional equivalent) to such Acquired Owned Real Property, in each case free and clear of any Encumbrance other than Permitted Encumbrances.  With respect to the Acquired Owned Real Property located in Tianjin, China, to the Knowledge of the Seller, the member of the Seller Group identified in Schedule 3.16(a) of the Seller Disclosure Schedule as the owner is the sole holder of the land use rights with respect to such Acquired Owned Real Property, and all land use right grant premiums due and payable to any Governmental Entity as of the date hereof have been paid.

(b)           Schedule 3.16(b)-1 of the Seller Disclosure Schedule lists the street address of each real property used in connection with the Business that is leased by any member of the Seller Group or an Acquired Company and the current landlord and tenant with respect to the applicable lease as of the date hereof (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).  Schedule 3.16(b)-2 of the Seller Disclosure Schedule lists the street address of each Seller Leased/Subleased Real Property and Schedule 3.16(b)-3 of the Seller Disclosure Schedule lists the street address of each parcel of real property that will be the subject of any Joint Use & Occupancy Agreement.  Except as set forth in Schedule 3.16(b)-1 of the Seller Disclosure Schedule, the Seller has prior to the date hereof made available to the Purchaser true and complete copies (including all amendments, modifications, extensions, renewals or guarantees thereto) of (i) each Assumed Real Property Lease, (ii) each lease pursuant to which any member of the Seller Group is a party and leases real property that includes Seller Leased/Subleased Real Property or any real property that will be the subject of any Joint Use & Occupancy Agreement in accordance with the terms hereof and (iii) each real property lease to which an Acquired Company is a party (collectively, the “Leases”).  With respect to each Material Leased Real Property, the member of the Seller Group or the Acquired Company, as identified in Schedule 3.16(b)-1, Schedule 3.16(b)-2 or Schedule 3.16(b)-3 of the Seller Disclosure Schedule as the tenant thereunder, has a valid and binding leasehold interest in such Material Leased Real Property, free and clear of any Encumbrance other than Permitted Encumbrances, and with respect to the balance of the Leased Real Property, to the Knowledge of Seller, the member of the Seller Group or the Acquired Company, as identified in Schedule 3.16(b)-1, Schedule 3.16(b)-2 or Schedule 3.16(b)-3 of the Seller Disclosure Schedule as the tenant thereunder, has a valid and binding leasehold interest in such Leased Real Property, free and clear of any Encumbrance other than Permitted Encumbrances.  Each Lease with respect to a Material Leased Real Property is enforceable against the tenant identified in Schedule 3.16(b)-1, Schedule 3.16(b)-2 or Schedule 3.16(b)-3 of the Seller Disclosure Schedule, and, to the Knowledge of the Seller, each other party to such Lease, in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.  To the Knowledge of the Seller, each Lease with respect to a Leased Real Property that is not a Material Leased Real Property is enforceable against the tenant identified in Schedule 3.16(b)-1, Schedule 3.16(b)-2 or Schedule 3.16(b)-3 of the Seller Disclosure Schedule, and each other party to such Lease in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           No Acquired Company or member of the Seller Group that is party to any Lease with respect to a Material Leased Real Property or, to the Knowledge of the Seller, any other party to such Lease, is alleged to be in default in any material respect of such Lease, and there exists no default or event of default or event, occurrence, condition or act with respect to the Acquired Companies or any member of the Seller Group or, to the Knowledge of the Seller, with respect to the other contracting party which, with the giving of notice or the lapse of time or both, would become a default or event of default under any Lease with respect to a Material Leased Real Property.  To the Knowledge of the Seller, no Acquired Company or member of the Seller Group that is party to any Lease with respect to a Leased Real Property that is not a Material Leased Real Property or any other party to such Lease is alleged to be in default in any material respect of such Lease, and, to the Knowledge of the Seller, there exists no default or event of default or event, occurrence, condition or act with respect to the Acquired Companies or any member of the Seller Group or with respect to the other contracting party which, with the giving of notice or the lapse of time or both, would become a default or event of default under any such Lease.

(d)           (i) Each Material Owned Real Property and, to the Knowledge of the Seller, each Material Leased Real Property, is in good condition and repair and free from defects in all material respects (normal wear and tear excepted) and has been maintained in the Ordinary Course, and (ii) each member of the Seller Group, each Acquired Company and each Real Property (1) has sufficient rights of ingress and egress for the operation of the Business and (2) is in compliance in all material respects with the terms and conditions of any restrictive covenants, easements and other agreements affecting such Real Property.

(e)           Except as set forth on Schedule 3.16(e)-1 of the Seller Disclosure Schedule, no member of the Seller Group and no Acquired Company is party to (and no Real Property is subject to) any sublease, license or other occupancy agreement or arrangement with respect to the Real Property which sublease, license or other occupancy agreement or arrangement materially and adversely affects the Business.  Except as set forth on Schedule 3.16(e)-2 of the Seller Disclosure Schedule, none of the Material Owned Real Property is subject to any valid and continuing option, right of first offer or right of first refusal.  The rental rate set forth in each Lease is the actual rental rate being paid by the Acquired Company or the applicable member of the Seller Group and there are no separate agreements or understandings with respect to the same.

(f)            There are no proceedings instituted or, to the Knowledge of the Seller, threatened, by any municipal, state or federal agency to condemn or acquire the Material Real Property or any portion thereof, by eminent domain.  To the Knowledge of the Seller, there are no proceedings instituted or threatened, by any municipal, state or federal agency to condemn or acquire the Real Property that is not a Material Real Property or any portion thereof, by eminent domain.

(g)           No land, buildings, structures and other improvements and fixtures are used by any Acquired Company in the conduct of the Business or otherwise.

(h)           Schedule 3.16(h) of the Seller Disclosure Schedule sets forth all Lease Security Instruments and all security deposits made by a member of the Seller Group and held by a landlord with respect to any Assumed Real Property Lease and all other utility and similar deposits made by a member of the Seller Group that are to be replaced by the Purchaser at or following the applicable Closing.

3.17         Customers and Suppliers.

(a)           Schedule 3.17(a) of the Seller Disclosure Schedule sets forth those customers of the Business that entered into a Material Contract identified pursuant to Section 3.12(a)(i) (the “Material Customers”).  As of the date of this Agreement, neither the Seller, any other member of the Seller Group nor any Acquired Company has received written or formal notice that any customer listed on Schedule 3.17(a) of the Seller Disclosure Schedule has canceled, terminated or materially and adversely modified or intends to cancel or otherwise terminate or materially and adversely modify its relationship with respect to the Business.

(b)           Schedule 3.17(b) of the Seller Disclosure Schedule sets forth those suppliers of the Business that entered into a Material Contract identified pursuant to Section 3.12(a)(ii) (the “Material Suppliers”).  As of the date of this Agreement, neither the Seller, any other member of the Seller Group nor any Acquired Company has received written or formal notice that any such supplier listed on Schedule 3.17(b) of the Seller Disclosure Schedule has ceased, substantially reduced, or intends to cease or substantially reduce the distribution of raw materials, supplies, services, merchandise and other goods to the Business or intends to sell raw materials, supplies, services, merchandise and other goods to the Business at any time after the Initial Closing on terms and conditions materially less favorable to those used in its current sales to the Business, subject only to general and customary price increases.

3.18         Brokers’ Fees.  No Acquired Company or member of the Seller Group has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions except fees which will be borne entirely by the Seller.

3.19         Absence of Certain Business Practices.  To the Knowledge of the Seller, except as set forth on Schedule 3.19 of the Seller Disclosure Schedule, prior to the date hereof, during the three (3) years prior to the date hereof, neither the Seller, any other member of the Seller Group, any Acquired Company nor any Joint Venture, nor any of their respective officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Seller, any other member of the Seller Group or any Acquired Company has, with respect to the Business or any of the Acquired Assets, directly or indirectly, (i) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, facilitating payment, rebate, payoff, influence payment, kickback, other payment or benefit, either directly or indirectly, regardless of form and whether in money, property, services or other benefit, to any customer, supplier, governmental or private or public company employee, other organization or any other Person who is or may be in a position to help or hinder the Seller, any other member of the Seller Group or any Acquired Company in connection with the development, marketing, use, sale or acceptance of products or services of the Seller, any other member of the Seller Group or any Acquired Company (or to assist the Seller, any other member of the Seller Group or any Acquired Company in connection with any actual or proposed transaction relating to the products and services of the Seller, any other member of the Seller Group or any Acquired Company) to obtain or retain business, regulatory benefit, or other improper advantage in violation of law; (ii) used any corporate funds or any personal funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (iii) made any unlawful payment, either directly or indirectly, to domestic or foreign government or private or public company officials or employees, other organization or to domestic or foreign political parties or campaigns, from corporate funds; (iv)

violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery provision, law or regulation anywhere in the world; (v) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (vi) made any false or fictitious entry on the books or records of the Seller relating to any such payments.

3.20         Disclaimer of Other Representations and Warranties.  The Seller Representations are the only representations and warranties made by the Seller or any other member of the Seller Group with respect to the Business, the Acquired Companies, the Acquired Assets or the Assumed Liabilities.  Except as specifically set forth in this Agreement or any other Transaction Agreement, the Seller makes no warranty, express or implied, as to any matter whatsoever relating to the Business, the Acquired Companies, the Acquired Assets or the Assumed Liabilities including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser Group after the Initial Closing in any manner or (iii) the probable success or profitability of the Business after the Initial Closing.

3.21         Warranties.  All products sold by the Business have conformed, in all material respects, with then-applicable laws, contractual commitments and express warranties, and there are no material Liabilities for replacement or repair thereof or for other damages arising from or in connection with any product sold or delivered by the Business prior to the Initial Closing Date, except for Liabilities reserved against on the Most Recent Statement of Net Assets and similar Liabilities incurred in the Ordinary Course since the date of the Most Recent Statement of Net Assets.

3.22         MCC Financing Arrangements.

(a)           Schedule 3.22(a) of the Seller Disclosure Schedule sets forth each Contract entered into by MCC and a customer of the Business related to financing by MCC.  Other than the MCC Financing Contracts, there are no similar long-term financing arrangements provided by MCC or the Seller (or one of its Affiliates) for the benefit of customers of the Business.

(b)           Schedule 3.22(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for each MCC Financing Contract, the original financing commitment and the amount remaining to be drawn under each such Contract.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements set forth in this Article 4 are true and correct as of the date of this Agreement and as of the Initial Closing Date.

4.1           Corporate Organization.  The Purchaser is, and each member of the Purchaser Group will be at the Closing, a corporation or other organization duly incorporated or organized, validly existing, and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority to carry on its business as now conducted.  Each member of the Purchaser Group is, or as of the Closing will be, in all respects duly qualified as necessary to conduct the Business following the Closing Date and is, or as of the Closing will be, in good standing as necessary under the laws of each jurisdiction in which the Business is conducted.

4.2           Authorization.  The Purchaser has, and each other member of the Purchaser Group will have at the Closing, all corporate power and authority it requires to execute, consummate the transactions contemplated by, and perform its respective obligations under the Transaction Agreements to which it is a party.  Each member of the Purchaser Group has obtained all organizational approvals necessary for the due and valid authorization prior to the Closing Date of its execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation by it of the Contemplated Transactions, as applicable.  The Purchaser has duly and validly executed and delivered the Principal Agreements, and, on or prior to the Closing, each member of the Purchaser Group will have duly and validly executed and delivered the other Transaction Agreements to which it is a party.  Assuming the due authorization, execution and delivery of the Transaction Agreements by the other parties thereto, the Principal Agreements are, and at the Closing each other Transaction Agreement will be, a valid and binding obligation of each member of the Purchaser Group that is a party hereto or thereto, as applicable, enforceable against such member of the Purchaser Group in accordance with its terms, subject, as to enforceability, to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           No Conflict.  Except for the requirements of the HSR Act and any Antitrust Laws of jurisdictions outside the United States of America (if and to the extent any of the foregoing laws may apply), the execution, delivery and performance by each member of the Purchaser Group of the Transaction Agreements to which it is a party and/or the consummation by each such member of the Purchaser Group of the Contemplated Transactions, as applicable, do not and will not, as applicable, (a) conflict with or violate any provision of the Purchaser’s organizational documents (or the organizational documents of the applicable member of the Purchaser Group), each as amended to date, (b) require any member of the Purchaser Group to make any filing with, or obtain any material Permit, consent or approval of, any Governmental Entity (except where the failure to obtain such Permit, consent or approval, or to make such filing, would not prevent or materially delay the consummation by the Purchaser Group of the Contemplated Transactions, or the performance by the Purchaser Group of any of its material obligations under the Transaction Agreements, or as may be necessary as a result of any facts or circumstances relating to the Seller or its Affiliates), (c) result in a breach or default under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement or instrument to which the Purchaser or one of its Affiliates is a party, including the Purchaser Facility Agreement (except, with respect to the Purchaser Facility Agreement, any notices necessary to draw down funds as set forth in the terms and conditions of the Purchaser Facility Agreement), in any case with or without due notice or lapse of time or both, or (d) violate any law, order, writ, injunction, or decree applicable to the Purchaser Group, except in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

4.4           Legal Proceedings.  There is no Legal Proceeding pending or, to the Knowledge of the Purchaser, threatened by or against any member of the Purchaser Group which questions or challenges the validity of any Transaction Agreement or the ability of the Purchaser Group to consummate any of the Contemplated Transactions.

4.5           Brokers’ Fees.  No member of the Purchaser Group has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions except fees which will be borne entirely by the Purchaser.

4.6           Adequacy of Funds.  Through a combination of cash on its balance sheet, a revolving credit facility and the support of its shareholders, the Purchaser has access to, and will have at the Initial Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement and the other Transaction Agreements, including the obligation to pay the Purchase Price in accordance herewith.

4.7           Compliance.

(a)           The Purchaser has not violated and is currently in compliance with the terms of all agreements between the Purchaser and the United States Government related to national security, other than any violations and non-compliance that would not reasonably be expected to have the effect of preventing or materially delaying the consummation of the Contemplated Transactions.

(b)           No “Default” or “Event of Default” (as defined therein) exists under the Purchaser Facility Agreement.

4.8           No Other Representations or Warranties.  Except for the Purchaser Representations, neither the Purchaser nor any other Person makes any other express or implied representation with respect to the Purchaser or any of its Affiliates, and the Purchaser disclaims any other representations or warranties, whether made by the Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1           Conduct of the Business.  Except as required by applicable law or contemplated by this Agreement or any other Transaction Agreement, during the period from the date of this Agreement to the Initial Closing Date, the Seller will, and will cause the Acquired Companies and the applicable members of the Seller Group to, (a) conduct the Business in the Ordinary Course, and (b) use Reasonable Efforts to preserve intact their business organizations related to the Business and preserve their current business relationships with the customers listed on Schedule 3.17(a) of the Seller Disclosure Schedule and all material suppliers, licensors, licensees, distributors and other Persons with which the Seller or the Acquired Companies have business dealings.  Without limiting the generality of the foregoing, except as required by applicable law or contemplated by this Agreement or any other Transaction Agreement, or as set forth on Schedule 5.1 of the Seller Disclosure Schedule, prior to the Initial Closing Date, the Seller will not take, and the Seller will cause the Acquired Companies and the other members of the Seller Group not to take, any of the following actions in relation to the Business, without the consent of the Purchaser, which consent will not be unreasonably withheld, delayed or conditioned:

(a)           (i) issue or sell any capital stock, notes, bonds or other securities of any Acquired Company (or any option, warrant or other right to acquire the same) or (ii) redeem any of the capital stock of any Acquired Company;

(b)           amend or restate the articles of incorporation, memorandum of organization, bylaws or other constituent documents of any Acquired Company in any material respect;

(c)           enter into any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Acquired Company;

(d)           enter into any transactions, contracts and understandings with Affiliates that would be binding on the Acquired Companies or the Acquired Assets after the Initial Closing, except for such transactions, contracts and understanding that are in the Ordinary Course and on commercial arm’s length terms;

(e)           lease, license, sell, transfer, encumber or permit to be encumbered the Acquired Company Shares, any material asset of the Acquired Companies or any other material Acquired Assets, other than (i) licenses granted (excluding real property licenses), products and services sold or assets otherwise disposed of in the Ordinary Course, (ii) the factoring of Accounts Receivable in the Ordinary Course, (iii) the transfer of cash or cash equivalents of the Business or any Acquired Company (it being expressly acknowledged and agreed by the Purchaser that the Seller shall be entitled to cause the transfer or distribution by the Seller Group or the Acquired Companies of all cash and cash equivalents held by the Seller Group or the Acquired Companies, including any cash held in the Transferred Accounts, prior to the Initial Closing), (iv) the renewal, extension or amendment, on terms no less favorable in the aggregate than existing on the date hereof and, in the case of a renewal or extension, for no longer than twelve (12) months, of any Assumed Real Property Lease in the Ordinary Course or (v) any sale, transfer or other disposal of any interest in a Venture Investment in connection with a sale of the applicable Business Entity;

(f)            waive or release any material right or claim to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, except in the Ordinary Course;

(g)           commence any material action, suit, claim, hearing, proceeding, arbitration or mediation against any Material Customer or Material Supplier;

(h)           enter into any settlement or release with respect to any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry, or investigation (whether civil, criminal, administrative or otherwise) involving any of the Acquired Assets, unless such settlement or release imposes no material ongoing limits or restrictions on the conduct or operation of the Business;

(i)            (A) terminate any Material Contract, (B) amend any Lease of any Material Real Property (excluding any renewal, extension or amendment of any Assumed Real Property Lease, which is covered under subsection (e)(iv) above), or (C) materially amend any other Material Contract (excluding any Lease of any Material Real Property which is covered by clause (B) above) in a manner reasonably believed by the Seller to be adverse to the Business;

(j)            commit to make any new capital expenditure that is in excess of $2,000,000 and that would be binding on the Purchaser Group or an Acquired Company after the Initial Closing Date;

(k)           increase or agree to increase the base compensation of any Transferred Employee other than (i) in the Ordinary Course and in an amount that, with respect to an individual, does not exceed 15% of such individual’s base compensation as of the date hereof, (ii) in connection with any promotion of a Transferred Employee made in the Ordinary Course, or (iii) in connection with annual merit increases in the Ordinary Course and in accordance with market practice;

(l)            relocate a material number of Transferred Employees to locations that are greater than thirty (30) miles from such Transferred Employees’ respective work locations as of the date hereof;

(m)          take any action that would result in the expiration, lapse, termination, or abandonment of any Permit that is material to the Business;

(n)           take any action that would reasonably be expected to have a Material Adverse Effect on the Business;

(o)           (i) other than in the Ordinary Course, issue or enter into any new Seller Guarantees and Bonds, or (ii) issue or enter into any Lease Security Instrument in an amount greater than three (3) months of the base rent payable under the applicable lease which would be binding on the Purchaser or any Acquired Company after the Initial Closing Date, in either case in connection with any obligation of the Business, any Acquired Real Property or any Acquired Company;

(p)           enter into any real property lease pursuant to which any Acquired Company is a party or the Purchaser or any Affiliate will be bound after the Initial Closing Date;

(q)           enter into any new arrangements similar to the MCC Financing Contracts or amend any existing MCC Financing Contract (other than with respect to the extension of the time period pursuant to which amounts can be drawn solely to the extent necessary to support a customer roll-out); or

(r)            agree to do any of the things described in the preceding clauses (a) through (q) of this Section 5.1.

5.2                                 Access to Information.  From the date of this Agreement until the Initial Closing, subject to the requirements and limitations of applicable law (including Antitrust Laws), the Seller will reasonably cooperate with the Purchaser in order to coordinate, through an Authorized Seller Representative, access for the Purchaser and its representatives and agents to (a) such offices and facilities of the Business and materials and information about the Business as the Purchaser may reasonably request, (b) customers and suppliers of the Business as the Purchaser may reasonably request, and (c) specified members of management of the Business as the parties may reasonably agree and any property manager for any Acquired Owned Real Property, any Owned Real Property owned by any Acquired Company or any Leases identified on Schedule

3.16(b)-1, Schedule 3.16(b)-2 or Schedule 3.16(b)-3 of the Seller Disclosure Schedule; provided, however, that the Purchaser and its representatives and agents shall have access from and after the date hereof to the employees, representatives and agents of the Seller set forth on Schedule 5.2 of the Seller Disclosure Schedule.  Notwithstanding the foregoing, the Purchaser expressly acknowledges and agrees that (i) during any period of regulatory review, including pursuant to CFIUS or applicable Antitrust Laws, access to materials and information about the Business will be limited as required by applicable law, (ii) the Purchaser shall, and shall cause its Affiliates to, conduct any communications, either orally or in writing, with any employee, officer or director of the Seller Group, an Acquired Company or Joint Venture (other than those set forth on Schedule 5.2 of the Seller Disclosure Schedule) in accordance with a communications plan jointly developed with the Seller and previously agreed to by the parties, and (iii) to the extent discussions with customers or suppliers of the Business shall take place prior to the Initial Closing Date with respect to the Contemplated Transactions, such discussions shall be coordinated with the Seller and the Seller shall be entitled to have a representative present in all such discussions.

5.3                                 Intercompany Arrangements.  Except as may be mutually agreed by the parties, the Seller will cause any intercompany contract or arrangement between any Acquired Company, on the one hand, and any member of the Seller Group, on the other hand, to be terminated, effective no later than as of the Initial Closing and with no further Liabilities on the part of any party thereto, other than the Transaction Agreements or any other arrangement entered into pursuant hereto or in connection with the Contemplated Transactions.  Nothing in this Section 5.3 shall require the Seller to terminate or cancel any intercompany obligations exclusively between or among Acquired Companies.

5.4                                 Resignations.  On or prior to the applicable Closing Date, the Seller will (i) deliver to the Purchaser the duly signed resignation letters, effective at the time of applicable Closing, of all officers and directors of the Acquired Companies who are not Transferred Employees from their officer or director positions, as applicable, with any Acquired Company, and (ii) use Reasonable Efforts and cooperate with the Purchaser in taking appropriate actions to replace any Affiliates of the Seller that are officers or directors of the Joint Ventures or Venture Investments with representatives of the Purchaser.

5.5                                 Confidentiality.

(a)           Each party agrees not to issue any press release or make any other public announcement relating to this Agreement or the other Transaction Agreements without the prior written approval of the other party, except as otherwise permitted in the NDA.

(b)           Each party agrees to continue to abide by that certain Non-Disclosure Agreement dated as of October 30, 2009, as amended (the “NDA”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Initial Closing, at which time the NDA will terminate with respect to any Acquired Asset or Assumed Liability; provided, however, that if this Agreement is, for any reason, terminated prior to the Initial Closing, the NDA will continue in full force and effect.  Except as contemplated by subsection (a) hereof, the existence of this Agreement and the other Transaction Agreements and the terms hereof and thereof (including the exhibits and schedules appended hereto and thereto) will be deemed “Confidential Information” for purposes of the NDA.

5.6                                 Regulatory Filings; Consents.

(a)           The parties will use Reasonable Efforts to agree, within thirty (30) days following the date hereof, on a list of jurisdictions where, pursuant to applicable Antitrust Laws, filings are required to be made or approvals are required to be obtained prior to consummation of the Contemplated Transactions.  Subject to the terms and conditions of this Agreement, the parties agree to use Reasonable Efforts to (i) make all necessary and appropriate filings with all applicable Governmental Entities and obtain required approvals and clearances with respect thereto, (ii) obtain all material consents, waivers, approvals, authorizations and orders of any Person required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (iii) in the case of the Seller, (A) identify all material Permits that the Purchaser will need to obtain for itself (or its designee), (B) assist the Purchaser in obtaining for itself (or its designee) any new Environmental Permits and (C) affect the transfer of all Environmental Permits that are Assigned Permits and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions as promptly as practicable.

(b)           Without limiting the generality of Section 5.6(a), each of the Seller and the Purchaser agrees to (i) as soon as practicable following the date of this Agreement, but in no event later than the earlier of (A) the date legally required for filing and (B) the thirtieth (30th) day following the date of execution and delivery of this Agreement, file any notification and report forms and related material that it may be required to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and seek an early termination of the applicable waiting period, and (ii) make any further filings or information submissions that may be requested, necessary, proper or advisable pursuant to the HSR Act.  In addition, each party agrees to file with the applicable Governmental Entity, as soon as reasonably practicable following the date of this Agreement, any filings or similar information submissions required under any other applicable United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”).  Notwithstanding the foregoing, the Purchaser will be solely responsible for any and all filing fees due under the HSR Act and any Antitrust Laws of jurisdictions outside of the United States of America in connection with the filings described above and neither the Seller nor any other member of the Seller Group will have any Liability with respect to the payment of such filing fee other than its own internal costs as well as costs and expenses of its counsel and advisors in connection therewith.

(c)           Each party will promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the Contemplated Transactions, and will permit the other party to review in advance, if possible, any proposed communication by such party to any Governmental Entity.  Neither party will agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party and/or its outside counsel the opportunity to attend and participate at such meeting.  The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  Each party will provide to counsel for the other party copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that each party may withhold confidential and/or proprietary documents from the other party.

(d)           Notwithstanding anything to the contrary set forth herein, each party will use its Reasonable Efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act and any other Antitrust Laws.  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as a violation of any Antitrust Law, each party will cooperate and use its Reasonable Efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Contemplated Transactions, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, the parties decide that litigation is not in their respective best interests.  In addition and without limiting the foregoing, the Purchaser agrees to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Contemplated Transactions; provided, however, that nothing in this Agreement shall require or be construed to require the Purchaser to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate any relationships, rights or obligations or to do any other act, (i) to the extent such commitment, termination or action would be reasonably likely to be materially adverse to the business, financial condition, or prospects of the Business or the Purchaser Group, taken as a whole, or would be likely to materially impair the expected benefits of the Contemplated Transactions to the Purchaser, or (ii) in order to avoid a second request and/or second phase instituted by a Governmental Entity under applicable Antitrust Laws.

(e)           Without limiting the generality of Section 5.6(a), the Purchaser and the Seller each agree to prepare and file (or cause to be prepared and filed) no later than the thirtieth (30th) day following the date of execution and delivery of this Agreement (or such later date as may be mutually agreed by the parties) all relevant notifications or reports for a joint filing under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the “Exon-Florio Amendment”), and to use Reasonable

Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all actions necessary, proper or advisable to obtain a written notification issued by CFIUS that it has concluded a review of the notification voluntarily provided and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the consummation of the Contemplated Transactions.  Each party hereby covenants (i) to promptly furnish to the other party hereto such necessary or appropriate information and reasonable assistance, including access to each other’s documents and personnel, as such other party may reasonably request in connection with its preparation of necessary or voluntary filings and other submissions, communications or presentations pursuant to the Exon-Florio Amendment or any review or investigation thereto; (ii) to promptly keep the other party apprised of the status of any communications with and any inquiries by CFIUS; and (iii) to comply with a request for additional information issued by CFIUS or any other Governmental Entity, as the case may be, as promptly and expeditiously as practicable.  The Purchaser and the Seller each agree that they will not undertake any unilateral contacts with CFIUS without the prior approval of the other party.  If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any national security, foreign investment or other applicable law, the Purchaser shall contest and vigorously resist any such action or proceeding in order to have vacated, lifted, reversed or overturned as promptly and expeditiously as practicable any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Contemplated Transactions by, including, pursuing all reasonable avenues of administrative, executive, legislative or judicial appeal.  Notwithstanding the foregoing provisions of this Section 5.6(e), nothing in this Agreement shall require or be construed to require the Purchaser to commit to any conduct of business arrangement or to terminate any relationships, rights or obligations or to do any other act, to the extent such commitment, termination or action would be reasonably likely to be materially adverse to the business, financial condition, or prospects of the Business or the Purchaser Group, taken as a whole, or would be likely to materially impair the expected benefits of the Contemplated Transactions to the Purchaser.

5.7                                 Satisfaction of Conditions Precedent.  Without limiting any other provision of this Agreement requiring a different standard of efforts or the taking of specified actions, the parties agree to use Reasonable Efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6, and the parties will use Reasonable Efforts to cause the Contemplated Transactions to be consummated.

5.8                                 Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Acquired Companies or any member of the Seller Group with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the Contemplated Transactions.

5.9                                 Replacement of Seller Guarantees and Bonds.

(a)           The Seller and/or its Affiliates have provided certain corporate guarantees (including bank guarantees and parent company guarantees) or payment advances, or have obtained certain performance, bid, customs, warranty, court or indemnity bonds and/or letters of credit or letters of comfort, but specifically excluding any of the foregoing to the extent delivered in connection with, or otherwise securing, any real property obligation (such guarantees, advances, bonds, letters of credit or letters of comfort, whether in existence on the date hereof or provided or obtained after the date hereof, the “Seller Guarantees and Bonds”) in connection with the Business with respect to which the Seller and/or its Affiliates (the “Seller Guarantors”) has reimbursement, indemnification or other obligations.  Schedule 5.9 of the Seller Disclosure Schedule sets forth details of the parties and amounts of all Seller Guarantees and Bonds existing as of July 2, 2010.  The obligations of the Purchaser with regard to the Seller Guarantees and Bonds set forth in this Agreement shall apply to (A) those Seller Guarantees and Bonds in existence as of the date hereof and (B) those Seller Guarantees and Bonds provided or obtained after the date hereof in accordance with Section 5.1(o).

(b)           Prior to the Initial Closing Date, the Seller and the Purchaser shall cooperate and shall use their respective Reasonable Efforts to cause the Purchaser or (if it is able to do so and in its sole discretion) one of its Affiliates to replace the Seller Guarantees and Bonds at the Initial Closing Date.  With respect to any Seller Guarantees and Bonds that remain outstanding after the Initial Closing Date, the Seller and the Purchaser shall cooperate and shall use their Reasonable Efforts from and after the Initial Closing Date until the date that is twelve (12) months following the Initial Closing Date to cause the Purchaser or (if it is able to do so and in its sole discretion) one of its Affiliates to replace such Seller Guarantees and Bonds.  Following the Initial Closing Date, to the extent such Seller Guarantees and Bonds are listed on Schedule 5.9 of the Seller Disclosure Schedule or obtained after the date hereof in accordance with Section 5.1, subject mutatis mutandis to the claims procedure set forth in Section 8.3 (provided that notwithstanding anything to the contrary in Section 8.3, all notices to the Purchaser with respect to this Section 5.9(b) shall be made by email notification to the Global Guarantee Center at guarantees@nsn.com with a copy to Petri Castren at petri.castren@nsn.com within 24 hours of the Corporate Treasury Department of the Seller located in Schaumburg, Illinois becoming aware of any call or drawdown request on any Seller Guarantee and Bond in excess of $1,000,000, it being understood that no delay or deficiency on the part of the Seller in so notifying the Purchaser will relieve the Purchaser of its indemnification and reimbursement obligations under this Section 5.9(b)), the Purchaser agrees, unconditionally and irrevocably, without right of setoff, to pay to, reimburse, and indemnify and hold harmless the Seller Guarantors, for and against all their Losses, payments, costs and expenses incurred after the Initial Closing and relating to such Seller Guarantees and Bonds, which shall be deemed to include all fees, expenses and other amounts payable under its credit and bonding arrangements in respect of such Seller Guarantees and Bonds, in each case until the complete and unconditional release of the obligations of the Seller and its Affiliates with respect thereto.  The Purchaser acknowledges and agrees that its obligations pursuant to the preceding sentence shall not be subject to the limitations set forth in Section 8.5.  All such payments, reimbursements and indemnities by the Purchaser shall be made within three (3) business days after receipt by it of written notice by the Seller that it or one of its Affiliates has made or incurred any such payment, cost or expense together with reasonable evidence of such payment or incurrence.  To the extent that the Seller has performance obligations under such Seller Guarantees and Bonds, the Purchaser shall use Reasonable Efforts to (x) perform such obligations on behalf of the Seller or (y) otherwise take such action as reasonably requested by the Seller so as to put the Seller in the same position as if the Purchaser, and not the Seller, had performed or were performing such obligations.  The parties hereto agree that the Seller will have no obligation to renew any Seller Guarantees or Bonds issued on behalf of any Acquired Company after the expiration of any such Seller Guarantee or Bond.

5.10                           Seller Disclosure Schedule; Notification.

(a)           Between the date hereof and the Initial Closing Date, the Seller may (i) supplement Schedules 3.12(a), 3.13 (solely with respect to the last sentence of Section 3.13), 3.16(b), 3.17(a), 3.17(b) and 3.22(a) of the Seller Disclosure Schedule with respect to any matter resulting from any action taken by the Seller Group or an Acquired Company after the date hereof that is expressly permitted without the consent of the Purchaser pursuant to the terms of Section 5.1, and any schedule in the Seller EMA Disclosure Schedule allowed to be updated pursuant to the terms of the Employee Matters Agreement, and (ii) may supplement any section of the Seller Disclosure Schedule with respect to any matter resulting from any action taken by the Seller Group or an Acquired Company after the date hereof to which the Purchaser expressly consented pursuant to Section 5.1, and such Seller Disclosure Schedule shall be deemed to have been amended in the manner supplemented and to have qualified the representations and warranties contained in Article 3.

(b)           During the period from the date hereof until the earlier of the termination of this Agreement or the Initial Closing, the Seller shall, as promptly as practicable, notify the Purchaser in writing (i) upon the Seller becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any Seller Representation to be untrue or inaccurate in any material respect or (ii) in the event the Seller reasonably believes that any condition to Closing set forth in Article 6 cannot be satisfied.  Except as otherwise set forth in Section 5.10(a), no disclosure by the Seller pursuant to this Section 5.10(b), will be deemed to amend or supplement the Seller Disclosure Schedule, to have qualified the representations and warranties set forth in this Agreement or any other Principal Agreement, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of the Seller under this Agreement or any other Principal Agreement.

5.11                           No Negotiation.  From the date of this Agreement until the Initial Closing, the Seller shall not, and shall not authorize or permit any member of the Seller Group or any Affiliate or representative thereof to: (a) directly or indirectly solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible transaction of the form of the Contemplated Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its representatives) relating to or in connection with a possible transaction of the form of the Contemplated Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible transaction of the form of the Contemplated Transaction.  The Seller immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with respect to any proposal from any Person other than the Purchaser relating to a possible transaction in the form of the Contemplated Transaction.

5.12                           Commercial Contracts.  The parties shall each use Reasonable Efforts to agree in good faith prior to the Initial Closing to one or more Contracts which reflect arms-length agreements pursuant to which (a) the Purchaser and its Affiliates will provide the Seller Group with certain products related to the Business, and (b) the Seller and its Affiliates will provide the Purchaser Group with certain products related to businesses of the Seller Group other than the

Business, including with respect to the commercial arrangements described on Schedule 5.12 of the Seller Disclosure Schedule.

5.13                           Purchaser Credit Agreement.  The Purchaser will (and will cause each of its Affiliates to) use its best efforts to ensure that the credit facilities provided under the Purchaser Credit Agreement will be available to fully fund the Purchase Price on the Initial Closing Date.  The Purchaser shall promptly provide to the Seller a copy of any compliance certificate provided by the Purchaser to its lenders prior to the Initial Closing pursuant to the terms of the Purchaser Facility Agreement.  The Purchaser shall give the Seller prompt notice of (a) any material adverse change with respect to such Purchaser Facility Agreement and (b) any written notice received by it or any Affiliate which could reasonably be expected to adversely impact the Purchaser’s ability to finance the Contemplated Transactions.

ARTICLE 6
CONDITIONS PRECEDENT TO THE CLOSING

6.1                                 Conditions to the Obligations of the Seller.  The obligations of the Seller to close the Contemplated Transactions are subject to the fulfillment or satisfaction on and as of the applicable Closing of each of the following conditions (any one or more of which may be waived by the Seller, but only in a writing signed by the Seller).

(a)                                  Conditions to the Initial Closing.  The obligations of the Seller to effect the Initial Closing are subject to the fulfillment on or before the Initial Closing Date of each of the following conditions, any one or more of which may be waived by the Seller, but only in a writing signed by the Seller:

(i)            Accuracy of Representations and Warranties.  (i) Each of the Purchaser Representations (other than those in Section 4.1 and Section 4.2 of this Agreement) must be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) on and as of the date hereof and on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing (except to the extent any specific Purchaser Representation speaks as of an earlier date, in which case such Purchaser Representation will have been true and correct in all respects as of such date), except that the condition in this Section 6.1(a)(i) shall be deemed satisfied unless the effect of such Purchaser Representations not being true and correct on and as of the date hereof and on and as of the Closing Date or as of such earlier date, taken together, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser; and (ii) each of the Purchaser Representations set forth in Section 4.1 and Section 4.2 shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date.

(ii)           Covenants.  The Purchaser and the other members of the Purchaser Group must have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under the Transaction Agreements as of or prior to the Initial Closing Date.

(iii)          Authorizations.  The Seller must have received from the Purchaser written evidence that the execution, delivery and performance of the Purchaser’s obligations under the Principal Agreements and the Transition Services Agreement have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of the Purchaser have been obtained.

(iv)          No Litigation.  No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect that in any case would prevent the Contemplated Transactions.  No Legal Proceeding will have been commenced or threatened in writing by any Governmental Entity against either the Seller or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and which is likely to render it impossible or unlawful to consummate the Contemplated Transactions.

(v)           Government Approvals.  The applicable waiting period (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated, and the CFIUS Approval must have been obtained.  In addition, all filings with, and consents and approvals of, Governmental Entities pursuant to Antitrust Laws (other than the HSR Act) required to be made and/or obtained (as agreed by the parties pursuant to Section 5.6(a)) for the Initial Closing Jurisdictions and any other jurisdictions included in the Initial Closing must have been made and/or obtained, as applicable.

(vi)          Other Transaction Agreements and Related Instruments.  The Purchaser and/or the other applicable members of the Purchaser Group must have executed and delivered to the Seller (or caused to have been delivered, as applicable) each item described in Section 2.3(c) hereof.

(vii)         Officer’s Certificate.  The Purchaser must have delivered to the Seller a certificate signed by an officer of the Purchaser to the effect that each of the conditions specified in Section 6.1(a)(i) and Section 6.1(a)(ii) have been satisfied in all respects.

(b)                                 Conditions to Additional Closings.  The obligations of the Seller to effect any Additional Closing are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Seller, but only in a writing signed by the Seller:

(i)            No Litigation.  No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect that in any case would prevent the Contemplated Transactions to be the subject of each such Additional Closing.

(ii)           Government Approvals.  All filings with, and consents and approvals of, applicable Governmental Entities pursuant to Antitrust Laws to be made and/or obtained (as agreed by the parties pursuant to Section 5.6(a)) must have been made and/or obtained, as applicable, as required for each such Additional Closing.

(iii)          Other Transaction Agreements and Related Instruments.  The Purchaser and/or the other applicable members of the Purchaser Group must have executed and delivered to the Seller (or caused to have been delivered, as applicable)

each item described in Section 2.3(c) hereof necessary to consummate the transactions under each such Additional Closing.

6.2                                 Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to close the Contemplated Transactions are subject to the fulfillment or satisfaction on and as of the applicable Closing of each of the following conditions (any one or more of which may be waived by the Purchaser, but only in a writing signed by the Purchaser):

(a)                                  Conditions to the Initial Closing.  The obligations of the Purchaser to effect the Initial Closing are subject to the fulfillment on or before the Initial Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser but only in a writing signed by the Purchaser:

(i)            Accuracy of Representations and Warranties.  (i) Each of the Seller Representations (other than those in Section 3.1 and Section 3.3 of this Agreement) must be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) on and as of the date hereof and on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date (except to the extent any specific Seller Representation speaks as of an earlier date, in which case such Seller Representation will have been true and correct in all respects as of such date), except that the condition in this Section 6.2(a)(i) shall be deemed satisfied unless the effect of such Seller Representations not being true and correct on and as of the date hereof and on and as of the Closing Date or as of such earlier date, taken together, has had or would reasonably be expected to have a Material Adverse Effect on the Seller or the Business; and (ii) each of the Seller Representations set forth in Section 3.1 and Section 3.3 of this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date.

(ii)           Covenants.  The Seller and the other members of the Seller Group must have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under the Transaction Agreements as of or prior to the Initial Closing Date.

(iii)          Authorizations.  The Purchaser must have received from the Seller written evidence that the execution, delivery and performance of the Seller’s obligations under the Principal Agreements and the Transition Services Agreement have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of the Seller have been obtained.

(iv)          No Litigation.  No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect that in any case would prevent the Contemplated Transactions.  No Legal Proceeding will have been commenced or threatened in writing by any Governmental Entity against either the Seller or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and which is likely to render it impossible or unlawful to consummate the Contemplated Transactions.

(v)           Government Approvals.  The applicable waiting period (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated, and the CFIUS Approval must have been obtained.  In addition, all filings with, and consents and approvals of, Governmental Entities pursuant to Antitrust Laws (other than the HSR Act) required to be made and/or obtained (as agreed by the parties pursuant to Section 5.6(a)) for the Initial Closing Jurisdictions and any other jurisdictions included in the Initial Closing must have been made and/or obtained, as applicable.

(vi)          Other Transaction Agreements and Related Instruments.  The Seller and/or the other applicable members of the Seller Group must have executed and delivered (or caused to have been delivered, as applicable) to the Purchaser each item described in Section 2.3(a) and Section 2.3(b) hereof.

(vii)         Officer’s Certificate.  The Seller must have delivered to the Purchaser a certificate signed by an officer of the Seller to the effect that each of the conditions specified in Section 6.2(a)(i) and Section 6.2(a)(ii) have been satisfied in all respects.

(viii)        Third Party Consents.  The Seller shall have obtained all third party consents and approvals set forth in Schedule 6.2(a)(viii) of the Seller Disclosure Schedule.

(ix)           No Material Adverse Effect.  No Material Adverse Effect on the Business shall have occurred since the date of this Agreement.

(b)           Conditions to Additional Closings.  The obligations of the Purchaser to effect any Additional Closing are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Purchaser, but only in a writing signed by the Purchaser:

(i)            No Litigation.  No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect that in any case would prevent the Contemplated Transactions to be the subject of each such Additional Closing.

(ii)           Government Approvals.  All filings with, and consents and approvals of, applicable Governmental Entities pursuant to Antitrust Laws to be made and/or obtained (as agreed by the parties pursuant to Section 5.6(a)) must have been made and/or obtained, as applicable, as required for each such Additional Closing.

(iii)          Other Transaction Agreements and Related Instruments.  The Seller and/or the other applicable members of the Seller Group must have executed and delivered to the Purchaser (or caused to have been delivered, as applicable) each item described in Section 2.3(a) hereof necessary to consummate the transactions under each such Additional Closing.

ARTICLE 7
TERMINATION OF AGREEMENT

7.1           Termination.  This Agreement may be terminated at any time prior to the Initial Closing:

(a)           By mutual written consent of the Purchaser and the Seller;

(b)           By the Seller, if the Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Purchaser that would cause any of the conditions set forth in Section 6.1(a)(i) or Section 6.1(a)(ii) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided, however, that the Seller is not then in material breach of this Agreement;

(c)           By the Purchaser, if the Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Purchaser that would cause any of the conditions set forth in Section 6.2(a)(i) or Section 6.2(a)(ii) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided, however, that the Purchaser is not then in material breach of this Agreement;

(d)           By either the Purchaser or the Seller for any reason if the Initial Closing has not occurred on or before the close of business on April 30, 2011 (the “Termination Date”), unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party cannot terminate this Agreement under this provision if the failure of the Initial Closing to occur is primarily the result of the failure on the part of such party to perform any of its obligations hereunder or under any other Principal Agreement (except the failure on the part of such party to satisfy a closing condition over which such party has no control); provided, further, that the Termination Date will be extended for an additional period to the extent necessary for either party, as applicable, to satisfy the conditions set forth in Sections 6.1(a)(v) or 6.2(a)(v), as applicable (except in circumstances contemplated by subsection (c) hereof), but with a maximum extension of one hundred twenty (120) days;

(e)           By either the Purchaser or the Seller if any Governmental Entity has issued a final, non-appealable order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions; provided, however, that this provision will not be available to any party whose failure to comply with its obligations contained in this Agreement has been the primary cause of, or has primarily resulted in, such order, injunction, decree or ruling;

(f)            by the Seller, on or after the 45th day after notice to the Purchaser that the conditions set forth in Section 6.1(a) and Section 6.2(a) have been satisfied (other than those conditions that by their terms are to be satisfied at the Initial Closing) and the Initial Closing should have occurred in accordance with Section 2.2, if the Initial Closing shall not have occurred because the Purchaser shall have failed to comply with its obligations to consummate the Initial Closing; or

(g)           by the Purchaser, on or after the 45th day after notice to the Seller that the conditions set forth in Section 6.1(a) and Section 6.2(a) have been satisfied (other than those conditions that by their terms are to be satisfied at the Initial Closing) and the Initial Closing should have occurred in accordance with Section 2.2, if the Initial Closing shall not have occurred because the Seller shall have failed to comply with its obligations to consummate the Initial Closing.

Any valid termination of this Agreement in accordance with this Section 7.1 shall become effective by the delivery of written notice by the terminating party to the other party.  Each of the Principal Agreements will automatically terminate upon the termination of this Agreement without any further action by either party.

7.2           Effect of Termination.  Upon valid termination of this Agreement in accordance with this Article 7, this Agreement and the rights and obligations of the parties under this Agreement automatically end without any Liability against any party or its Affiliates, except that nothing in this Section 7.2 relieves any party from Liability for the breach of any provisions of this Agreement prior to termination, and the provisions of Section 5.5 [Confidentiality], this Section 7.2, Section 7.3 [Nonexclusivity of Termination Rights], and Article 11 [Miscellaneous] will remain in force and survive any termination of this Agreement.  If the Purchaser or the Seller terminates this Agreement pursuant to this Article 7, the Purchaser will comply with the NDA regarding the return and/or destruction of any documents furnished to the other party in connection with this Agreement.

7.3           Nonexclusivity of Termination Rights.  The termination rights provided in Section 7.1 will not be deemed to be exclusive.  Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 7.1 will not be deemed to be an election of remedies and will not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other laws, at common law, in equity or otherwise).

ARTICLE 8
INDEMNIFICATION

8.1           Indemnification by the Seller.  From and after the Initial Closing, and subject to the limitations expressly set forth in Section 8.5 hereof, the Seller will, during the Indemnification Period, indemnify, defend and hold harmless the Purchaser and its stockholders, directors, officers, employees, agents and Affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(a) will govern) incurred by the Purchaser Indemnitees arising out of or resulting from the following:

(a)           any failure of any Seller Representation to be true and correct on and as of the Initial Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);

(b)           other than with respect to the covenant obligations in Section 5.10(b), any failure of the Seller to duly perform any covenant or agreement to be performed by the Seller pursuant to any of the Principal Agreements;

(c)           any Excluded Liability (whether arising prior to or after the Initial Closing Date).

8.2           Indemnification by the Purchaser.  From and after the Initial Closing, and subject to the limitations expressly set forth in Section 8.5 hereof, the Purchaser will, during the Indemnification Period, indemnify, defend and hold harmless the Seller and its stockholders, directors, officers, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(b) will govern) incurred by the Seller Indemnitees arising out of or resulting from the following:

(a)           any failure of any Purchaser Representation to be true and correct on and as of the Initial Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);

(b)           any failure of the Purchaser to duly perform any covenant or agreement to be performed by the Purchaser pursuant to any of the Principal Agreements;

(c)           without limiting the rights of the Purchaser pursuant to Section 8.1(a), any Assumed Liability (whether arising prior to or after the Initial Closing Date); and

(d)           any claim or cause of action by any Person arising after the Initial Closing Date against any Seller Indemnitee with respect to the Purchaser’s operation of the Business following the Initial Closing.

8.3           Claim Procedure.

(a)           Claim Notice.  A party which seeks indemnity under this Article 8 or Article 9 (an “Indemnified Party”) will give prompt written notice of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”).  The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party (including any supporting documents required by Section 8.3(d)), and (iii) a demand for payment of those Losses; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.4 for such representation, warranty, covenant or agreement.

(b)           Response to Notice of Claim.  Within sixty (60) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party will agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and, within ten (10) business days of the Indemnified Party’s receipt of the Response, the Indemnifying Party will pay the Claimed Amount to the Indemnified Party in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party.  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such sixty (60)-day period, the Indemnifying Party is deemed to have disputed that the Indemnified Party is entitled to receive any of the Claimed Amount.

(c)           Contested Claims.  In the event that the Indemnifying Party disputes (or is deemed to have disputed) the Claimed Amount, such dispute will be governed by, and subject to the terms of, Section 11.1 hereof.

(d)           Third Party Claims.

(i)            In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Purchaser Indemnitee or Seller Indemnitee of any claim, suit, audit or other proceeding (including any Tax Contest) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8 or Article 9 (a “Third Party Claim”), the Indemnified Party will provide a Claim Notice to the Indemnifying Party as soon as practicable but in no event later than ten (10) business days thereafter.  Such Claim Notice will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail the facts constituting the basis for such claim, suit, audit or proceeding and the amount of the claimed damages (in each case to the extent known or reasonably ascertainable by the Indemnified Party); provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability hereunder except to the extent the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Claim is actually prejudiced thereby.

(ii)           Within thirty (30) days after receipt of such notification pursuant to Section 8.3(d)(i), the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such claim, suit, audit or proceeding with counsel reasonably satisfactory to the Indemnified Party, strictly at the cost and expense of the Indemnifying Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party will control such defense.  All recovery of any attorney fees, court costs and similar expenses as a result of any such claim, audit or proceeding shall belong solely to the party controlling such defense.

(iii)          The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense, subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation.  The party controlling such defense (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence and shall take all steps reasonably necessary in the defense of such Third Party Claim.  The Controlling Party will keep the Non-controlling Party reasonably advised of the status of such claim, suit, audit or proceeding and the defense thereof (subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation) and will consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such claim, suit, audit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such claim, suit, audit or proceeding.

(iv)          The Indemnifying Party will not agree (or allow any Affiliate to agree) to any settlement of, or the entry of any judgment arising from, any such claim, suit, audit or proceeding without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability with respect to such claim.  The Indemnified Party will not agree (or allow any Affiliate to agree) to any settlement of, or the entry of any judgment arising from, any such claim, suit, audit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned; provided that the Indemnifying Party shall not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business; provided further that, notwithstanding anything to the contrary in this Section 8.3(d), the Seller shall not agree to any settlement or other disposition of, or the entry of any judgment arising from, any Tax Contest without the prior written consent of the Purchaser (which will not be unreasonably withheld, delayed or conditioned) if such settlement or disposition could reasonably be expected to increase the amount of Taxes (other than Excluded Taxes) imposed on any Acquired Company or the Purchaser or the amount of Transfer Taxes or VAT.

8.4           Survival of Representations, Warranties and Covenants; Indemnification Period.  The representations, warranties, covenants and agreements contained in any Principal Agreement (including the Seller Representations) shall (I) survive the Initial Closing solely for purposes of Sections 8.1 and 8.2 and (II) expire as follows (the period from the Initial Closing Date through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement):

(a)           the representations and warranties of the Seller set forth in Section 3.2 [Capitalization; Ownership], Section 3.3 [Authorization], and the first sentence of Section 3.7 [Assets] of this Agreement, and of the Purchaser set forth in Section 4.2 [Authorization] of this Agreement, will survive until the latest date permitted by law;

(b)           the representations and warranties of the Seller set forth in Section 3.6 [Tax Matters] of this Agreement, and the Seller’s covenant to pay Taxes pursuant to Section 9.1(a) of this Agreement, will survive the Initial Closing until the expiration of the applicable statute of limitations (including any extensions or waivers thereof);

(c)           the representations and warranties of the Seller set forth in Section 3.15 [Environmental Matters] of this Agreement will survive the Initial Closing and expire on the seventh (7th) anniversary of the Initial Closing Date;

(d)           all other Seller Representations and Purchaser Representations will survive the Initial Closing and expire eighteen (18) months following the Initial Closing Date; and

(e)           all other covenants and agreements of the parties contained in any Principal Agreement or in any certificate or other writing delivered pursuant thereto or in connection therewith will survive the Initial Closing until the expiration of the applicable statute of limitations (including any extension or tolling thereof) or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof will survive indefinitely until the expiration of the applicable statute of limitations (including any extension or tolling thereof).

If an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable Indemnification Period, either a Claim Notice based on the fact that an Indemnified Party has incurred Losses, or a notice that, as a result of a legal proceeding instituted by or claim made by a third Person, the Indemnified Party reasonably expects to incur Losses (an “Expected Claim Notice”), then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

8.5           Limitations.

(a)           Liability of the Seller and Purchaser.

(i)            Neither the Seller nor the Purchaser shall be required to provide indemnification to the Purchaser Indemnitees or the Seller Indemnitees, respectively, under Section 8.1(a) and Section 8.2(a) to the extent the amount of Losses paid, respectively, with respect thereto would exceed Two Hundred Million Dollars ($200,000,000).  Other than with respect to Losses incurred in connection with the Excluded Liabilities described in Sections 1.4(g) and 1.4(h), the Seller’s aggregate Liability for all Losses under this Agreement (whether under this Article 8, Article 9 or otherwise) and the other Transaction Agreements will in no event exceed the Purchase Price.

(ii)           The Purchaser Indemnitees and the Seller Indemnitees, respectively, will not be entitled to any indemnification payment for Losses arising under Section 8.1(a) or Section 8.2(a) or for Non-Income Tax Claims unless and until such time as the total amount of Losses that have been incurred by any one or more of the Purchaser Indemnitees or the Seller Indemnitees under Section 8.1(a) or Section 8.2(a) or for Non-Income Tax Claims exceeds Five Million Dollars ($5,000,000) (the “Deductible”).  If the total amount of such Losses exceeds the Deductible, then the Purchaser Indemnitees or the Seller Indemnitees, as applicable, will be entitled to be indemnified only for amounts in excess of the Deductible.

(iii)          For purposes of this Article 8 and without limiting the effect of any other limitation contained in this Article 8, (A) no Seller Representation is deemed to be or have been inaccurate if the Purchaser had actual knowledge of such inaccuracy as of the date of this Agreement, and (B) no Purchaser Representation is deemed to be or have been inaccurate if the Seller had actual knowledge of such inaccuracy as of the date of this Agreement; provided, however, that the party asserting that the other party had knowledge shall have the burden of proving such knowledge.  Subject to Section 5.10(a), (x) no investigation by the Purchaser or the Seller following the date hereof shall affect the Seller Representations and the Purchaser Representations, respectively, and (y) such Seller Representations and Purchaser Representations shall not be affected or deemed waived by reason of the fact that the Purchaser or the Seller, respectively, learned after the date hereof that any of the same is or might be inaccurate in any respect.

(b)           Other Limitations.

(i)            The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 or Article 9 will be net of any Tax Benefit to which an Indemnified Party is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax Benefits by reason of receipt of the indemnification payment) and any amounts of any credits, discounts, insurance proceeds, indemnification payments, contribution payments or reimbursements to the extent actually received by, or paid in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due hereunder, the Indemnified Party receives any credits, discounts, insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such credits, discounts, proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other Transaction Agreement.

(ii)           Notwithstanding any other provisions of this Agreement to the contrary, the Indemnifying Party shall have no indemnification obligations to the extent that any Indemnified Party affirmatively causes or contributes to, or knowingly fails to take actions that causes or contributes to, the conditions giving rise to any indemnifiable Losses; provided, however, that this limitation on the Indemnifying Party’s indemnification obligations shall apply only to the extent of the Indemnified Party’s cause or contribution to the Loss.  For the avoidance of doubt, with regard to environmental matters, notwithstanding anything to the contrary in this Agreement, the Seller shall not be responsible for any Losses to the extent that such Losses are (A) caused or exacerbated by (1) voluntary disclosure to a Governmental Entity (that is not required by applicable Environmental Laws or Environmental Permits), (2) a post-Initial Closing release of Hazardous Material by the Purchaser, another member of the Purchaser Group, an Acquired Company or a Joint Venture (or any successors or assigns of any of the foregoing) or (3) a post-Initial Closing violation of Environmental Law, or (B) discovered as the result of any sampling of air, surface water, groundwater, soil or other media by or on behalf of the Purchaser, another member of the Purchaser Group, an Acquired Company or a Joint Venture (or any successors or assigns of any of the foregoing), unless such sampling is (1) required by applicable Environmental Law, (2) a response to a material threat to human health or the environment or (3) conducted in connection with any expansion of a facility, provided that, the Purchaser shall provide prior written notice to the Seller of any sampling pursuant to (B)(1) or (B)(3) above and afford the Seller the opportunity to be present at the site at the time of such sampling, and provided further that the Purchaser shall notify the Seller of any sampling required pursuant to (B)(2) above as promptly as possible thereafter and afford the Seller the opportunity to be present at the site at the time of any future related sampling; provided, further, however that failure to provide such notice to the Seller shall not relieve the Seller of any liability hereunder except to the extent the Seller is actually prejudiced thereby.

(iii)          The amount of any Losses claimed by any Purchaser Indemnitee hereunder shall be reduced to the extent that the Purchaser shall have received the benefit of an adjustment pursuant to Section 2.5 due to the fact that the item that is the subject of the indemnification claim was specifically taken into account in the Final Closing Date Statement of Net Assets or the Malaysia Final Closing Statement as finally determined.

8.6           Exclusive Remedy.

(a)           From and after the Initial Closing, the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all Losses arising in connection with the representations, warranties, covenants and agreements set forth in the Principal Agreements will be pursuant to the indemnification obligations set forth in Section 8.1 and Section 9.1(a).  Except as contemplated in this Article 8 and Article 9 of this Agreement, the Seller will not have any Liability under any Principal Agreement; provided, however, that the foregoing will not prohibit the Purchaser from seeking injunctive relief from a court of competent jurisdiction to prevent any failure or breach or to specifically enforce the Principal Agreements or any of the terms or provisions thereof.

(b)           From and after the Initial Closing, the sole and exclusive remedy of any Seller Indemnitee with respect to any and all Losses arising in connection with the representations, warranties, covenants and agreements set forth in the Principal Agreements will be pursuant to the indemnification obligations set forth in Section 8.2 and Section 9.1(b).  Except as contemplated in this Article 8 and Article 9 of this Agreement, the Purchaser will not have any

Liability under any Principal Agreement; provided, however, that the foregoing will not prohibit the Seller from seeking injunctive relief from a court of competent jurisdiction to prevent any failure or breach or to specifically enforce the Principal Agreements or any of the terms or provisions thereof.

8.7           Exercise of Remedies by Persons Other than the Parties.  No Purchaser Indemnitee (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim.  No Seller Indemnitee (other than the Seller or any successor or assignee of the Seller) is entitled to assert any indemnification claim under this Agreement unless the Seller (or any successor or assignee of the Seller) consents to the assertion of the indemnification claim.

ARTICLE 9

TAX MATTERS

9.1           Liability and Indemnification for Taxes.

(a)           The Seller will indemnify the Purchaser Indemnitees against (i) all Excluded Taxes (other than Excluded Taxes of any Joint Venture) and any reasonable costs and expenses related thereto incurred by Tax advisors of the Purchaser Indemnitees in connection with defending the assessment of any Excluded Tax (other than Excluded Taxes of any Joint Venture) during the course of any audit or other proceedings initiated by a Governmental Entity; and (ii) all Losses incurred by the Purchaser Indemnitees arising out of or resulting from a breach of any representation or warranty in Section 3.6 with respect to Excluded Taxes of any Joint Venture.  Notwithstanding the foregoing, the amount of Losses against which the Seller is required to indemnify the Purchaser Indemnitees pursuant to clause (ii) shall be limited to the amount by which (x) the value of the equity interests in such Joint Venture that are either acquired pursuant to this Agreement or held by any Acquired Company as of the Closing Date is reduced (but not below zero) by (y) the amount of Excluded Taxes of such Joint Venture.  In addition, the Seller shall only be liable under this Section 9.1(a) for Losses resulting from a breach of a representation or warranty in Section 3.6 with respect to Hangzhou JV to the extent such Losses (as computed pursuant to the immediately prior sentence) exceed the Seller’s pro rata portion of all cash held by Hangzhou JV immediately prior to the Closing with respect to Hangzhou JV.

(b)           The Purchaser will indemnify the Seller Indemnitees against (i) all Taxes imposed against the Seller that are attributable to the Purchaser Group’s conduct of the Business or use of the Acquired Assets, or the activities of any Acquired Company, during any Post-Closing Period, (ii) any Taxes resulting from the breach of any covenant or other obligation of the Purchaser under this Article 9, and (iii) any Taxes of, or relating to, the Business or the Acquired Companies or the other Acquired Assets (including, for the avoidance of doubt, the Joint Ventures) that are not Excluded Taxes.  Any Seller Indemnitee seeking indemnity under this Article 9 will comply with the claims procedure set forth in Section 8.3.

(c)           With respect to any Straddle Period, Taxes will be allocated between the portion of the period ending on the Initial Closing Date and the portion of the period beginning on the day after the Initial Closing Date by closing the books at the end of the Initial Closing Date, except that (i) Tax items of a periodic nature or measured by the level of any item, such as real and personal ad valorem property Taxes (“Property Taxes”) and depreciation allowances calculated on an annual or periodic basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period and (ii) Tax items resulting from activities or transactions on the Initial Closing Date, but after the Initial Closing, that are not in the Ordinary Course will be treated as occurring on the day after the Initial Closing Date.  For the avoidance of doubt, any Property Taxes imposed on the Acquired Assets shall be prorated in accordance with the methodology set forth in Section 10.10(a)(i).

(d)           Any applicable sales, use, transfer, stamp, stock transfer or similar Taxes that are, or become due and payable as a result of the Contemplated Transactions, whether such Taxes are imposed by law on the Acquired Companies, the other Acquired Assets, the Seller Group or the Purchaser Group (such Taxes, the “Transfer Taxes”), will be borne equally by the Purchaser and the Seller.  Each of the Seller and the Purchaser shall coordinate the payment of its respective portion of any Transfer Taxes to the applicable Governmental Entity (and, as applicable, shall provide to the other party reasonable evidence of such payment) on or prior to the date such Transfer Taxes are due.  The parties will cooperate with each other in minimizing the amount of any Transfer Taxes to the extent permitted by applicable law (including the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes).  Any Tax Returns that are required to be filed with respect to any Transfer Taxes will be prepared and filed by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable law.  Any party failing to pay its portion of any Transfer Taxes in accordance with the terms hereof and in a timely manner shall be responsible for any fees, penalties or other expenses to the extent resulting therefrom.  The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to any Principal Agreement will be exclusive of any VAT properly chargeable on the supply.   The amount of any such VAT will be borne (x) to the extent such VAT is non-recoverable, equally by the Purchaser and the Seller, and (y) to the extent such VAT is recoverable, solely by the Purchaser in addition to any payment due under any Principal Agreement at the time the supply is made.  In the event that any VAT is imposed upon or imposed against any member of the Seller Group, the Seller will promptly notify the Purchaser of the VAT amount on a valid VAT invoice.  Upon receipt thereof, the Purchaser will promptly remit to the Seller the amount specified in such VAT invoice, and the Seller will make, or will cause to be made, any payments to the applicable Governmental Entities as required under applicable law.  The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption of VAT or for seeking a refund or credit of VAT.  Any Tax Returns that are required to be filed with respect to VAT will be prepared and filed by the party that customarily has primary responsibility for filing such Tax Return pursuant to the applicable law.

(e)           All obligations of the Seller under this Section 9.1 shall represent the sole and exclusive indemnity obligation for Taxes and all of the Seller’s obligations for Taxes under this Section 9.1 shall be subject to the limitations provided for in Section 8.5.

9.2           Withholding Taxes.

(a)           The Purchaser will be entitled to deduct and withhold from the Purchase Price or any other payment made or deemed to have been made pursuant to any of the Transaction Agreements such amounts as the Purchaser is required to deduct and withhold under the Code or any provision of state, local or foreign Tax law with respect to the making of such payment.  All amounts properly withheld and deducted shall be treated as paid to the applicable recipient to the extent that such amounts are properly remitted to the appropriate Governmental Entity.

(b)           To the extent the Purchaser believes that it is required to deduct or withhold from the Purchase Price or any payment made or deemed to have been made pursuant to the Transaction Agreements, the Purchaser shall provide the Seller with timely notice of its intent to withhold, the amount it believes it is required to withhold, and the legal basis for the withholding requirement.  To the extent the Seller timely raises any objections to the requirement to withhold (or determination of the amount of withholding), the Purchaser shall work in good faith with the Seller to resolve any differences as to the requirement to withhold and the amount of required withholding.

9.3           Allocation of Purchase Price.

(a)           The Seller will prepare an allocation statement allocating the Purchase Price (including for purposes of this Section 9.3, any other value to the Seller for Income Tax purposes, including the relevant portion of Assumed Liabilities (the “Enterprise Value”)) among the Acquired Assets (including the Acquired Company Shares and the JV Interests not owned by an Acquired Company) (the “Proposed Allocation Statement”).  The Proposed Allocation Statement will be sent to the Purchaser within ninety (90) business days following the Initial Closing Date.  Within thirty (30) business days after the receipt of the Proposed Allocation Statement, the Purchaser will propose any changes or will indicate its concurrence therewith.  In the event that the Purchaser does not concur with the Proposed Allocation Statement, the Purchaser and the Seller will attempt to reach agreement on the allocation of the Enterprise Value among the Acquired Assets in a manner consistent with applicable Income Tax law.

(i)            If the Purchaser and the Seller reach agreement on such allocation (an “Agreed Allocation”), the Purchaser and the Seller will, and will cause each applicable Affiliate to: (A) file all Tax Returns for Income Taxes consistent therewith; (B) promptly inform each other of any challenge by any Governmental Entity to the Agreed Allocation; and (C) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any challenge to the Agreed Allocation.

(ii)           If the Purchaser and the Seller do not reach an Agreed Allocation within six (6) months after the Initial Closing Date, the Purchaser and the Seller will each prepare its own allocation of the Enterprise Value among the Acquired Assets (including the Acquired Company Shares) to be used by such party and its Affiliates.

(b)           For the purposes of this Section 9.3, any payments made pursuant to Article 8 or 9 hereof will be treated as adjustments to the Purchase Price and the parties shall make appropriate adjustments to any allocation (whether or not an Agreed Allocation) to reflect any adjustments to the Purchase Price.

(c)           Notwithstanding the foregoing, but solely to the extent the Purchaser and the Seller are required by applicable law to agree on the amount or value of a particular Acquired Asset for purposes of any Transfer Taxes, the Purchaser and the Seller will mutually agree on a good faith estimate of the fair market value of such asset prior to the date any Transfer Tax filing is required to be made or any such Transfer Tax payment is required to be paid (including applicable extensions).  The Purchaser and the Seller understand and agree that any agreement reached pursuant to this Section 9.3(c) is reached solely for purposes of Transfer Tax filings and payments required under applicable law, and will in no way be regarded by the parties as conclusive with respect to the allocation described in Section 9.3(a) unless required under applicable law.

9.4           Tax Refunds and Tax Benefits.

(a)           Any Tax refund, credit or similar benefit (including any interest paid or credit with respect thereto) (a “Tax Refund”) relating to Excluded Taxes (or that is otherwise an Excluded Asset) or for a Tax that is reserved for on the Final Closing Date Statement of Net Assets, or Taxes that the Seller is responsible for pursuant to Section 10.11 will be the property of the Seller, and if received by the Purchaser, any Acquired Company or any of their Affiliates, will be paid over promptly to the Seller.  Any Tax Refund relating to Taxes (other than Excluded Taxes or Taxes reserved on the Final Closing Date Statement of Net Assets or relating to Taxes the Seller is responsible for pursuant to Section 10.10) will be the property of the Purchaser, and if received by the Seller or any of its Affiliates, will be paid over promptly to the Purchaser.

(b)           With respect to any Tax Refund to which either the Seller or the Purchaser is entitled pursuant to Section 9.4(a) (the “Refund Recipient”), (i) at the request of the Refund Recipient, the other party (the “Refund Payor”) shall file (or cause its relevant Affiliate to file) for such Tax Refund; and (ii) any payment to the Refund Recipient shall be net of any additional amounts of Taxes that are imposed on the Refund Payor or any of its Affiliates as a result of the Refund Payor or any of its Affiliates filing for and obtaining such Tax Refund.

(c)           If any Joint Venture receives a Tax Refund relating to Excluded Taxes or for a Tax that is reserved for on the Final Closing Date Statement of Net Assets, the Purchaser shall promptly pay to the Seller an amount equal to the amount by which the value of the equity interests in such Joint Venture that are either acquired pursuant to this Agreement or held by any Acquired Company as of the Closing Date is increased above zero as a result of such Joint Venture receiving such Tax Refund.

9.5           Cooperation.  Each of the Seller and the Purchaser agree that it will (and will cause its respective Affiliates to):

(a)           Provide assistance to the other party as reasonably requested in preparing and filing Tax Returns, responding to Tax Contests, and recovering any VAT or Transfer Tax, in each case, relating to Taxes concerning the Acquired Companies, the Joint Ventures, the other Acquired Assets, or the Business;

(b)           Make available to the other party as reasonably requested all information, records and documents relating to Taxes concerning the Acquired Companies, the Joint Ventures, the Acquired Assets and the Business (including, for the avoidance of doubt, any information, records and documents relating to potentially available scientific research and experimental development or other similar Tax credits under applicable law with respect to the Acquired Companies, the Joint Ventures, the Acquired Assets and the Business (“Technical Records”);

(c)           Retain any Tax Returns and other books and records (including, for the avoidance of doubt, any Technical Records) that could reasonably be expected to be necessary or useful in connection with any preparation or filing by any other party of any Tax Returns concerning the Acquired Companies, the Joint Ventures, the other Acquired Assets or the Business (including, for the avoidance of doubt, obtaining any scientific research and experimental development or other similar Tax credit under applicable law with respect to the Acquired Companies, the Joint Ventures, the Acquired Assets or the Business), or any Tax Contest or other examination or proceeding relating to Taxes concerning the Acquired Companies, the Joint Ventures, the other Acquired Assets or the Business.  Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof);

(d)           Execute any powers of attorney or other documents that will allow an Indemnifying Party to take control of a Tax Contest as contemplated by Section 8.3.

(e)           Nothing in this Section 9.5 shall require that any party retain any Technical Records that would not be retained in its normal course of business (or as necessary to comply with applicable Tax laws) or to provide Technical Records in any form that is materially different than in the form the Technical Records are maintained by such party.

9.6           Tax Returns of the Acquired Companies.

(a)           The Seller, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of, or with respect to, any Acquired Company for any Pre-Closing Period (collectively, “Seller Prepared Returns”).  All Seller Prepared Returns shall be prepared in accordance with applicable law and on a basis consistent with current practices, procedures, and accounting methods of the Seller and the Acquired Companies.  Subject to Section 9.6(b), the Seller shall submit a draft of each Seller Prepared Return to the Purchaser for Purchaser’s review and comment no later than twenty (20) days before the date such Seller Prepared Return is required to be filed with the relevant Governmental Entity (after taking into account applicable extensions).  The Purchaser shall have ten (10) days after the date of receipt thereof to submit to the Seller, in writing, the Purchaser’s comments with respect to any Seller Prepared Return provided pursuant to this Section 9.6(a).  The Seller shall incorporate any reasonable comments made by the Purchaser into any Seller Prepared Return provided pursuant to this Section 9.6(a) prior to filing of such Seller Prepared Return.  To the extent that the Seller and the Purchaser disagree with respect to any of the

Purchaser’s comments, the Seller and the Purchaser shall promptly negotiate in good faith to resolve such disagreement prior to the date such Seller Prepared Return is required to be filed with the relevant Governmental Entity (after taking into account applicable extensions).  To the extent a Seller Prepared Return provided pursuant to this Section 9.6(a) needs to be filed by the Acquired Company, the Purchaser shall cause the Acquired Company to timely file such Tax Return in the form prepared by Seller (as adjusted to reflect the reasonable comments of Purchaser).

(b)           Notwithstanding anything to the contrary in Section 9.6(a), the Purchaser shall not be entitled to review and comment on any Tax Return of the Seller, its Affiliates or any combined, consolidated or unitary group that includes the Seller or any Affiliate (including the U.S. federal income Tax Return that includes the Seller); provided, however, that (i) the Seller shall prepare and submit to the Purchaser, no later than twenty (20) days before the due date (after taking into account applicable extensions) of the Seller’s U.S. federal income Tax Return for the taxable year including the Initial Closing Date, a pro forma draft of the U.S. federal income Tax Return for such taxable year of each relevant Acquired Company; (ii) the Purchaser shall have ten (10) days after the date of receipt thereof to submit to the Seller, in writing, the Purchaser’s comments with respect to such pro forma Tax Returns; and (iii) the Seller shall consult with the Purchaser in good faith to incorporate any reasonable comments made by the Purchaser regarding incorporating the pro forma Tax Return into the Seller’s U.S. federal income Tax Return for such taxable year prior to the filing of such Tax Return.

(c)           The Purchaser, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies other than Seller Prepared Returns (collectively, “Purchaser Prepared Returns”).  All Purchaser Prepared Returns that relate to a Straddle Period shall (to the extent permitted under applicable law) be prepared on a basis consistent with current practices, procedures and accounting methods.

(d)           The Purchaser shall not allow any Acquired Company to file an amended Tax Return that relates to a Pre-Closing Period or Straddle Period, or extend the applicable statute of limitations for any Excluded Taxes, without the prior written consent of the Seller, which shall not be unreasonably withheld, delayed or conditioned.

9.7           Activities on the Closing Date; No Section 338 Election.  The Purchaser shall not engage in any activities or transactions with any Acquired Asset (or allow any Acquired Company to engage in any activities or transactions) on the Initial Closing Date that are not in the Ordinary Course, and any Taxes resulting from such activities or transactions shall be treated for all purposes of this Agreement as being incurred in a Post-Closing Period.  Neither party will make an election under Section 338 of the Code with respect to the acquisition of any Acquired Company or Joint Venture as part of the Contemplated Transactions.

9.8           Tax Sharing Agreements.  All Tax sharing agreements between the Seller and its Affiliates shall be cancelled (or appropriately amended) so that no Acquired Company has any rights or obligations thereunder after the Initial Closing.

ARTICLE 10

OTHER AGREEMENTS

10.1         Further Assurances.

(a)           Without limiting the other provisions of this Agreement, upon the terms and subject to the conditions herein, prior to and following the Initial Closing, each party agrees to (i) cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the Contemplated Transactions and to carry into effect the intents and purposes of this Agreement and (ii) use their Reasonable Efforts before and after the Initial Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, in the case of the Purchaser, by entering into such foreign exchange hedging instruments as the Purchaser shall reasonably deem necessary.  In connection therewith, each party agrees to comply, and will cause its applicable Affiliates to comply, with its respective pre-Closing commitments, obligations and covenants under the other Transaction Agreements.

(b)           Without limiting the foregoing, with reference to the Transition Services Agreement, each party agrees that, from the date hereof through the Initial Closing, it will cooperate fully with the other party in further developing Annexes A and B of the Transition Services Agreement and identifying and agreeing in good faith upon the additional Transition Services (as defined in the Transition Services Agreement) and the details thereof to be set forth on the Annexes thereto in respect of such Transition Services as reasonably necessary for the transfer of the Business to the Purchaser Group.  Except as set forth on the Annexes to the Transition Services Agreement, the Transition Services will be limited to those services performed for the Business immediately prior to the date of this Agreement unless specifically, and on a case-by-case basis, agreed to by the Seller.  The parties shall use Reasonable Efforts to finalize the Annexes to the Transition Services Agreement within ninety (90) days from the date of this Agreement, but in any event shall finalize the Annexes to the Transition Services Agreement no later than the Initial Closing.  In the event that the parties are unable to agree upon finalized Annexes by the Initial Closing, the Seller shall at a minimum provide (i) the Transition Services set forth on Schedule 10.1(b)-1 of the Seller Disclosure Schedule, and (ii) such other services provided for the Business as of the date of this Agreement, other than such services set forth on Schedule 10.1(b)-2 of the Seller Disclosure Schedule and unless otherwise prohibited by law, at the service levels, volume and costs associated with such services as at the date of this Agreement, all in accordance with the provisions of the Transition Services Agreement.  As the Annexes to the Transition Services are developed and finalized by the parties prior to the Initial Closing, in the event the parties believe the performance by the Seller Group, or receipt by the Purchaser Group, of a particular Transition Service could result in the creation of Intellectual Property, the parties agree to negotiate in good faith at such time regarding the ownership and use rights associated with such Intellectual Property.

(c)           Following the Initial Closing, each party shall not, and shall cause the other members of the Purchaser Group and the Seller Group, as applicable, and their respective

Affiliates, not to, take any action (or fail to take any action) with respect to a customer of the Business that is reasonably likely to impair or prejudice the Seller’s, MCC’s or the Purchaser’s (or any of their respective Affiliate’s) ability, as applicable, to receive timely payment on all amounts owed under the MCC Notes, the Litigation Related Receivables, the Excluded Accounts Receivable, or any receivables under any MCC Financing Contract assumed by the Purchaser; provided, however, that no actions taken by the parties and their Affiliates to pursue collection of amounts due and owing in accordance with the terms of any agreement with such customer, including the instigation of litigation, shall be deemed a breach of this Section 10.1(c).

10.2         Wrong Pocket.  Subject to Section 2.2(c) and Section 2.2(d), in the event that any member of the Seller Group receives any payment related to any Acquired Asset after the Initial Closing, the Seller agrees to promptly remit (or cause to be promptly remitted) such funds to the Purchaser; provided, however, for the avoidance of doubt, any Excluded Accounts Receivable received in a lock box of the Seller Group shall be retained for the account of the Seller as an Excluded Asset and shall not be remitted to the Purchaser.  In the event that the Purchaser or any Affiliate of the Purchaser (including, for the avoidance of doubt, the Acquired Companies) receives any payment related to any Excluded Asset after the Initial Closing, including any Excluded Accounts Receivable, the Purchaser agrees to promptly remit (or cause to be promptly remitted) such funds to the Seller.  In the event that any cash held by the Seller Group in a Transferred Account, or any cash held in a bank account of an Acquired Company, is not transferred or distributed out of such account by the Seller Group or the Acquired Company prior to the Initial Closing, the Purchaser agrees to promptly remit (or cause to be promptly remitted) such funds to the Seller.

10.3         Cooperation; Records and Documents.

(a)           In the event and for so long as either party (the “Contesting Party”) is actively contesting, defending against, or undertaking any activity or internal investigation in preparation for or that may be expected to result in any Legal Proceeding (whether or not such Legal Proceeding is an Existing Litigation Matter) in connection with or related to (i) any transaction contemplated under this Agreement or the other Transaction Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Initial Closing Date involving the Business, the other party shall (x) cooperate with the Contesting Party and its counsel in the contest, defense, or internal investigation, (y) make available its personnel, and (z) provide such testimony and access to its books and records, in each case as may be necessary in connection with the contest, defense, or investigation, at the sole cost and expense of the Contesting Party (unless the Contesting Party is entitled to indemnification therefor under Article 8).  The parties further agree that any such contest, defense, or internal investigation related to an indemnification claim under Article 8 or Article 9 shall be treated as a Third Party Claim after the Initial Closing Date, even if first brought to the attention of the Seller or the Purchaser by a source other than a third party.  The provisions of this Section 10.3(a) shall not be applicable in the case of any Legal Proceeding by one party to this Agreement against the other.

(b)           Following the Initial Closing Date, the Seller shall grant to the Purchaser and its representatives, at the Purchaser’s reasonable request (subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), reasonable access during normal business hours and under reasonable circumstances to, and the right to make copies at Purchaser’s sole expense of, those records and documents in the Seller’s possession related to the Business, the Acquired Companies, the Acquired Assets or the Assumed Liabilities as may be reasonably necessary for the Purchaser’s operation of the Business after the Initial Closing.  Following the Initial Closing Date, the Purchaser shall grant to the Seller and its representatives, at the Seller’s reasonable request (subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), access during normal business hours and under reasonable circumstances to, and the right to make copies at the Seller’s sole expense of, those records and documents covering any period prior to the Initial Closing related to the Business, the Acquired Companies or the Acquired Assets as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes.  If the Purchaser elects to dispose of any of such records within six (6) years after the Initial Closing Date, the Purchaser shall first give the Seller sixty (60) days’ written notice, during which period the Seller shall have the right to take such records without payment of consideration.  If so requested by either the Seller or the Purchaser, the other party shall enter into a customary joint defense agreement with the Seller or the Purchaser with respect to any information to be provided to such party pursuant to this Section 10.3(b).  All rights of access to information and documents granted under this Section 10.3 are subject to restrictions on access to classified facilities and information imposed by Governmental Entities.

(c)           The parties agree that the existing Legal Proceedings set forth on Schedule 10.3(c) of the Seller Disclosure Schedule (the “Excluded Litigation Matters”) constitute pre-existing Third Party Claims which were initiated prior to the date hereof and for which proper notice has been given.  The Seller hereby expressly agrees to retain control of the Excluded Litigation Matters pursuant to Section 8.3(d)(ii) as the Indemnifying Party following the Initial Closing.  The parties further agree that the Excluded Litigation Matters will remain and be treated as Third Party Claims after the Initial Closing Date.  The Purchaser agrees that the outside legal counsel currently retained by the Seller in the Excluded Litigation Matters may continue to represent the interests of the Seller, subject to the parties’ rights pursuant to Section 8.3(d).  Each party further agrees that it will cooperate and assist the other party in preserving and enforcing any third Person intellectual property indemnification protection rights available to such party in connection with the Excluded Litigation Matters, and will make available its employees as reasonably necessary in the defense by the other party of any Excluded Litigation Matter.

10.4         Indemnification.  The Purchaser will not (and will cause the other members of the Purchaser Group and the Acquired Companies not to), for a period of six (6) years after the Initial Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the charter or bylaws (or comparable constituent document) of each Acquired Company for the benefit of any individual who served as a director or officer of such Acquired Company, as applicable, at any time prior to the Initial Closing (each an “Affiliate Indemnified Party”), except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Initial Closing.  Without limiting the generality of the foregoing, and notwithstanding the provisions of Section 8.6 hereof, the provisions of this Section 10.4 are intended for the benefit of, and may be enforced by, each of the Affiliate Indemnified Parties and their respective heirs.

10.5         Confidential Information.  The parties agree as follows:

(a)           The Seller agrees that from and after the Initial Closing Date it shall, and shall cause its directors, officers, employees, advisors and Affiliates to, keep the terms of this Agreement and the Contemplated Transactions, as well as the Business Confidential Information (as defined below) and the Purchaser Confidential Information (as defined below), confidential for a period of two (2) years from the Initial Closing Date, except that any Business Confidential Information and any Purchaser Confidential Information may be disclosed if such disclosure is (i) required by law or any regulatory body, or (ii) necessary to establish rights under this Agreement, and except that the terms of this Agreement and the Contemplated Transactions may be disclosed (x) if such disclosure is required by law or any regulatory body, or necessary to establish rights under this Agreement, or (y) to (A) the Seller’s shareholders, potential investors, potential strategic partners and financing sources in each case to the extent that they are bound to a comparable level of confidentiality as set forth in this Agreement, and (B) the Seller’s attorneys, agents and accountants (and its Affiliates) on a reasonable need to know basis.  For purposes hereof, the term “Business Confidential Information” means all information that relates to the Acquired Companies, the Acquired Assets or the Assumed Liabilities, and the term “Purchaser Confidential Information” means all information of the Purchaser and its Affiliates provided to the Seller in connection with the Contemplated Transactions, in each case other than any such information that (A) is available to the public on the Initial Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.5; (B) is disclosed by the Purchaser to a third party without an obligation of confidence; (C) can be shown by the Seller to have been developed by it completely independently of the Business; or (D) can be shown by the Seller to have been rightfully received completely independently from a third party without any obligation of confidence.

(b)           The Purchaser agrees that from and after the Initial Closing Date it shall, and shall cause its directors, officers, employees, advisors and Affiliates (including the Acquired Companies) to, keep the terms of this Agreement and the Contemplated Transactions, as well as the Seller Confidential Information (as defined below), confidential for a period of two (2) years from the Initial Closing Date, except that any Seller Confidential Information may be disclosed if such disclosure is (i) required by law or any regulatory body, or (ii) necessary to establish rights under this Agreement, and except that the terms of this Agreement and the Contemplated Transactions may be disclosed (x) if such disclosure is required by law or any regulatory body, or necessary to establish rights under this Agreement, or (y) to (A) the Purchaser’s shareholders, potential investors, potential strategic partners and financing sources in each case to the extent that they are bound to a comparable level of confidentiality as set forth in this Agreement, and (B) the Purchaser’s attorneys, agents and accountants (and its Affiliates) on a reasonable need to know basis.  For purposes hereof, the term “Seller Confidential Information” means all information of the Seller and its Affiliates (excluding, for such purpose and for the avoidance of any doubt, the Acquired Companies) that relates to the Excluded Assets or the Excluded Liabilities and provided to the Purchaser in connection with the Contemplated Transactions or otherwise in the possession of the Purchaser or one of its Affiliates (including an Acquired Company) from and after the Initial Closing, other than any such information that (A) is available to the public on the Initial Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.5; (B) is disclosed by the Seller to a third party without an obligation of confidence; (C) can be shown by the Purchaser to have been developed by it completely independently of the Seller; or (D) can be shown by the Purchaser to have been rightfully received completely independently from a third party without any obligation of confidence.  If, at any time after the Initial Closing, any Acquired Company discovers that it possesses any Seller Confidential Information, the Purchaser or such Acquired Company, as applicable, will promptly notify the Seller, and based on the Seller’s instructions and at the Seller’s cost, transfer or cause to be transferred, such Seller Confidential Information to the Seller (without retaining a copy thereof).  For the purposes of this Agreement, Seller Confidential Information includes written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, business plans and data stored electronically, to the extent that any such information is not necessary or for the operations of the business of any Acquired Company.  The Purchaser will use Reasonable Efforts to cooperate, and will cause each Acquired Company to use Reasonable Efforts to cooperate, with the Seller to identify any Seller Confidential Information that is in the possession of any such Person.

(c)           In no event will the Purchaser or any Acquired Company or any Affiliate or agent of those Persons involved in the operation of the Business advertise or hold itself out as the Seller or any Affiliate of the Seller after the Initial Closing Date.

10.6         Assignment of Contracts and Permits.

(a)           Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to assign or transfer, or effect an assignment or transfer, of any Acquired Asset, including any Assumed Contract or Assigned Permit, or any claim or right or any benefit arising thereunder or resulting therefrom, if the Seller has not obtained a required consent to assignment or transfer as of the applicable Closing and an attempted assignment or transfer thereof without the consent of a third party (including any Governmental Entity) would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of the Seller or any member of the Seller Group or the Purchaser or any member of the Purchaser Group (as assignee of the applicable member of the Seller Group) thereto or thereunder.

(b)           As to any Assumed Contract or Assigned Permit referred to in Section 10.6(a), the Seller agrees to continue to use Reasonable Efforts from and after the applicable Closing Date until the date that is twelve (12) months following the applicable Closing Date to obtain any required consent(s).  No member of the Seller Group shall under any circumstances be required to make any payments required or sought by any third party for any such consent or otherwise in connection with its obligations under this Section 10.6.  If, on the Initial Closing Date, any such consent is not obtained, or if an attempted transfer or assignment of any Assumed Contract or Assigned Permit would be ineffective or a violation of law or would impair any member of the Purchaser Group’s rights thereto or thereunder so that the Purchaser Group would not receive all such rights, then the Seller and the Purchaser will use Reasonable Efforts to cooperate for twelve (12) months following the Initial Closing in any lawful and reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such

Assumed Contract, to the extent permitted under such Assigned Permit, and, in each case, not prohibited under applicable law, which will provide the Purchaser Group the obligations and benefits of any such Assumed Contract or Assigned Permit, including subcontracting, licensing, sublicensing, leasing or subleasing to the Purchaser Group any or all of the Seller Group’s rights and obligations with respect to such Assumed Contract or Assigned Permit.  In any such arrangement, the Purchaser will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any damages related to termination of such Assumed Contracts or Assigned Permits, and (v) promptly reimburse the reasonable costs and expenses of the Seller and its Affiliates related thereto.  If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Assumed Contract or Assigned Permit will be effected in accordance with the terms of this Agreement.

10.7         Shared Contracts.

(a)           Within thirty (30) days after the execution of this Agreement, the Seller shall provide the Purchaser with a list of all material Shared Contracts, indicating which of such material Shared Contracts may be assigned in part, pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee (the “Assignable Shared Contracts”).  Within thirty (30) days after receipt thereof, the Purchaser will provide the Seller with written notice of those Assignable Shared Contracts that the Purchaser desires to assume in part.  Each such Assignable Shared Contract for which the Purchaser provides written notice of its desire to assume in part shall thereafter be deemed to be an Assumed Contract hereunder and the Seller shall partially assign to the Purchaser as of the Initial Closing such Contract in accordance with its terms.

(b)           With respect to each material Shared Contract identified pursuant to the first sentence of subsection (a) above that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”), the Purchaser will also, within thirty (30) days after receipt thereof, provide the Seller with written notice of those Non-Assignable Shared Contracts that the Purchaser desires to assume in part.  Each party shall use its Reasonable Efforts prior to the Initial Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the partial assignment of such Non-Assignable Shared Contract to the Purchaser, or to otherwise enter into a new Contract with the Purchaser on substantially the same terms as exist under the applicable Shared Contract, in each case as of the Initial Closing.  Each such Non-Assignable Shared Contract for which the parties have received consent to the partial assignment shall thereafter be deemed to be an Assumed Contract hereunder and the Seller shall partially assign to the Purchaser as of the Initial Closing such Contract in accordance with its terms.  The Seller shall not take any action to terminate prior to its expiration any Non-Assignable Shared Contract that is a Material Contract and which has been identified by the Purchaser as one it desires to assume pursuant to this subsection (b), or take any action or fail to take any action that would permit the other party to any such Non-Assignable Shared Contract to terminate prior to its expiration such Shared Contract, in each case, prior to the date that is twelve (12) months after the Initial Closing Date.  Notwithstanding the foregoing, the Seller shall not be required to partially assign to the Purchaser at the Initial Closing any of the Non-Assignable Shared Contracts for which consent has not been obtained.

(c)           With respect to each Non-Assignable Shared Contract for which the arrangements described in Section 10.7(b) could not be entered into prior to the Initial Closing Date the Seller agrees to continue to use Reasonable Efforts from and after the Initial Closing Date until the date that is twelve (12) months following the Initial Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the partial assignment of such Non-Assignable Shared Contract to the Purchaser, or to otherwise enter into a new Contract with the Purchaser on substantially the same terms as exist under the applicable Shared Contract.  Until any such consent or new Contract is obtained, the Seller and the Purchaser will use Reasonable Efforts to cooperate for twelve (12) months following the Initial Closing, in any lawful and reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Non-Assignable Shared Contract, and not prohibited under applicable law, which will provide the Purchaser Group the obligations and benefits of any such Non-Assignable Shared Contract with respect to the Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Purchaser Group any or all of the Seller Group’s rights and obligations with respect to such Non-Assignable Shared Contract with respect to the Business; provided, however, with respect to the Contracts identified on Schedule 10.7(c) of the Seller Disclosure Schedule, the Seller and the Purchaser will use Reasonable Efforts to cooperate until the earlier of two (2) years following the Initial Closing or the expiration of the remaining term of such Contract.  In any such arrangement, the Purchaser will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any damages related to termination of such Non-Assignable Shared Contracts, and (v) promptly reimburse the reasonable costs and expenses of the Seller and its Affiliates related thereto.  If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Non-Assignable Shared Contract will be effected in accordance with the terms of this Agreement.

(d)           The Seller and the Purchaser each agree that “Reasonable Efforts” for purposes of this Section 10.7 includes an obligation on the Purchaser to provide financial information, subject to receipt from the counterparty to a Shared Contract of an executed confidentiality agreement, and the Purchaser agrees to, and agrees to cause any of its subsidiaries to, enter into a guaranty, in each case, as may be reasonably requested by the counterparty to a Shared Contract.

10.8         Transfer of Acquired Assets; Risk of Loss.

(a)           The Purchaser will, at the Purchaser’s cost and expense, prepare for the removal and relocation of any Tangible Personal Property (excluding furniture, furnishings, shared equipment and fixtures) located at the facilities set forth on Schedule 10.8(a)(i) of the Seller Disclosure Schedule, which are currently occupied by the Seller or any other member of the Seller Group and which facilities are not to be purchased, assigned, subleased, transferred to or otherwise occupied by the Purchaser Group pursuant to this Agreement, the Seller Lease/Sublease Agreements, the Joint Use & Occupancy Agreements or any other agreement entered into in connection with the Contemplated Transactions, or, if a third party facility, the contract for which is not an Assumed Contract (each such facility, an “Excluded Seller Facility”) and remove and relocate such Acquired Assets from the relevant Excluded Seller Facility with respect to any such facilities that include a Lab or Testbed, within one hundred eighty (180) days of the applicable Closing Date and, with respect to such remaining facilities, within ninety (90) days of the applicable Closing Date (as applicable, the “Purchaser Relocation Deadline”).  The Seller will (i) at the Seller’s cost and expense, prepare for the removal and relocation of any tangible Excluded Assets (excluding furniture, furnishings, shared equipment and fixtures) located at the facilities set forth on Schedule 10.8(a)(ii) of the Seller Disclosure Schedule, which are currently occupied by the Seller or any other member of the Seller Group and which facilities are to be purchased, assigned or transferred to the Purchaser Group and not subleased or otherwise occupied by the Seller Group following the applicable Closing pursuant to this Agreement, the Purchaser Lease/Sublease Agreements, the Joint Use & Occupancy Agreements or any other agreement entered into in connection with the Contemplated Transactions (each such facility, a “Post-Closing Purchaser Facility”) and remove and relocate such Excluded Assets from the relevant Post-Closing Purchaser Facility within ninety (90) days of the applicable Closing Date (as applicable, the “Seller Relocation Deadline”).  Subject to the provisions hereof, each of the Seller and the Purchaser agrees to cooperate, and agrees to cause the other members of the Seller Group or the Purchaser Group, as applicable, to cooperate with the Purchaser Group and the Seller Group, as applicable, and provide the Purchaser Group or the Seller Group, as applicable, all assistance reasonably requested by the other party in connection with the planning and implementation of the removal and relocation of any such Acquired Assets or Excluded Assets or any thereof to such location as the Purchaser or the Seller, as applicable, will designate.

(i)            Such Acquired Assets will be transported by or on behalf of the Purchaser, and until all of such Acquired Assets are removed from an Excluded Seller Facility, the Seller will permit, and will cause the other members of the Seller Group to permit, the Purchaser and its authorized agents or representatives, upon reasonable prior notice, to have reasonable access to such Excluded Seller Facility during normal business hours to the extent necessary to comply with the terms of this Section 10.8 including to disconnect, detach, remove, package and crate such Acquired Assets for transport.  The Purchaser will be responsible for (A) disconnecting and detaching all fixtures and equipment comprising such Acquired Assets from the roofs, floor, ceiling and walls of an Excluded Seller Facility prior to removing the same from such Excluded Seller Facility, (B) packaging and loading such Acquired Assets for transporting to and any reinstallation of such Acquired Assets at such location(s) as the Purchaser may determine, and (C) repairing any damage that is caused by such removal, the parties agreeing that the Purchaser shall leave the applicable premises in broom clean condition and in no better condition than the remainder of the premises generally.

(ii)           Such Excluded Assets will be transported by or on behalf of the Seller, and until all of such Excluded Assets are removed from a Post-Closing Purchaser Facility, the Purchaser will permit, and will cause the other members of the Purchaser Group to permit, the Seller and its authorized agents or representatives, upon reasonable prior notice, to have reasonable access to such Post-Closing Purchaser Facility during normal business hours to the extent necessary to comply with the terms of this Section

10.8 including to disconnect, detach, remove, package and crate such Excluded Assets for transport.  The Seller will be responsible for (A) disconnecting and detaching all fixtures and equipment comprising such Excluded Assets from the roofs, floor, ceiling and walls of a Post-Closing Purchaser Facility prior to removing the same from such Post-Closing Purchaser Facility, (B) packaging and loading such Excluded Assets for transporting to and any reinstallation of such Excluded Assets at such location(s) as the Seller may determine, and (C) repairing any damage that is caused by such removal, the parties agreeing that the Seller shall leave the applicable premises in broom clean condition and in no better condition than the remainder of the premises generally.

(b)           All risk of loss as to the Acquired Assets will be borne by, and will pass to, the Purchaser Group as of the applicable Closing for each such Acquired Asset.

(c)           Notwithstanding the terms of Section 10.8(b), (i) the Seller will reimburse and indemnify the Purchaser and the Purchaser Group to the extent that any of the Acquired Assets are damaged, destroyed or lost following the Initial Closing Date and prior to a Purchaser Relocation Deadline as a result of the willful misconduct of the Seller or any of its Affiliates and (ii) the Purchaser will reimburse and indemnify the Seller and the Seller Group to the extent that any of the Excluded Assets are damaged, destroyed or lost following the Initial Closing Date and prior to a Seller Relocation Deadline as a result of the willful misconduct of the Purchaser or any of its Affiliates.  All claims by the Purchaser or the Seller hereunder and any reimbursements and indemnities by the Purchaser or the Seller required hereunder shall be made in accordance with the procedures set forth in Section 8.3, but shall not be subject to the limitations set forth in Section 8.5.

(d)           Within forty-five (45) days of the date hereof, the Seller shall provide to the Purchaser a schedule of (i) all Tangible Personal Property located at any Excluded Seller Facility and (ii) any Lab or Testbed that is currently located in an Excluded Seller Facility and must be removed and relocated in accordance with the terms of this Section 10.8.

(e)           In the event that the Purchaser or the Seller has not removed and relocated any such Acquired Assets or Excluded Assets, as applicable, at an Excluded Seller Facility or Post-Closing Purchaser Facility by the applicable Purchaser Relocation Deadline or Seller Relocation Deadline, the Purchaser or the Seller, as applicable, shall be deemed to have abandoned such Acquired Assets or Excluded Assets, and such Acquired Assets or Excluded Assets shall automatically, without any further action required by either party, become the property of the Seller or the Purchaser, as applicable.

10.9         Certain Real Property Matters.

(a)           The Seller and/or its Affiliates have provided certain corporate guarantees (including bank guarantees, parent company guarantees and real property lease guarantees), cash security deposits and payment advances, or have obtained certain performance, bid, customs, warranty, court or indemnity bonds and/or letters of credit or letters of comfort as security for performance of the tenant’s obligations under one or more Assumed Real Property Leases (each, a “Lease Security Instrument”).  The Purchaser shall use Reasonable Efforts to, or shall cause its Affiliates to use Reasonable Efforts to, replace or otherwise cause to be released or terminated the Lease Security Instrument on or prior to the Initial Closing Date or as soon as practicable thereafter.  The Purchaser agrees, unconditionally and irrevocably, to reimburse and indemnify the Seller for and against all payments, costs and expenses incurred after the Initial Closing and relating to any Lease Security Instrument that are not replaced, released or terminated on or prior to the Initial Closing Date (provided that the Purchaser shall have no obligation for any payments, costs and/or expenses resulting from Excluded Liabilities), in each case until the complete and unconditional release of the Seller’s and its Affiliates’ obligations with respect thereto.  All claims by the Seller hereunder and any reimbursements and indemnities by the Purchaser required hereunder shall be made in accordance with the procedures set forth in Section 8.3, but shall not be subject to the limitations set forth in Section 8.5.

(b)           At the Purchaser’s sole cost and expense, the Purchaser shall promptly and, in any event, within sixty (60) days following the Initial Closing Date remove, or cause to be removed, from the Acquired Real Property any and all identification signage including signs, windows or door lettering, placards, decorations or advertising media of any type (collectively, the “Seller Signage”) relating to the Seller Group or containing any Intellectual Property of the Seller Group other than the rights of the Seller (if any) which were transferred to the Purchaser pursuant to the IP Agreement.  The Purchaser shall use its Reasonable Efforts to minimize any damage to the Seller Signage in connection with the removal of same, and following such removal, the Purchaser shall promptly notify the Seller of such removal and coordinate with the Seller for delivery of all such Seller Signage to the Seller at such location as may be specified by the Seller, unless the Seller provides a written request to the Purchaser for the Purchaser to coordinate the prompt destruction and disposition of such Seller Signage in accordance with applicable law.  All costs of delivery to the Seller of any Seller Signage, as directed by Seller, shall be paid solely by Seller.

(c)           The Purchaser acknowledges and agrees that (i) as of the Initial Closing Date, the Seller Group will cancel any and all of its insurance policies and coverages with respect to the Acquired Real Property, and (ii) from and after the Initial Closing Date, (A) the Purchaser assumes any and all Liabilities with respect to maintaining insurance on the Acquired Real Property, and (B) the Seller Group shall have no Liability whatsoever with respect thereto.

(d)           The Seller will, and will cause each member of the Seller Group to, use its Reasonable Efforts and at its sole cost and expense prior to the Initial Closing Date to (i) obtain each consent identified on Schedule 10.9(d)-1 of the Seller Disclosure Schedule, (ii) obtain an SNDA for each of the Seller Lease/Sublease Agreements set forth on Schedule 10.9(d)-2 of the Seller Disclosure Schedule, and the Purchaser shall use Reasonable Efforts to cooperate with the Seller in connection therewith.

(e)           The Seller and the Purchaser shall use Reasonable Efforts to cooperate with the other (i) in connection with the transition of ownership of the Acquired Real Property and to facilitate the continuous, uninterrupted operation of each Acquired Real Property and (ii) prior to the Initial Closing Date and at the sole cost and expense of the Purchaser, in minimizing the amount of any increase in Taxes payable with respect to any Acquired Real Property due to a reassessment or revaluation of such Acquired Real Property by the applicable taxing authority as the result of the Contemplated Transactions, in each case to the extent permitted by applicable law.

10.10       Proration.

(a)           The Purchaser and the Seller agree that those items listed below, to the extent they relate to the Acquired Assets, will be prorated without duplication of any such items as of the Initial Closing Date, and will be excluded from the Final Closing Date Statement of Net Assets, with the Seller liable to the extent such items relate to any time period prior to and through the Initial Closing Date, and the Purchaser liable to the extent such items relate to periods subsequent to the Initial Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i)            any Property Taxes imposed on the Acquired Assets shall be prorated based on the number of days in such taxable period up to and including the Initial Closing Date, and on the number of days in such taxable period after the Initial Closing Date (for the avoidance of doubt, the items listed in this Section 10.10(a) include any Property Taxes with respect to the taxable period including the Initial Closing Date, and all prior taxable periods, for which the Seller has not (A) received from the county treasurer a statement of current and delinquent Taxes and special assessments or (B) paid the amount shown as due on such statement); and

(ii)           rent due under any Assumed Real Property Lease and any other amounts pursuant to the terms of any such lease.

(b)           In connection with the prorations referred to in subsection (a) above, in the event that actual figures are not available at the Initial Closing Date, the proration shall be based upon the actual Taxes or rents for the preceding year (or other appropriate period) for which actual Taxes or rents are available and such Taxes or rents shall be re-prorated upon request of either the Seller or the Purchaser made within forty-five (45) days of the date that the actual amounts become available.  The Purchaser shall provide the Seller with such actual Tax or rent information within fifteen (15) business days of the Purchaser’s receipt thereof.  The Purchaser shall cooperate with the Seller in the prosecution of Tax proceedings which have not been completed by the Initial Closing Date.  The Seller and the Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 10.10.

10.11       Non-Competition.

(a)           For a period beginning on the Initial Closing Date until the date which is two (2) years after the Initial Closing Date, the Seller will not, and will not cause or permit any of its Affiliates to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the Business in the United States or in those other countries in which the Business is presently conducted.  The activities of the Business as presently conducted are referred to in this Agreement collectively as the “Seller Competitive Activities.”

(b)           Notwithstanding the foregoing, and for the avoidance of doubt, the provisions of Section 10.11(a) shall not prohibit the Seller or any of its Affiliates from engaging in the business of designing, manufacturing or selling (i) Cable Broadband Networks products (such as optical network products), Private Broadband Network products (such as two-way radio infrastructure), Telco Broadband Network products (such as femtocells, Netopia gateways and routers), Wireless Broadband Network products (such as Mesh Networks and Point-to-Multipoint Networks) and Wireless LAN products (such as access points (including access points containing cellular technology in combination with Wireless LAN technology) and switches), (ii) WiMAX and LTE and other network infrastructure end-to-end solutions, including associated products, software and services, sold to any Governmental Entity or enterprise customer or for other private networks (including roaming services for the purpose of providing end-to-end solutions for interoperability between private networks and public cellular networks); and (iii) applications and services, including location based services, service delivery platforms, mobile video and mobile payment, commerce and advertising.  For the avoidance of doubt, the parties agree that this subsection (b) shall not allow the Seller or any of its Affiliates to design and manufacture WiMAX (other than fixed, point-to-point WiMAX), Lower LTE Core (comprised of Mobility Management Entity and Serving Gateway) or eNodeB products for public telecommunications operators.

(c)           Notwithstanding the provisions of Section 10.11(a), the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by the Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in Seller Competitive Activities, and the continuation of such Seller Competitive Activities following such acquisition shall not be in breach of the terms of this Section 10.11 if:  (i) the portion of the revenues of such Person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that is attributable to Seller Competitive Activities by such Person and its subsidiaries (“Seller Competitive Revenues”) account for less than twenty percent (20%) of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year; or (ii) in the event the foregoing condition is not satisfied, the Seller offers, or causes its Affiliates to offer the portion of such business or assets that represent Seller Competitive Activities to the Purchaser and negotiates in good faith with the Purchaser as to the terms and conditions of the Purchaser’s purchase of such business and assets, provided that (A) if the Purchaser notifies the Seller in writing that it is unwilling to purchase such business or assets, or (B) if following such good faith negotiations, the parties are unable to reach agreements on the terms of such a purchase, the Seller promptly uses its Reasonable Efforts to sell such business or assets, including by actively marketing the business or assets on commercially reasonable terms.

(d)           Nothing in this Section 10.11 will restrict or prevent the Seller or any of its Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in the Seller Competitive Activities so long as the aggregate interest represented by such investments does not exceed (i) 5% of any class of the outstanding debt or equity securities of any such Person, in the case of a Person whose shares are listed on a national securities exchange or the NASDAQ National Market System or equivalent foreign exchange or quotation system or (ii) 5% of any class of the outstanding equity or debt securities in the case of any other Person.

(e)           The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 10.11 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing may be inadequate and that the Purchaser, in addition to any other relief available to it, will be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

10.12       Closing of Books.  Each party agrees to consult in good faith and cooperate with the other party and its representatives, advisors and employees, including by making its employees and advisors available to the other party as reasonably requested, in the closing of the Seller Group’s books and records with respect to the Business as of the Initial Closing Date in accordance with the Seller’s regular closing schedule and procedures.

10.13       Parent Guarantees.  Each of the Seller and the Purchaser (each, a “Guarantor”) irrevocably guarantees the timely performance of each and every agreement and obligation of each other member of the Seller Group and the Purchaser Group, respectively, under the provisions of the Transaction Agreements.  This is a guarantee of payment and performance, and not of collection, and each Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of each Guarantor’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  Each Guarantor hereby waives, for the benefit of the other party, (a) any right to require the other party as a condition of payment or performance of the Guarantor to proceed against the other members of the Seller Group or the Purchaser Group, as applicable, or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the other members of the Seller Group or the Purchaser Group, as applicable.  Each Guarantor understands that the other party is relying on this guarantee in entering into the Transaction Agreements.

10.14       Financial Statement Cooperation.  The Seller shall use Reasonable Efforts to, and to cause KPMG LLP to, cooperate for a period of three (3) years following the Initial Closing Date in preparing and auditing, as applicable, at the Purchaser’s expense, any financial statements that the Purchaser may request in connection with its future financing or any public offering of securities, such financial statements to be compliant with any applicable regulations regarding financial statements of businesses acquired or to be acquired.

ARTICLE 11
MISCELLANEOUS

11.1         Governing Laws; Forum; Disputes.

(a)           Governing Law.  The laws of the State of Delaware (without reference to its principles of conflicts of law) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

(b)           Dispute Resolution.

(i)            Amicable Resolution.  The parties mutually desire that friendly collaboration will develop between them.  Accordingly, they will try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any agreement or document delivered pursuant hereto or the Transaction Agreements, including any amendments hereof and thereof.

(ii)           Mediation and Alternate Dispute Resolution.

(A)          Except for disputes with respect to Intellectual Property which must be submitted to a court of competent jurisdiction (as determined pursuant to Section 11.1(c)), to the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements (other than the Transition Services Agreement), or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any law (a “Dispute”), will be mediated by a mutually-acceptable mediator to be chosen by the Seller and the Purchaser within forty-five (45) days after written notice (a “Notice”) by one of the parties demanding mediation.  Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement the Seller and the Purchaser may postpone mediation until each has completed specified but limited discovery with respect to a dispute.  The parties may also agree to attempt some other form of alternative dispute resolution (“ADR”) in lieu of mediation, including by way of example neutral fact-finding or a mini-trial.  Any mediation pursuant to this section or ADR in lieu thereof, as applicable, will be subject to the following:

(I)           The mediation will be conducted in the English language in New York, New York and will be attended by representatives of the parties;

(II)          The mediator will be a neutral, independent and disinterested person, and will be selected from a professional mediation firm such as ADR Associates, JAMS/ENDISPUTE or CPR;

(III)         The parties will promptly confer in an effort to select a mediator by agreement.  In the absence of such an agreement within fifteen (15) days of receipt of a Notice, the parties agree to select a mediator affiliated with CPR, which will be selected by CPR as follows:  CPR will provide the parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals.  Each party will exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) business days of receiving the CPR list.  The Purchaser and the Seller may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge.  The mediator will be the remaining candidate with the highest aggregate ranking;

(IV)         The mediator will confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days from selection of the mediator; and

(V)          Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise.

(B)           Any Dispute, other than a dispute with respect to Intellectual Property which must be submitted to a court of competent jurisdiction (as determined pursuant to Section 11.1(c)), which the parties cannot resolve through negotiation, mediation or other form of ADR within ninety (90) days of the date of the Notice for it by one of the parties may then be submitted to the courts for resolution pursuant to Section 11.1(c).  The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.  Nothing in this Section 11.1(b) will prevent either party from resorting to judicial proceedings if (I) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (II) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

(C)           All offers of compromise or settlement among the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed confidential settlement communications that have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(c)           The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute arising out of or relating to the Transaction Agreements or any agreement or instrument contemplated thereby or entered into in connection herewith or therewith or any of the transactions contemplated hereby or thereby or for recognition of any judgment relating thereto.  Each party hereby irrevocably and unconditionally agrees not to commence any action relating to such a dispute or proceeding except in such courts and that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts).  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.  The parties hereto agree that a final judgment in any dispute or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, EACH PARTY HERETO WAIVES ITS RIGHT TO

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.2                           Binding Effect and Assignment.

(a)                                  This Agreement binds and benefits the parties and their respective successors and assignees, but neither party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other party; provided, however, that without the consent of the other party either party may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more Persons, the majority of the capital stock or equity interest of which are owned, directly or indirectly, by such party, in which event all the rights and powers of such party and the remedies available to it under this Agreement shall extend to and be enforceable by each such assignee; and provided further that (A) the party making the assignment shall remain fully responsible for the performance of all its obligations hereunder (notwithstanding that any such obligations may have been assigned to the assignee) and (B) such assignee executes a written agreement of assumption of such obligations in a form reasonably acceptable to the other party.  In the event of any such assignment and delegation referred to above, the term “Seller” or “Purchaser” as used in this Agreement shall be deemed to refer to each such assignee of the applicable party where appropriate, and shall be deemed to include both such party and each such assignee where appropriate.

(b)                                 Without limiting the foregoing, in the event the Seller separates one or more of its businesses (each a “Separated Business”), whether by way of a sale, establishment of a joint venture, spin-off or otherwise, the Seller may, without the prior written consent of the Purchaser and at no additional cost to the Seller, assign this Agreement in whole or in part.  The Separated Business shall be entitled to enjoy the benefits of the post-Closing covenants and shall be subject to the post-Closing obligations under Article 10 of this Agreement as if the Separated Business were the Seller, and shall execute a written agreement of assumption of such obligations in a form reasonably acceptable to the Purchaser; provided, for the avoidance of doubt, that following any such assignment by the Seller, the Seller shall be responsible for breaches of the obligations of the Separated Business under this Agreement (other than breaches by the Separated Business of Section 10.11).

11.3                           Severability.  If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.4                           Entire Agreement; Conflicting Provisions.  This Agreement, together with the other Transaction Agreements and all of the exhibits and schedules appended hereto and thereto, constitute the final, complete and exclusive statement of the parties’ agreement on the matters contained herein and therein.  All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement and the other Transaction Agreements are superseded by this Agreement and the other Transaction Agreements, including, but subject to Section 5.5(b) hereof, the NDA.  In the event of any conflict between any specific provision of this Agreement and the provisions of the IP Agreement with respect to the subject matter thereof, the provisions of the IP Agreement will control, and in the event of any conflict between any specific provision of this Agreement and the provisions of the Employee Matters Agreement with respect to the subject matter thereof, the provisions of the Employee Matters Agreement will control.

11.5                           Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

11.6                           Expenses.  Except to the extent specified otherwise in this Agreement, each party will pay its own costs, professional fees and other expenses (including all legal, accounting, broker, finder or investment banker fees) incurred by it in connection with the Contemplated Transactions.

11.7                           Amendment.  The parties may amend this Agreement only by a written agreement signed by the parties and that identifies itself as an amendment to this Agreement.

11.8                           Waiver.  The parties may waive a provision of this Agreement only by a writing signed by the party against whom enforcement of the waiver is sought.  A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.9                           Notices.  Each party giving any notice required or permitted under this Agreement will give the notice in writing, and shall be deemed to have been duly given (a) when received if delivered personally; (b) when transmitted if sent by facsimile or telecopy transmission (with transmission confirmed); (c) the day after it is sent, if sent by commercial overnight courier; or (d) upon receipt, if sent be pre-paid, certified or registered mail (return receipt requested).  Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 11.9 at the address set forth below or another address of which the sending party has been notified in accordance with this Section 11.9:

If to the Seller:		Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois 60196
Facsimile: (847) 576-6301
Attention: Corporate Vice President, Corporate Development

With copies to:		Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Facsimile: (847) 576-6301
Attention: General Counsel

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
United States of America
Facsimile: +1.312.558.5700
	Attention:	Oscar A. David
Matthew D. Costigan

If to the Purchaser:		Nokia Siemens Networks B.V.
Karaportti 3
FI-02610 Espoo
Finland
Attention: General Counsel
Facsimile: +35-871-802-8037

With a copy to:		Skadden, Arps, Slate, Meagher & Flom LLP
40 Bank Street
London
E14 5DS
United Kingdom
Facsimile: +44 20 7519 7070
Attention: Michal Berkner

11.10                     Construction of Agreement.

(a)                                  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b)                                 In the negotiation of this Agreement, each party has received advice from its own attorney.  This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement.

(c)                                  The captions, titles, headings, recitals and table of contents, included in this Agreement are for convenience only, and do not affect the construction or interpretation of this Agreement.

(d)                                 This Agreement does not, and is not intended to, confer any rights or remedies in favor of any Person other than the parties signing this Agreement, except as may be specifically set forth in other provisions of this Agreement.

(e)                                  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f)                                    The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.

(g)                                 Any reference in this Agreement to wire transfers or other payments requires payment in Dollars unless some other currency is expressly stated in that reference.

(h)                                 Any reference in this Agreement to the singular includes the plural where appropriate.  Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

11.11                     No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.

11.12                     Remedies Cumulative; Specific Performance.  The provisions of this Section 11.12 are subject to Section 8.6 herein.  The rights and remedies of the parties hereto will be cumulative (and not alternative).  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(This space intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Purchaser”		“Seller”

NOKIA SIEMENS NETWORKS B.V.		MOTOROLA, INC., a Delaware corporation

By:	/s/ Michael J. Matthews	By:	/s/ Gregory Brown
Name:	Michael J. Matthews	Name:	Gregory Brown
Title:	Head of Strategy and Business Development	Title:	Co-Chief Executive Officer

By:	/s/ Gerwin Zott
Name:	Gerwin Zott
Authorized Signatory

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Accounts Payable” has the meaning set forth in Section 1.3(b).

“Accounts Receivable” has the meaning set forth in Section 1.1(i).

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Company” means each of the wholly-owned subsidiaries of the Seller set forth in Exhibit J.

“Acquired Company Shares” means all of the outstanding capital stock of each Acquired Company.

“Acquired Leased Real Property” means the Leased Real Property subject to the Assumed Real Property Leases.

“Acquired Owned Real Property” has the meaning set forth in Section 1.1(a).

“Acquired Real Property” means the Acquired Leased Real Property and the Acquired Owned Real Property, collectively.

“Additional Closing” means a closing of the sale and purchase of Acquired Assets and the assumption of Assumed Liabilities with respect to any country, or with respect to any JV Interest, the closing of which did not occur at the Initial Closing.

“Additional Excluded Accounts Receivable” has the meaning set forth in Section 1.2(q).

“Adjusted Most Recent Statement of Net Assets” has the meaning set forth in Section 2.5(a).

“Adjusted Malaysia Transferred Net Assets” means an amount equal to (i) the Malaysia Transferred Net Assets as stated in the Malaysia Final Reference Statement plus (ii) the amount of the trade payables repaid by the Purchaser to the Seller pursuant to Section 1.9 of the Malaysia Interim Operating Agreement.

“ADR” has the meaning set forth in Section 11.1(b)(ii)(A).

“Affiliate” means (a) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity, or (b) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse, and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; provided, however, for the avoidance of doubt, that the term “Affiliate”

when used in connection with the Purchaser shall not, except as used in Sections 3.4(b), 4.3(b), 5.2, 5.6(c), 7.2, 8.5(b)(i) and 10.2 and Article 9, include Nokia Corporation or Siemens AG, the shareholders of the Purchaser.

“Affiliate Indemnified Party” has the meaning set forth in Section 10.4.

“Agreed Allocation” has the meaning set forth in Section 9.3(a)(i).

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 5.6(b).

“Assignable Shared Contracts” has the meaning set forth in Section 10.7(a).

“Assigned Permits” has the meaning set forth in Section 1.1(g).

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.5(c).

“Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Assumed Employment Liabilities” has the meaning set forth in the Employee Matters Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed Real Property Leases” has the meaning set forth in Section 1.1(a).

“Authorized Seller Representative” means Michael Annes, Mike Dooley or any other person so authorized in writing by the Seller.

“Bill of Sale” has the meaning set forth in Section 1.5(b).

“Business” means the business of designing, developing, manufacturing, purchasing, selling, integrating, installing and servicing end-to-end cellular networks for public network operators, including radio base stations, base station controllers, associated software and services, application platforms, element and network management products, and third-party switching for (a) CDMA, GSM, and UMTS technologies and third-party radio access networks for UMTS technology, as well as (b) a portfolio of WiMAX infrastructure, customer premises equipment (e.g., CPEi 150, CPEi 725, CPEo 450, CPEi 090, CPEi 825, and CPEi 885), USB modems (e.g., USBw 100, USBw 200, Dual-Mode USB), adjunct products (e.g., USB high-gain antenna docks, portable WiMAX/WiFi, USB multi-option home hub docks, and portable WiMAX/WiFi/DO-RevA.), LTE infrastructure products (i.e., eNodeB, Mobility Management Entity, Serving Gateway and related products), and messaging products (SMS-C, MMS, and Messaging Gateway), as such business is conducted by the Networks business segment of the Seller Group as of the date of this Agreement, including those products set forth on Schedule A hereto, but specifically excluding any businesses or assets of the Seller and its Affiliates related to (i) Integrated Digital Enhanced Network (iDEN) products and services, (ii) WiMAX handset devices, (iii) the licensing of Intellectual Property (other than as provided in the IP Agreement)

and (iv) all Push-to-Talk related products, software and services.  For the avoidance of doubt, the defined term “Business” also does not include any activities and assets of the other businesses of the Seller and its Affiliates (the “Excluded Businesses”), including those products set forth on Schedule B hereto and businesses contained within the Seller’s (A) Mobile Devices business segment (which for the avoidance of doubt does not include WiMAX infrastructure, customer premises equipment (e.g., CPEi 150, CPEi 725, CPEo 450, CPEi 090, CPEi 825, and CPEi 885), USB modems (e.g., USBw 100, USBw 200, Dual-Mode USB), adjunct products (e.g., USB high-gain antenna docks, portable WiMAX/WiF, USB multi-option home hub docks, and portable WiMAX/WiFi/DO-Rev.A), (B) Enterprise Mobility Solutions business segment or (C) Home business segment or the products of the Excluded Businesses such as: (1) Cable Broadband Networks products (such as optical network products), Private Broadband Network products (such as two-way radio infrastructure), Telco Broadband Network products (such as femtocells, Netopia gateways and routers), Mesh Networks and Point-to-Multipoint Networks and Wireless LAN products (such as access points (including access points containing cellular technology in combination with Wireless LAN technology) and switches); (2) wireless telephony products, including mobile client devices, cordless phones, messaging devices and personal digital assistants (PDAs); (3) private mobile radio products (e.g., iDEN, APCO, P-25 and TETRA based), (4) cable and DSL modems, set top boxes and associated content receiving devices and head-end equipment; (5) devices for reading machine readable symbols or tags, such as barcode readers or UHF RFID readers; (6) semiconductor materials, semiconductor structures and semiconductor manufacturing processes; and (7) WiMAX and LTE products and services of the Excluded Businesses.  Further, for the avoidance of doubt, the “Business” also does not include the right to resell any products of the Excluded Businesses (except to the extent provided under any Transaction Agreement).

“business day” means any day other than Saturday, Sunday or any day on which banking institutions in London, England or the States of Illinois or New York are closed either under applicable law or action of any Governmental Entity.

“Business Confidential Information” has the meaning set forth in Section 10.5(a).

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Business Financial Statements” has the meaning set forth in Section 3.5(a).

“Business Records” has the meaning set forth in Section 1.1(h).

“Cash Payment” has the meaning set forth in Section 2.3(c)(i).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means that the parties shall have received a written notification issued by CFIUS that it has concluded a review of any notification voluntarily provided pursuant to the Exon-Florio Amendment and Section 5.6(e) hereof and determined not to conduct an investigation or, if an investigation is deemed to be required, notification that the U.S.

government will not take action to prevent the transactions contemplated by this Agreement from being consummated.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Claimed Amount” has the meaning set forth in Section 8.3(a).

“Closing” means the Initial Closing or any Additional Closing, as applicable, and, in the case of the Malaysia Acquired Assets and Malaysia Assumed Liabilities, the Malaysia Closing.

“Closing Date” means the Initial Closing Date or any date upon which an Additional Closing occurs, as applicable, and, in the case of the Malaysia Acquired Assets and Malaysia Assumed Liabilities, the Malaysia Closing Date.

“Closing Date Factored Receivables Adjustment” has the meaning set forth in Section 2.5(b).

“Closing Excluded Accounts Receivable” has the meaning set forth in Section 1.2(q).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” has the meaning set forth in Section 2.2.

“Contesting Party” has the meaning set forth in Section 10.3(a).

“Contract” means any contracts, agreements, arrangements, real property leases, personal property leases, licenses, obligations, commitments and undertakings, whether written or oral, express or implied.

“Controlling Party” has the meaning set forth in Section 8.3(d)(iii).

“Deductible” has the meaning set forth in Section 8.5(a)(ii).

“Derivative” has the meaning set forth in Section 5.13.

“Dispute” has the meaning set forth in Section 11.1(b)(ii)(A).

“Dollars” and the sign “$” each mean lawful money of the United States of America.

“Employee Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement of even date herewith by and between the Seller and the Purchaser appended hereto as Exhibit C.

“Encumbrance” means any mortgage, pledge, security interest, claim, encumbrance, charge, equity or other lien (whether arising by contract or by operation of law).

“Environmental Claim” means any complaint, administrative or judicial action, or notice by any Person filed against or provided to the Seller Group (with respect to the Business, the

Acquired Assets or the Acquired Companies) alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller or any member of the Seller Group, or (b) circumstances that are alleged to form the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any federal, state or local law, including common law, statute, ordinance, regulation, rule, code, order, consent decree or judgment, or other requirement, or rule of law (including any legally binding judicial or administrative interpretation thereof) relating to (i) worker safety or health, (ii) the protection, pollution, investigation or restoration of the environment or natural resources, including natural resource damages, (iii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, or (iv) exposure of any Person to any Hazardous Materials, in each case as in effect on or prior to the Initial Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.15(c).

“Enterprise Value” has the meaning set forth in Section 9.3(a).

“Excluded Accounts Receivable” means the Closing Excluded Accounts Receivable and the Additional Excluded Accounts Receivable (if any).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Litigation Matters” has the meaning set forth in Section 10.3(c).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Seller Facility” has the meaning set forth in Section 10.8(a).

“Excluded Taxes” means, without duplication, the following: (i) all Taxes relating to the Acquired Assets that are attributable to any Pre-Closing Period (or portion of a Straddle Period ending on the Initial Closing Date); (ii) all Taxes imposed on or payable by any Acquired Company for any Pre-Closing Period (or portion of a Straddle Period ending on the Initial Closing Date); (iii) all Taxes for which any Acquired Company is held liable by reason of such Acquired Company being included in any consolidated, affiliated, combined or unitary group (including any consolidated, affiliated, combined or unitary group of which the Seller is a member) at any time before the Initial Closing Date; (iv) all Taxes of any Acquired Company or Joint Venture for a Pre-Closing Period (or portion of a Straddle Period ending on the Initial Closing Date) resulting from a breach of any representation or warranty in Section 3.6; and (v) all Taxes resulting from any Tax sharing, Tax indemnification, Tax allocation or similar agreement between the Seller and any Acquired Company.  Notwithstanding the foregoing, the term “Excluded Taxes” shall exclude any Taxes that result from a breach by the Purchaser of any covenant or other obligation in Section 9.1, any Taxes to the extent reserved for on the Final Closing Date Statement of Net Assets, any Taxes that the Seller incurs as a result of the prorations under Section 10.10, and any VAT or Transfer Taxes to the extent they are the obligations of the Purchaser pursuant to Section 9.1(d).

“Exon-Florio Amendment” has the meaning set forth in Section 5.6(e).

“Expected Claim Notice” has the meaning set forth in Section 8.4.

“Final Closing Date Statement of Net Assets” means (i) the Preliminary Closing Date Statement of Net Assets if deemed final pursuant to Section 2.5(c), (ii) any Statement of Net Assets deemed by mutual agreement of the Purchaser and the Seller to be the Final Closing Date Statement of Net Assets or (iii) the statement of Net Assets determined by the Independent Accounting Firm to be the Final Closing Date Statement of Net Assets in accordance with Section 2.5(d), whichever shall first occur.

“Final Net Assets” means (i) the Preliminary Net Assets if deemed final pursuant to Section 2.5(c), (ii) the Net Assets deemed by mutual agreement of the Purchaser and the Seller to be the Final Net Assets or (iii) the Net Assets determined by the Independent Accounting Firm to be the Final Net Assets in accordance with Section 2.5(d), whichever shall first occur.

“GAAP” means generally accepted accounting principles in the United States, applied consistently with the principles used in preparing the Seller Financial Statements for the fiscal year ended December 31, 2009.

“Governmental Entity” means any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental, regulatory or administrative body, division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Guarantor” has the meaning set forth in Section 10.13.

“Hangzhou JV” means Hangzhou Motorola Cellular Equipment Co. Ltd., a company organized under the laws of the People’s Republic of China.

“Hazardous Material” means (i) any petroleum and petroleum products, by-products, breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, or (ii) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards.

“Income Taxes” means any Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indemnification Period” has the meaning set forth in Section 8.4.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Independent Accounting Firm” shall be an accounting firm selected in the manner set forth in Section 2.5(d).

“Initial Closing” means the closing of the sale and purchase of Acquired Assets and the assumption of Assumed Liabilities with respect to the Initial Closing Jurisdictions, and the closing of the sale and purchase of Acquired Assets and the assumption of Assumed Liabilities with respect to any JV Interests or any country not an Initial Closing Jurisdiction for which closing conditions have been satisfied and which occur on the same date.

“Initial Closing Date” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Initial Closing Jurisdictions” means those countries set forth on Schedule 2.2(b) of the Seller Disclosure Schedule.

“Intellectual Property” has the meaning set forth in the IP Agreement.

“Inventory” has the meaning set forth in Section 1.1(e).

“IP Agreement” means that certain Intellectual Property Agreement of even date herewith by and between the Seller and the Purchaser appended hereto as Exhibit B, pursuant to which the Seller will and will cause the other members of the Seller Group that are not Acquired Companies to (i) sell to the Purchaser Group certain Intellectual Property rights owned by them, if any, and used exclusively in the Business, and (ii) license to the Purchaser Group certain Intellectual Property rights owned by the Seller and utilized by the Business.

“Joint Use & Occupancy Agreements” means those certain joint use and occupancy agreements to be entered into by and between the Seller and/or certain of its Affiliates and the Purchaser and/or certain of its Affiliates regarding the real property listed on Schedule 3.16(b)-3 of the Seller Disclosure Schedule as being subject to a Joint Use & Occupancy Agreement, substantially in the form appended hereto as Exhibit H, subject to applicable local law requirements.

“Joint Ventures” has the meaning set forth in Section 1.1(n).

“JV Interests” has the meaning set forth in Section 1.1(n).

The term “Knowledge” will qualify the matter referred to as being (i) in the case of the Purchaser, the actual knowledge of Phil Frank, Shrikar Kasturi, Gerald Host, Mark Mcginnis and Petri Castren of a particular fact or other matter, (ii) in the case of the Seller, the actual knowledge of Bruce Brda, Bob Hubberts, Fred Gabbard, Sudhakar Ramakrishna, Scott Mottonen, Angelique Gunderson, Mike Rutz, Rich Valin, Jill Goldy (with respect to Section 3.19 only), Buddy

Knipfer (with respect to Section 3.16 only), Janet Riley (with respect to Section 3.6 only) and Mark Ick (with respect to Article 3 of the IP Agreement only), and (iii) in the case of the Seller, the knowledge which could have been acquired by Bruce Brda, Bob Hubberts, Fred Gabbard, Sudhakar Ramakrishna, Scott Mottonen, Angelique Gunderson, Mike Rutz, Rich Valin, Jill Goldy (with respect to Section 3.19 only), Buddy Knipfer (with respect to Section 3.16 only), Janet Riley (with respect to Section 3.6 only) and Mark Ick (with respect to Article 3 of the IP Agreement only) after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs in light of all the circumstances applicable thereto, including due inquiry of those key employees and agents of such Person who reasonably would be expected to have actual knowledge of the matter in question.  Notwithstanding the foregoing, the parties agree that with respect to any representations and warranties in Article 3 with respect to the Joint Ventures that are qualified by “Knowledge of the Seller,” the term “Knowledge” will qualify the matter referred to as being the actual knowledge, without any obligation of due inquiry, of any Affiliate of the Seller on the board or a senior officer of the applicable Joint Venture.

“Lab or Testbed” means any location or area where various telecommunication equipment and test equipment that constitute Acquired Assets is installed, developed, operated, tested and/or used for training and which is customarily served by additional utilities including additional power and HVAC and structural support, and includes interconnectivity to a WAN or LAN and including any property that supports or is related to any of the foregoing.

“law” means any foreign, federal, state or local statute, ordinance, regulation, rule, code, treaty, common law or other form of law or other binding action or requirement of a Governmental Entity.

“Lease/Sublease Agreements” means, collectively, the Seller Lease/Sublease Agreements and the Purchaser Lease/Sublease Agreements.

“Lease Security Instrument” has the meaning set forth in Section 10.9(a).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Leases” has the meaning set forth in Section 3.16(b).

“Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Litigation Related Receivables” has the meaning set forth in Section 1.2(p).

“Local Asset Transfer Agreements” has the meaning set forth in Section 1.5(d).

“Losses” means any and all direct and actual damages, deficiencies, Liabilities (including any Liabilities for Taxes), obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder, but excluding any special, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) (other than any such damages awarded to any third party against an Indemnified Party and except with respect to any breach by Seller of its obligations pursuant to Section 10.11).

“Malaysia Acquired Assets” means, at any time, the Acquired Assets owned by Motorola Malaysia at such time.

“Malaysia Asset Transfer Agreement” means that certain Asset Transfer Agreement to be entered into by and between Motorola Malaysia and Nokia Siemens Networks Sdn Bhd, substantially in the form appended hereto as Exhibit M, subject to applicable local law requirements.

“Malaysia Assumed Liabilities” means, at any time, the Assumed Liabilities of Motorola Malaysia at such time.

“Malaysia Closing” has the meaning set forth in Section 2.2(d).

“Malaysia Closing Date” has the meaning set forth in Section 2.2(d).

“Malaysia Final Closing Statement” has the meaning set forth in Section 2.5(f).

“Malaysia Final Reference Statement” means (i) the Malaysia Preliminary Reference Statement if deemed final pursuant to Section 2.5(c), (ii) any Malaysia Preliminary Reference Statement deemed by mutual agreement of the Purchaser and the Seller to be the Malaysia Final Reference Statement or (iii) the reference statement determined by the Independent Accounting Firm to be the Malaysia Final Reference Statement in accordance with Section 2.5(d), whichever shall first occur.

“Malaysia Interim Operating Agreement” means that certain Interim Operating Agreement to be entered into on the Initial Closing Date by and between the Seller and the Purchaser regarding certain activities relating to the Business in Malaysia following the Initial Closing and prior to the Malaysia Closing, substantially in the form appended hereto as Exhibit N, subject to applicable local law requirements.

“Malaysia Preliminary Closing Statement” has the meaning set forth in Section 2.5(f).

“Malaysia Preliminary Reference Statement” has the meaning set forth in Section 2.5(b).

“Malaysia Side Letter” means that certain side letter agreement to be entered into by and between Motorola Malaysia and Nokia Siemens Networks Sdn Bhd, substantially in the form appended hereto as Exhibit O.

“Malaysia Transferred Net Assets” has the meaning set forth in Section 2.5(b).

A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (i) the Purchaser, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the Contemplated Transactions; (ii) the Seller, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of the Seller Group to perform its obligations under this Agreement or on the ability of the Seller Group to consummate the Contemplated Transactions; or (iii) the Business, if such violation, circumstance, change, effect or other matter either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial performance of the Business, taken as a whole, but excluding (A) effects or changes resulting from acts of terrorism or the commencement or escalation of any war whether declared or undeclared, or other hostilities, (B) any violation, circumstance, change, effect or other matter that results from any action specifically permitted to be taken or omitted pursuant to or in accordance with this Agreement or at the request of the Purchaser, (C) changes or developments in laws applicable to the Business or the enforcement thereof, (D) the failure of the Business or any Acquired Company to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (E) changes in GAAP or IFRS or the interpretation thereof by the Financial Accounting Standards Board, the Accounting Principles Board, the American Institute of Certified Public Accountants and other similar organizations generally considered authoritative with respect to the interpretation of GAAP or IFRS, (F) effects or changes that are generally applicable to the industries and markets in which the Business operates, (G) changes in the United States or world securities, credit or financial markets or general economic, regulatory or political conditions (including prevailing interest rates), or (H) effects directly or primarily arising out of the execution or delivery of this Agreement and the other Transaction Agreements, the consummation of the Contemplated Transactions, the identity of the Purchaser or the public announcement or other publicity, leak or rumor with respect to any of the foregoing, or the operation of the Business by the Purchaser Group following the Initial Closing, including effects proximately caused by (I) any actions taken by or losses of customers or employees, (II) any delays or cancellations of orders for products or services, or (III) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor.  With respect to (A), (C), (E) or (F) to the extent such violation, change, effect or other matter has had a disproportionate effect on the Business taken as a whole as compared to other participants in the industries in which the Business participates, such violation, change, effect or other matter shall be deemed to contribute to a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.17(a).

“Material Leased Real Property” means those certain Leased Real Property listed on Schedule 3.16(b)-5 of the Seller Disclosure Schedule.

“Material Owned Real Property” means those certain Owned Real Property listed on Schedule 3.16(a)-2 of the Seller Disclosure Schedule.

“Material Real Property” means the Material Leased Real Property and the Material Owned Real Property, collectively.

“Material Suppliers” has the meaning set forth in Section 3.17(b).

“MCC” means Motorola Credit Corporation.

“MCC Notes” has the meaning set forth in Section 1.2(q).

“MCC Financing Contracts” means (a) each Contract set forth on Schedule 3.22(a) of the Seller Disclosure Schedule and (b) each Contract entered into by MCC and a customer of the Business related to financing by MCC following the date of this Agreement in accordance with the provisions of Section 5.1.

“Most Recent Statement of Net Assets” has the meaning set forth in Section 3.5(a).

“Motorola Malaysia” means Motorola Technology Sdn Bhd (Co. No. 455657-H), a Malaysian company.

“NDA” has the meaning set forth in Section 5.5(b).

“Negative Adjustment” has the meaning set forth in Section 2.5(e).

“Net Assets” means (a) the assets of the Business that constitute Acquired Assets (including, for purposes of this definition, any Additional Excluded Accounts Receivable) minus (b) the Liabilities of the Business that constitute Assumed Liabilities, determined on a basis consistent with the Adjusted Most Recent Statement of Net Assets, and, where applicable, as adjusted in accordance with the provisions of Section 2.5.

“Non-Assignable Shared Contracts” has the meaning set forth in Section 10.7(b).

“Non-controlling Party” has the meaning set forth in Section 8.3(d)(iii).

“Non-Income Tax Claims” means any Excluded Taxes (other than Excluded Taxes that are Income Taxes) with respect to which the Seller is obligated to pay or otherwise indemnify under Section 9.1(a).

“Notice” has the meaning set forth in Section 11.1(b)(ii)(A).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Business.

“Owned Real Property” has the meaning set forth in Section 3.16(a).

“Permits” means permits, licenses, franchises, agreements, waivers or other authorizations of any Governmental Entity.

“Permitted Encumbrance” means:

(a)           mechanic’s, materialman’s, warehouseman’s, carrier’s and other similar liens securing obligations incurred in the Ordinary Course which are not yet delinquent or the validity of which are being contested in good faith by appropriate actions and, with respect to any assets of an Acquired Company, for which appropriate reserves have been established on the books and records of such Acquired Company;

(b)           zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Entity which do not materially interfere with the present use or materially impair the value of any Acquired Asset;

(c)           all covenants, conditions, restrictions, easements, non-monetary charges, rights-of-way, encumbrances and similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted which, individually or in the aggregate, do not materially interfere with the present use of any Acquired Asset;

(d)           with respect to Acquired Owned Real Property in the United States and Poland, matters which would be disclosed by an accurate title search (or jurisdictional equivalent) that may be obtained in the applicable jurisdiction; and

(e)           all liens for Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established on the books and records of an Acquired Company.

“Person” means any individual, Business Entity or Governmental Entity.

“Positive Adjustment” has the meaning set forth in Section 2.5(e).

“Positive Malaysia Adjustment” has the meaning set forth in Section 2.5(f).

“Post-Closing Period” means any taxable period that begins on or after the Initial Closing Date, or, in the case of the Malaysia Purchased Assets and Malaysia Assumed Liabilities, any taxable period that begins on or after the Malaysia Closing Date.

“Post-Closing Purchaser Facility” has the meaning set forth in Section 10.8(a).

“Pre-Closing Period” means any taxable period that begins before the Initial Closing Date and ends on or before the Initial Closing Date, or, in the case of the Malaysia Purchased Assets and Malaysia Assumed Liabilities, any taxable period that begins before the Malaysia Closing Date and ends on or before the Malaysia Closing Date.

“Preliminary Closing Date Statement of Net Assets” has the meaning set forth in Section 2.5(b).

“Preliminary Net Assets” has the meaning set forth in Section 2.5(b).

“Preliminary Statements” has the meaning set forth in Section 2.5(b).

“Principal Agreements” means this Agreement, the Employee Matters Agreement and the IP Agreement.

“Product Cost” has the meaning set forth in the Malaysia Interim Operating Agreement.

“Products” has the meaning set forth in the IP Agreement.

“Property Taxes” has the meaning set forth in Section 9.1(c).

“Proposed Allocation Statement” has the meaning set forth in Section 9.3(a).

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the introductory paragraph hereto.

“Purchaser Confidential Information” has the meaning set forth in Section 10.5(a).

“Purchaser Employment Date” has the meaning set forth in the Employee Matters Agreement.

“Purchaser Facility Agreement” means that certain Facility Agreement dated June 18, 2009, as amended, by and among the Purchaser, certain Affiliates of the Purchaser, Barclays Bank PLC, as agent, and the other parties thereto.

“Purchaser Group” means the Purchaser and each of the Affiliates of the Purchaser set forth in Exhibit L (as may be amended after the date hereof in accordance with Section 2.4).

“Purchaser Indemnitee” has the meaning set forth in Section 8.1.

“Purchaser Leased/Subleased Real Property” has the meaning set forth in the definition of Purchaser Lease/Sublease Agreements.

“Purchaser Lease/Sublease Agreements” means those certain lease and sublease agreements to be entered into by and between the Purchaser and/or certain of its Affiliates, as lessor or sublessor, on the one hand, and the Seller and/or certain of its Affiliates, as lessee or sublessee, on the other hand, regarding any Acquired Owned Real Property or real property subject to an Assumed Real Property Lease identified on Schedule 3.16(b)-4 of the Seller Disclosure Schedule as being subject to a Purchaser Lease/Sublease Agreement (the “Purchaser Leased/Subleased Real Property”), substantially in the form appended hereto as Exhibit I-1 or Exhibit I-2, as applicable, subject to applicable local law requirements.

“Purchaser Prepared Returns” has the meaning set forth in Section 9.6(c).

“Purchaser Relocation Deadline” has the meaning set forth in Section 10.8(a).

“Purchaser Representation” means any representation or warranty of the Purchaser set forth in Article 4 of this Agreement and Article 6 of the Employee Matters Agreement.

“Push-to-Talk” means a flexible, IP-based voice over IP server platform for CDMA-1X/EV-DO, GSM/GPRS/UMTS and W-LAN networks built in a modular fashion with a disaggregated architecture that de-couples call control functions from bearer traffic functions to allow subscribers to make direct, simultaneous radio connections over any packet data network.

“Real Property” has the meaning set forth in Section 3.16(b).

“Reasonable Efforts” means the obligated party is required to make a diligent, reasonable, commercial and good faith effort to accomplish the applicable objective.  Such obligation, however, does not require any expenditure of funds or the incurrence of any Liability on the part of the obligated party that, in each case, is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment in light of the objective attempted to be achieved.  The fact that the objective is not actually accomplished is not dispositive evidence that the obligated party did not in fact utilize its Reasonable Efforts in attempting to accomplish the objective.

“Reference Net Assets” means $50,000,000.

“Refund Payor” has the meaning set forth in Section 9.4(b).

“Refund Recipient” has the meaning set forth in Section 9.4(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Relocation Deadline” has the meaning set forth in Section 10.8(a).

“Remaining Assets” has the meaning set forth in Section 2.2(c) of this Agreement.

“Response” has the meaning set forth in Section 8.3(b).

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Competitive Activities” has the meaning set forth in Section 10.11(a).

“Seller Competitive Revenues” has the meaning set forth in Section 10.11(c).

“Seller Confidential Information” has the meaning set forth in Section 10.5(b).

“Seller Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article 3.

“Seller EMA Disclosure Schedule” has the meaning set forth in the Employee Matters Agreement.

“Seller Financial Statements” means the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Seller (including any related notes and schedules) included (or incorporated by reference) in any form, report, schedule, statement and other document filed by the Seller prior to the date hereof under the Securities Exchange Act of 1934, as amended, prepared in accordance with GAAP consistently applied.

“Seller Group” means the Seller and each of the Affiliates of the Seller set forth in Exhibit K.

“Seller Guarantees and Bonds” has the meaning set forth in Section 5.9(a).

“Seller Guarantors” has the meaning set forth in Section 5.9(a).

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Seller Leased/Subleased Real Property” has the meaning set forth in the definition of Seller Lease/Sublease Agreements.

“Seller Lease/Sublease Agreements” means those lease and sublease agreements to be entered into by and between the Seller and/or certain of its Affiliates, as lessor or sublessor, on the one hand, and the Purchaser and/or certain of its Affiliates, as lessee or sublessee, on the other hand, regarding any Real Property identified on Schedule 3.16(b)-2 of the Seller Disclosure Schedule as being subject to a Seller Lease/Sublease Agreement (the “Seller Leased/Subleased Real Property”), substantially in the form appended hereto as Exhibit I-1 or Exhibit I-2, as applicable, subject to applicable local law requirements.

“Seller Prepared Returns” has the meaning set forth in Section 9.6(a).

“Seller Relocation Deadline” has the meaning set forth in Section 10.8(a).

“Seller Representation” means any representation or warranty of the Seller set forth in Article 3 of this Agreement, Article 3 of the IP Agreement and Article 5 of the Employee Matters Agreement.

“Seller Signage” has the meaning set forth in Section 10.9(b).

“Separated Business” has the meaning set forth in Section 11.2(b).

“Shared Contract” means all Contracts of the Seller or another member of the Seller Group relating in part to the Business, but not exclusively relating to the Business, and not otherwise listed on Schedule 1.1(c) of the Seller Disclosure Schedule as an Assumed Contract, but excluding all corporate-level IT software licenses and licenses for engineering tools.

“SNDA” means, with respect to each Seller Lease/Sublease Agreement for which there exists as of the date hereof a valid, binding and effective subordination, non-disturbance and attornment agreement to which the tenant identified on Schedule 3.16(b)-2 of the Seller Disclosure Schedule is a party, a subordination, non-disturbance and attornment agreement by and among the landlord’s secured lender, the landlord and the tenant identified on Schedule 3.16(b)-2 of the Seller Disclosure Schedule and the subtenant under such Seller Lease/Sublease Agreement in form and substance reasonably acceptable to the Purchaser.

“Stock Powers” has the meaning set forth in Section 1.5(a).

“Straddle Period” means any taxable period that begins before and ends after the Initial Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Tax” means all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, worker’s compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Entity, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item that decreases Taxes paid or payable or increases Tax refund received or receivable,  including any interest with respect thereto (including, decreases in Taxes paid or payable or refunds received or receivable as a result of an increase in adjusted Tax basis to an asset or the increase in any other Tax attribute or credit).

“Tax Contest” means an audit, examination, claim, dispute or controversy relating to Taxes.

“Tax Refund” has the meaning set forth in Section 9.4(a).

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity in connection with Taxes.

“Technical Records” has the meaning set forth in Section 9.5(b).

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Party Claim” has the meaning set forth in Section 8.3(d)(i).

“Transaction Agreements” means the Principal Agreements, the Lease/Sublease Agreements, the Joint Use & Occupancy Agreements, the Transition Services Agreement, the Transfer Documents, the Malaysia Asset Transfer Agreement, the Malaysia Interim Operating Agreement, the Malaysia Side Letter and any commercial agreements entered into by the parties in connection with the Contemplated Transactions.

“Transfer Documents” has the meaning set forth in Section 1.5.

“Transfer Taxes” has the meaning set forth in Section 9.1(d).

“Transferred Accounts” has the meaning set forth in Section 1.1(l).

“Transferred Employees” has the meaning set forth in the Employee Matters Agreement.

“Transition Services Agreement” means that certain transition services agreement to be entered into by and between the Seller and the Purchaser, in the form appended hereto as Exhibit D.

“Treasury Regulations” means the United States Treasury Department regulations promulgated under the Code.

“Undrawn MCC Commitment” means the aggregate amount as of the Initial Closing Date remaining to be drawn under the MCC Financing Contracts.

“VAT” means any value-added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC.

“Venture Investments” has the meaning set forth in Section 1.1(n).